                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
     14-6()(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                               McDATA CORPORATION
                               ------------------
                (Name of Registrant as Specified In Its Charter)

                                   ----------

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

     Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:


JOHN F. MCDONNELL                  (McDATA CORPORATION)                  MCDATA CORPORATION
Chairman and Chief                                                       380 Interlocken Crescent
Executive Officer                                                        Broomfield, Colorado
                                                                         80021

Dear Fellow Stockholders:

     In 2001, we increased revenue 39 percent to $344.4 million, driven largely by increased market share and new product introductions, including McDATA's Intrepid 6000 Series Director and Sphereon 3000 Series Switch products.

     On a reported basis, the company incurred a net loss in 2001 of $8.7 million, or ($.08) per diluted share, compared with reported 2000 net income of $30.8 million, or $.28 per diluted share. This change was primarily driven by inventory-related and other one-time charges that totaled $29.3 million during 2001. In addition, we increased our investment in sales and marketing as we doubled the size of our direct-assist sales organization during the year, increased our marketing support for new products and channel partners and ramped up production of our multi-product line.

     We ended the year with positive operating cash flow and a strong balance sheet, with $311 million in cash and marketable securities. McDATA's complete financial statements, including a thorough review of our 2001 results, can be found in this Proxy Statement.

     We had many achievements in 2001, including the following:

     - We became a 100 percent independent company, upon the completion of our spin-off from EMC Corporation;

     - We expanded our distribution channels to include new OEM partners Hewlett-Packard and Compaq, in addition to EMC, IBM and Hitachi Data Systems;

     - We became the first and only provider of true, comprehensive Core-to-Edge solutions with the introduction of our Intrepid 6000 Series Directors and Sphereon 3000 Series Switches; and

     - We acquired SANavigator, which uniquely provides the technology to manage storage area network (SAN) devices in a multi-vendor, multi-protocol environment and establishes a software platform to achieve true Fabric Virtualization.

     We believe the long-term demand for storage networking infrastructure will be significant. Today, we are well positioned in the $1 billion SAN market with superior hardware and software products and capabilities, and a long-standing commitment to interoperability. McDATA is the only true core-to-edge solutions provider in the SAN market today.

     Thus far in 2002, the unstable economy has caused our customers to remain cautious in their approach to IT storage and related infrastructure investment spending. It is difficult to predict when the economy and, therefore, IT spending, will improve. However, as the economy does improve, we will be positioned to provide these customers with comprehensive open SAN solutions -- from the core to the edge.

     Customers increasingly demand SAN solutions that enable them to protect their mission-critical data, ensure business continuity, better leverage information, provide comprehensive management and drive down the total cost of ownership -- the kind of solutions McDATA uniquely provides. We have always said that spending for storage networking is not a matter of "if" but "when," and we intend to strengthen McDATA's leadership role in that robust market growth.

     McDATA's 2002 Annual Stockholders' Meeting will be held on August 1, 2002 at 12:00 noon (Mountain Time) at the Omni Interlocken Resort, 500 Interlocken Boulevard, Broomfield, Colorado 80021, and we look forward to your attendance either in person or by proxy. Details regarding admission to the meeting and the business to be conducted are more fully described in this Proxy Statement. We have not included a separate annual report in the proxy materials sent to you. We have included annual report information in the Appendices attached to this Proxy Statement.

     Your vote is very important. Whether or not you plan to attend the annual meeting, we ask that you vote as soon as possible. Voting over the Internet, by phone or by written proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options.

     Thank you for your ongoing support of and continued interest in McDATA.

                                          Sincerely,

                                          [JOHN F. MCDONNELL]

                                          John F. McDonnell
                                          Chairman and Chief Executive Officer

--------------------------------------------------------------------------------

                               MCDATA CORPORATION

                            380 INTERLOCKEN CRESCENT
                           BROOMFIELD, COLORADO 80021
                                 (303) 460-9200

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME                         12:00 noon Mountain Time on Thursday, August 1,
                             2002

PLACE                        Omni Interlocken Resort
                             500 Interlocken Boulevard
                             Broomfield, CO 80021

ITEMS OF BUSINESS            (1) To elect Class II Directors for a three-year
                                 term (see page 7).

                             (2) To ratify the appointment of
                                 PricewaterhouseCoopers LLP as our independent auditors for 2002 (see page 21).

                             (3) To approve the McDATA Employee Stock Purchase
                                 Plan (see page 21).

                             (4) To consider such other business as may properly
                                 come before the meeting.

RECORD DATE                  You are entitled to vote if you were a stockholder
                             at the close of business on Wednesday, June 5, 2002.

MEETING ADMISSION            TWO CUT-OUT ADMISSION TICKETS ARE INCLUDED ON
                             THE BACK COVER OF THIS PROXY STATEMENT. Please contact Investor Relations at our headquarters if you need additional tickets. The meeting will begin promptly at 12:00 noon.

VOTING BY PROXY              Please submit a proxy as soon as possible so that
                             your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail.

                                          By Order of the Board of Directors,

                                          [THOMAS O. MCGIMPSEY]
                                          Thomas O. McGimpsey
                                          Vice President of Corporate Services,
                                          General Counsel and Secretary

             THIS NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ACCOMPANYING PROXY CARD ARE BEING DISTRIBUTED ON OR ABOUT JUNE 15, 2002.

                             YOUR VOTE IS IMPORTANT

            PLEASE DATE, SIGN, AND RETURN YOUR PROXY CARD PROMPTLY.

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Proxy Statement.............................................    1
Board of Directors' Meetings................................    2
Board Organization..........................................    2
Director Compensation.......................................    3
Security Ownership of Certain Beneficial Owners and
  Management................................................    4
Certain Relationships and Related Transactions..............    6
Section 16(a) Beneficial Ownership Reporting Compliance.....    6
Election of Class II Directors (Proposal 1).................    7
Executive Officers of McDATA................................    9
Executive Compensation......................................   11
Report of the Compensation Committee of the Board of
  Directors.................................................   17
Performance Graph...........................................   19
Ratification of Appointment of Independent Auditors
  (Proposal 2)..............................................   21
Approval of McDATA Employee Stock Purchase Plan (Proposal
  3)........................................................   21
Report of the Audit Committee of the Board of Directors.....   25
Other Information...........................................   26


Appendix A:  McDATA Employee Stock Purchase Plan............  A-1
Appendix B:  McDATA Corporation -- Charter of the Audit
             Committee of the Board of Directors............  B-1
Appendix C:  Description of Business........................  C-1
Appendix D:  Selected Financial Data and Management's
             Discussion and Analysis of Financial Condition
             and Results of Operations for the Fiscal Year
             ended December 31, 2001........................  D-1
Appendix E:  Report of Independent Public Accountants and
             Consolidated Financial Statements..............  E-1
Appendix F:  Unaudited Consolidated Financial Statements
             and Management's Discussion and Analysis of
             Financial Condition and Results of Operations
             for the Fiscal Quarter ended March 31, 2002....  F-1

                               MCDATA CORPORATION
                          PRINCIPAL EXECUTIVE OFFICES
                            380 INTERLOCKEN CRESCENT
                           BROOMFIELD, COLORADO 80021

                       ---------------------------------

                                PROXY STATEMENT

                       ---------------------------------

     The Board of Directors is soliciting proxies to be used at the 2002 annual meeting of stockholders to be held at the Omni Interlocken Resort, 500 Interlocken Boulevard, Broomfield, Colorado 80021 at 12:00 noon Mountain Time on Thursday, August 1, 2002. This proxy statement and the proxy card will be mailed to stockholders beginning on or about June 15, 2002.

WHO CAN VOTE

     Record holders of Class A common stock and Class B common stock at the close of business on June 5, 2002 may vote at the annual meeting. On May 1, 2002, we had 81,000,000 outstanding shares of Class A common stock which were held by approximately 10,309 record holders and we had 32,340,384 outstanding shares of Class B common stock which were held by approximately 315 record holders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee, which is considered, with respect to those shares, the record holder. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use. YOU ARE URGED TO VOTE BY PROXY REGARDLESS OF WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING.

HOW YOU CAN VOTE

     You can only vote your shares if you are either represented by proxy or present in person at the annual meeting. You can vote your proxy by:

     - the Internet, as described on the proxy card;

     - telephone, as described on the proxy card; or

     - mail, by completing and returning the enclosed proxy card.

     If you return a properly signed proxy card, we will vote your shares as you direct. IF YOUR PROXY CARD DOES NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, WE WILL VOTE YOUR SHARES "FOR" THE ELECTION OF THE NOMINEES FOR CLASS II DIRECTORS ACCORDING TO PROPOSAL 1, "FOR" THE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS ACCORDING TO PROPOSAL 2 AND "FOR" THE APPROVAL OF THE MCDATA EMPLOYEE STOCK PURCHASE PLAN ACCORDING TO PROPOSAL 3.

REVOCATION OF PROXIES

     You can revoke your proxy at any time before it is exercised at the annual meeting by any of these three ways:

     - by voting in person at the annual meeting;

     - by delivering a written notice of revocation dated after the proxy to our Secretary; or

     - by delivering another proxy dated after the previous proxy.

REQUIRED VOTES

     Each share of Class A common stock receives one vote on all matters properly brought before the annual meeting. Each share of Class B common stock receives one-tenth (1/10th) of one vote on all matters properly brought before the annual meeting. In order to conduct business at the annual meeting, a quorum of a majority of the total number of votes entitled to be cast must be present in person or represented by proxy.

     The required vote of the stockholders on all proposals to be considered at the annual meeting is based upon the total number of votes actually cast at the annual meeting. All abstentions and broker non-votes (as defined below) will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. For the election of Class II Directors, the nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes (as defined below) will have no effect on the voting outcome with respect to the election of directors. For all other proposals, the affirmative vote of the holders of a majority of the votes cast is necessary. For such other proposals (i) abstentions will be treated as present and entitled to vote and, therefore, will have the effect of a vote against the proposal, and (ii) proxies for which a broker, bank or institutional holder does not have discretionary voting authority and has not received voting instructions from the beneficial owner of the shares ("broker non-votes") will be counted for quorum purposes but will not be counted as votes cast or affect the outcome of any proposal.

     The Board of Directors of McDATA knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

     The Bank of New York, our transfer agent, will tally the votes. We will not disclose your vote except as required by law.

ANNUAL MEETING ADMISSION TICKETS

     IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK THE APPROPRIATE BOX ON THE PROXY CARD AND RETURN THE PROXY CARD PROMPTLY. If you are a stockholder of record and arrive at the annual meeting without an admission ticket, you will only be admitted once we verify your share ownership at the stockholders' admission counter. If you are a beneficial owner, you can obtain tickets at the stockholders' admission counter by presenting evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

                          BOARD OF DIRECTORS' MEETINGS

     Regular meetings of the Board of Directors are scheduled four (4) times during the year, and special meetings are scheduled as needed. The Board of Directors held 6 meetings in 2001. Each incumbent Director attended at least 75% of the meetings of the Board of Directors and any committees on which such Director served. In addition to attending Board of Directors and committee meetings, Directors carried out their responsibilities by participating in discussions with consultants and by communicating with members of management on matters affecting McDATA.

                               BOARD ORGANIZATION

     The Board of Directors has eight Directors and has established an Audit Committee and a Compensation Committee described below to assist it in meeting its responsibilities. The Board of Directors has not established a Nominating Committee.

AUDIT COMMITTEE

FUNCTIONS.....................   Oversees our accounting policies and practices
                                 and financial reporting and internal control structures, recommends to our Board of Directors the appointment of independent auditors to audit our financial statements each year and confers with the auditors and our officers for purposes of reviewing our internal controls, accounting practices, financial structures and financial reporting. Assists the Board of Directors in fulfilling its fiduciary and corporate accountability responsibilities.
                                 Meets periodically with independent public accountants and provides them unrestricted direct access to its members.

NUMBER OF MEETINGS IN 2001....   9

MEMBERS.......................   Charles C. Johnston (Chairman)
                                 John W. Gerdelman
                                 D. Van Skilling

COMPENSATION COMMITTEE

FUNCTIONS.....................   Reviews salaries, incentives and other forms of
                                 compensation for our executive officers and administers our incentive compensation plan.
                                 The Compensation Committee has delegated its duties with respect to option grants for non-executive officers to a compensation subcommittee, which is chaired by Mr.
                                 McDonnell, in accordance with the terms of the Company's 2001 Equity Incentive Plan.

NUMBER OF MEETINGS IN 2001....   6

MEMBERS.......................   Thomas M. Uhlman (Chairman)
                                 Laurence G. Walker
                                 Betsy S. Atkins (joined Board in April 2002)

                             DIRECTOR COMPENSATION

GOAL

     To attract and retain highly qualified Directors, we offer a competitive Director compensation package. This compensation package includes equity intended to align the interests of Directors with your long-term interests as stockholders. The Board of Directors periodically reviews Director compensation policies, and based on market and other information, the Board of Directors believes that McDATA policies are in line with industry standards.

FEES

     Director's fees, paid only to Directors who are not McDATA employees, are as follows:

Annual retainer.............................................  $10,000
Attendance fee for each Board or Committee meeting..........  $ 1,000

     Any Director who is an employee of McDATA or one of its subsidiaries receives no compensation for serving as a Director. Accordingly, John F. McDonnell and John A. Kelley, Jr., did not receive fees for their services as Board members in fiscal year 2001.

STOCK OPTIONS

     Our practice has been to grant Directors options to purchase 50,000 shares of our Class B common stock when they became directors and to grant them options to purchase an additional 20,000 shares of our Class B common stock each year thereafter. In October 1997, before he became a director, Mr. McDonnell was granted an option to purchase 1,000,000 shares of our Class B common stock. In August 2001, Mr. Kelley was hired as President and Chief Operating Officer and was granted an option to purchase 250,000 shares of our Class B common stock.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of our common stock as of May 1, 2002. Unless otherwise indicated, the address of each listed stockholder is c/o McDATA Corporation, 380 Interlocken Crescent, Broomfield, Colorado 80021.

     We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on the number of shares of Class A common stock outstanding on May 1, 2002, or the number of shares of Class B common stock outstanding on May 1, 2002, as the case may be. There were 81,000,000 shares of Class A common stock outstanding on May 1, 2002, and 32,340,384 shares of Class B common stock outstanding on May 1, 2002.

     In computing the number of shares of Class B common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class B common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 1, 2002. Asterisks represent beneficial ownership of less than one percent.

                                                    NUMBER OF SHARES OF        PERCENT OF SHARES OF
                                                     COMMON STOCK CLASS         COMMON STOCK CLASS
                                                     BENEFICIALLY OWNED         BENEFICIALLY OWNED
                                                  ------------------------     ---------------------
NAME AND ADDRESS OF THE BENEFICIAL OWNER          CLASS A(1)      CLASS B      CLASS A      CLASS B
----------------------------------------          ----------     ---------     --------     --------
5% STOCKHOLDER
Putnam Investments, LLC.........................  7,528,394(3)          --       9.3%           --
  One Post Office Square,
  Boston, Massachusetts 02109
INVESCO Funds Group.............................           (2)   2,300,700(3)       (2)        7.1%
  4350 South Monaco Street,
  Denver, CO 80237
Brookside Capital Partners Fund L.P. ...........  7,550,808(3)          --       9.3%           --
  111 Huntington Avenue,
  Boston, Massachusetts 02188
Patricia L. McDonnell...........................     37,816(4)   3,821,500(5)      *          11.8%
John F. McDonnell...............................     28,311(6)   6,720,000(7)      *          20.7%
EXECUTIVE OFFICERS AND DIRECTORS
John F. McDonnell...............................     28,311(6)   6,720,000(7)      *          20.7%
Earl T. Carothers...............................         --          6,250(8)     --             *
Janet K. Cooper.................................         --         22,500(8)     --             *
John A. Kelley..................................         --             --        --            --
Michael B. Gustafson............................         53        203,000(9)      *             *
Robert F. Finley................................         --             --        --            --
James E. Kuenzel................................         --        240,000(10)    --             *

                                                    NUMBER OF SHARES OF        PERCENT OF SHARES OF
                                                     COMMON STOCK CLASS         COMMON STOCK CLASS
                                                     BENEFICIALLY OWNED         BENEFICIALLY OWNED
                                                  ------------------------     ---------------------
NAME AND ADDRESS OF THE BENEFICIAL OWNER          CLASS A(1)      CLASS B      CLASS A      CLASS B
----------------------------------------          ----------     ---------     --------     --------
Thomas O. McGimpsey.............................         --          9,000(8)     --             *
Karen L. Niparko................................         --             --        --            --
Richard G. Search...............................         --          6,250                       *
Donald P. Wenninger.............................         --         39,600        --             *
Betsy S. Atkins.................................         --             --        --            --
John W. Gerdelman...............................         --         80,000(8)     --             *
Charles C. Johnston.............................         --         80,000(8)     --             *
D. Van Skilling.................................         26         80,000(8)      *             *
Thomas M. Uhlman................................         --         80,000(8)     --             *
Laurence G. Walker..............................          1(11)     80,100(8)      *             *
All Executive Officers and Directors as a Group
  (17 persons)..................................     28,391      7,646,700         *          23.6%

---------------

 (1) Resulting from EMC distribution of Class A common stock on February 7,
     2001.

 (2) No Schedule 13D or 13G filed with respect to Class A common stock.

 (3) Based on Schedule 13G filings.

 (4) Includes 28,311 shares held jointly with Mr. McDonnell and 1,491 shares held as custodian for a custodial account.

 (5) Includes 50,500 shares held by Patricia L. McDonnell, as custodian for a custodial account.

 (6) Includes 28,311 shares held jointly by Mr. McDonnell and Patricia L. McDonnell, Mr. McDonnell's wife. Mr. McDonnell disclaims beneficial ownership of the shares of Class A common stock held by Mrs. McDonnell personally and as custodian.

 (7) Includes 40,000 shares held by the McDonnell Family Partnership, L.L.L.P., a limited liability limited partnership of which Mr. McDonnell is the general partner and 940,000 shares subject to options exercisable within 60 days after May 1, 2002. The number of shares of common stock beneficially owned by John F. McDonnell does not include 3,771,000 shares held by Patricia L. McDonnell, Mr. McDonnell's wife, and 50,500 shares held as custodian by Mrs. McDonnell for their son. Mr. McDonnell disclaims beneficial ownership of the shares of Class B common stock held by Mrs. McDonnell personally and as custodian.

 (8) Consists of stock options exercisable within 60 days after May 1, 2002 (plus 100 shares of issued and outstanding Class B common stock for Mr. Walker).

 (9) Consists of 55,500 shares of issued and outstanding Class B common stock and 147,500 shares subject to stock options exercisable within 60 days after May 1, 2002.

(10) Consists of 19,422 shares of issued and outstanding Class B common stock and 220,578 shares subject to stock options exercisable within 60 days after May 1, 2002.

(11) Includes 1 share of Class A common stock held by Katherine Walker, Mr. Walker's wife.

  *   Less than 1 percent

     On February 7, 2001, EMC distributed all the shares of our Class A common stock held by EMC to EMC stockholders on a pro rata basis in a transaction that was tax free to EMC. A total of 81,000,000 shares of our Class A common stock were distributed. EMC stockholders paid no consideration for the shares of Class A common stock distributed to them.

OTHER MATTERS

     In October 2000, new Securities and Exchange Commission ("SEC") rules went into effect that establish affirmative defenses to insider trading claims under certain defined circumstances, irrespective of the possession of material non-public information, for transactions planned before coming into possession of such information. Generally, such persons may purchase or sell such securities pursuant to a binding plan, contract or instruction (collectively a "Pre-Existing Plan") which was established before such person became aware of material non-public information and which sets forth either (a) the amount, price and date of such trade, (b) a formula, algorithm or computer program for determining amounts, prices and dates; or (c) such Pre-Existing Plan does not permit the person to exercise any subsequent influence over the trade. Mr. Kelley has established a pre-existing plan for the purpose of purchasing Class B common stock. Mr. Kuenzel, Mr. Gustafson and Mr. Wenninger have outstanding Pre-Existing Plans for the purpose of selling a portion of their shares of Class B common stock to diversify their holdings. Other officers and directors may enter into Pre-Existing Plans to purchase shares or sell shares to diversify their holdings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     There has not been nor is there currently proposed any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than compensation agreements and other arrangements, which are described in this Proxy Statement.

     In connection with the February 7, 2001 distribution of our Class A common stock by EMC, the Investors' Rights Agreement to which Mr. McDonnell was a party was terminated in accordance with its terms.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file with the SEC reports of ownership and changes in ownership of common stock and other equity securities of our Company. Executive officers, directors and greater than 10% stockholders are required by the SEC to furnish to us copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of Section 16(a) forms furnished to us and written representations that no other filings were required, we believe that all the SEC filing requirements applicable to our executive officers, directors and greater than 10% stockholders were complied with for 2001.

                         ELECTION OF CLASS II DIRECTORS

                                  (PROPOSAL 1)

     The Board of Directors consists of 8 Directors divided into three classes (Class I, Class II and Class III) serving staggered three-year terms. The Class II Directors are up for election at this annual meeting and the nominees for election are currently Class II Directors.

     We will vote your shares as you specify on your proxy card. If you sign, date and return the proxy card but do not specify how you want your shares voted, we will vote them FOR THE ELECTION OF THE NOMINEES LISTED BELOW. If you do not wish to have your shares voted for the nominees, you may so indicate in the space provided in the proxy card. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for the nominees, we will vote your shares FOR SUCH OTHER PERSONS. If we do not name substitute nominees, the size of the Board of Directors will be reduced. The Board of Directors knows of no reason why the nominees would not be available to serve at the time of the annual meeting.

     Following is a brief listing of the age, term as Director, principal occupation, business experience and other directorships of the nominees for election as Class II Directors. Similar information is also provided for the other Directors whose terms of office do not expire at this annual meeting.

NOMINEES FOR DIRECTORS IN CLASS II

  (THE TERM OF THESE NOMINEE DIRECTORS WOULD EXPIRE AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2005)

     D. Van Skilling, age 68, President, Skilling Enterprises, Chairman Emeritus, Experian Information Solutions, Inc, has served as a director of McDATA since May 1998. Mr. Skilling retired as Chairman and Chief Executive Officer of Experian., formerly TRW Information Systems & Services, in April 1999. From September 1996 until April 1999, Mr. Skilling was Chairman and Chief Executive Officer of Experian. From March 1970 until September 1996, Mr. Skilling was the Executive Vice President of TRW Information Systems and Services. He received his Bachelor of Science degree in chemistry from Colorado College and his Master of Business Administration degree in International Business from Pepperdine University. He currently serves on the Boards of Directors of The Lamson & Sessions Company, First American 1 Corporation and American Business Bank.

     Thomas M. Uhlman, age 55, Managing Partner, New Ventures Partners, LLC, has served as a director of McDATA since May 1998. Mr. Uhlman has been Managing Partner, New Venture Partners, LLC since January 2001. From 1997 to 2001, Mr. Uhlman was President, New Ventures Group at Lucent Technologies. From 1996 to 1997, Mr. Uhlman was Senior Vice President, Corporate Strategy, Business Development and Public Affairs of Lucent Technologies. From 1995 to 1996 Mr. Uhlman was the Vice President, Corporate Development of AT&T Corp. Prior to joining AT&T, he was with Hewlett-Packard Company in various advisory and management roles. He received his Ph.D. in Political Science from the University of North Carolina -- Chapel Hill, his Masters Degree in management from Stanford University School of Business and his Bachelor of Arts degree in political science from the University of Rochester.

 THE BOARD OF DIRECTORS RECOMMEND A VOTE "FOR" THE ABOVE NOMINEES FOR DIRECTOR

CONTINUING DIRECTORS IN CLASS I

  (THE TERM OF THESE CONTINUING DIRECTORS WOULD EXPIRE AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2004)

     John A. Kelley, Jr., age 52, has been our President and Chief Operating Officer since August 2001. Prior to joining McDATA, Mr. Kelley was Executive Vice President for Qwest Communications International Inc. ("Qwest") from July 2000 to January 2001. Prior to that he was Executive Vice President for U S WEST, Inc. from April 1995 to June 2000, prior to the acquisition of U S WEST by Qwest. Before U S WEST, Mr. Kelley was in key positions at Mead Corporation's Zellerbach Southwest businesses. Mr. Kelley served as President of Mead Corporation's Crown Zellerbach Division from 1991 -- 1994, headquartered in Los Angeles. From 1989 to 1991 Mr. Kelley also served as Vice President of sales and systems engineering for

Annatech, a start-up mainframe and service software company acquired by Novell. Previously, Mr. Kelley held various sales and general management positions at Xerox, Alcatel and NBI, Inc. Mr. Kelley received his Bachelor of Science degree in business from the University of Missouri, St. Louis. He serves on the board of directors of Polycom, Inc. and Captaris, Inc., and is also chairperson of the board of directors of InRoads of Colorado, a not-for-profit mentoring program, and a board member of the Women's Vision Foundation.

     John W. Gerdelman, age 49, Managing Member, Mortonsgroup LLC, has served as a director of McDATA since May 1998. Mr. Gerdelman has been Managing Member of Mortonsgroup LLC, an early stage venture firm, since October 1999. From April 1999 to October 1999, Mr. Gerdelman was Chief Executive Officer of USA.NET, a provider of outsourced e-mail applications for consumers and business customers. Mr. Gerdelman was employed by MCI Telecommunications Corporation as an Executive Vice President from 1986 through April 1999. He received his Bachelor of Science degree in chemistry from the College of William and Mary. Mr. Gerdelman currently serves as a director of APAC, Sycamore Networks, Inc. and Genuity, Inc.

     Betsy S. Atkins, age 47, Chief Executive Officer of Accordiant Ventures, an independent venture capital firm focused on the telecommunications industry, has served as a director of McDATA since April 2002. Ms. Atkins has been the Chief Executive Officer of Accordiant Ventures since 1996. Ms. Atkins was a co-founder of Ascend Communications, Inc. in 1989, and served as its International Sales and Marketing Vice President and as a member of its board prior to its acquisition by Lucent Technologies in 1999. Ms. Atkins currently serves on the Boards of Directors of Lucent Technologies, Polycom, Inc. and webMethods Inc. She received her Bachelor of Arts degree from the University of Massachusetts. Ms. Atkins is also a member of the President-appointed Pension Benefit Guaranty Corporation advisory committee and a Governor-appointed member of the Florida International University Board of Trustees.

CONTINUING DIRECTORS IN CLASS III

  (THE TERMS OF THESE CONTINUING DIRECTORS EXPIRE AT THE ANNUAL MEETING OF STOCKHOLDERS IN 2003)

     Charles Johnston, age 66, Chairman, Ventex Technologies, Inc., AFD Technologies, Inc., J&C Resources, LLC, and Ultraclenz Corporation has served as a director of McDATA since May 1998. Mr. Johnston has been Chairman of AFD Technologies, Inc., J&C Resources, LLC, and Ultraclenz Corporation since 1992. Mr. Johnston was founder, Chairman and CEO of ISI Systems, a developer of software systems and related services, from 1969 to 1992 (ISI was sold to Teleglobe Corporation of Montreal, Canada in 1989). He served in various capacities at International Business Machines Corporation from 1959 until 1965 and served as Director of Grumman Corporation and Teleglobe Corporation from 1989 to 1994. He received his Bachelor of Science degree in 1957 from Worcester Polytechnic Institute. He currently serves as a director of AuthentiDate Holding Corporation, Intacta Technologies, Inc., Internet Commerce Company, and Hydron Technologies, Inc.

     John F. McDonnell, age 57, is a founder of McDATA and has served as Chief Executive Officer of McDATA since its inception in 1982, as President from 1982 to 2001 and as Chairman of the Board of Directors since 1998. Mr. McDonnell has more than 31 years of experience in the data communications field, including 26 years in corporate and technical management and 5 years in engineering. Prior to founding McDATA, he held various corporate management and engineering positions at Storage Technology Corporation and Computer Communications, Inc. Mr. McDonnell attended California State University at Long Beach.

     Laurence G. Walker, age 53, Vice President of Strategy, Network & Computing Systems Group, Motorola, has served as a director of McDATA since May 1998. Mr. Walker co-founded C-Port in November 1997 and was Chief Executive Officer until August 2001. C-Port was acquired by Motorola in May 2000. From June 1997 until October 1997, Mr. Walker was self-employed. From August 1996 until May 1997, Mr. Walker served as Chief Executive Officer of CertCo, a digital certification supplier. Prior to that, he was Vice President and General Manager, Network Product Business Unit, Digital Equipment Corporation from January 1994 to July 1996. From 1981 to 1994, he held a variety of other management positions at Digital Equipment Corporation. He received his Ph.D. and Master of Science degree in electrical engineering from the Massachusetts Institute of Technology and his Bachelor of Science degree in Electrical Engineering from Princeton.

                          EXECUTIVE OFFICERS OF MCDATA

     The following table sets forth certain information regarding our executive officers as of the date of this Proxy Statement:

NAME                                   AGE                      POSITION
----                                   ---                      --------
John F. McDonnell....................  57    Chairman of the Board of Directors and Chief
                                             Executive Officer
John A. Kelley, Jr. .................  52    President and Chief Operating Officer
Ernest J. Sampias....................  51    Chief Financial Officer and Senior Vice
                                             President of Finance
Earl T. Carothers....................  56    Vice President of Corporate Quality and
                                             Customer Services
Robert F. Finley.....................  52    Vice President of Manufacturing
Michael B. Gustafson.................  35    Senior Vice President of Worldwide Marketing
                                             and Sales
James E. Kuenzel.....................  48    Vice President of Engineering
Thomas O. McGimpsey..................  40    Vice President of Corporate Services, Secretary
                                             and General Counsel
Karen L. Niparko.....................  45    Vice President of Human Resources
Donald P. Wenninger..................  51    Vice President and Chief Information Officer

EXECUTIVE OFFICERS

     John F. McDonnell is a founder of McDATA and has served as Chief Executive Officer of McDATA since its inception in 1982, as President from 1982 to 2001 and as Chairman of the Board of Directors since 1998. Mr. McDonnell has more than 31 years of experience in the data communications field, including 26 years in corporate and technical management and 5 years in engineering. Prior to founding McDATA, he held various corporate management and engineering positions at Storage Technology Corporation and Computer Communications, Inc. Mr. McDonnell attended California State University at Long Beach.

     John A. Kelley, Jr. has been President and Chief Operating Officer since August 2001. Prior to joining McDATA, Mr. Kelley was Executive Vice President for Qwest Communications International Inc. ("Qwest") from July 2000 to January 2001. Prior to that he was Executive Vice President for U S WEST from April 1995 to June 2000, prior to the acquisition of U S WEST by Qwest. Before U S WEST, Mr. Kelley was in key positions at Mead Corporation's Zellerbach Southwest businesses. Mr. Kelley served as President of Mead Corporation's Crown Zellerbach Division from 1991- 1994, headquartered in Los Angeles. From 1989 to 1991 Mr. Kelley also served as Vice President of sales and systems engineering for Annatech, a start-up mainframe and service software company acquired by Novell. Previously, Mr. Kelley held various sales and general management positions at Xerox, Alcatel and NBI, Inc. Mr. Kelley received his Bachelor of Science degree in business from the University of Missouri, St. Louis. He serves on the board of directors of Polycom, Inc. and Captaris, Inc., and is also chairperson of the board of directors of InRoads of Colorado, a not-for-profit mentoring program, and a board member of the Women's Vision Foundation.

     Ernest J. Sampias, has been the Senior Vice President of Finance and Chief Financial Officer since June 1, 2002 and has been Vice President and Controller since September 2001. Prior to joining McDATA, Mr. Sampias was Vice President and Chief Financial Officer of Convergent Communications, Inc. from November 2000 to May 2001 and was Vice President and Chief Financial Officer of U S WEST Dex, Inc. from 1997 to 2000 and held various financial management positions with U S WEST from 1985 to 2000. Mr. Sampias is a Certified Public Accountant, received a Masters degree in Taxation in 1979 from Depaul University in Chicago, Illinois; and received a Bachelor of Science Degree (with distinction) in Business in 1973 from Indiana University. Mr. Sampias also sat on the Board of Directors of PointServe Corporation from March 2000 to November 2000.

     Earl T. Carothers has been Vice President of Corporate Quality and Customer Services since December 2000. Prior to joining McDATA, Mr. Carothers was President and CEO of Global Knowledge Group, Inc. from January 2000 to November 2000, Vice President and General Manager of the IT Solutions Division of Intergraph Corporation from October 1998 to January 2000, Vice President of Customer Service and Quality at Compaq Computer Corporation from July 1996 to September 1997, Vice President of Customer Services, Systems Integration and Sales Operations at Dell Computer Corporation from January 1994 to July 1996, and held various management positions with Digital Equipment Corporation from 1971 to 1994. Mr. Carothers has a Certificate of International Management from INSEAD, Fontainebleau, France.

     Robert F. Finley has been Vice President of Manufacturing since June 2001. Prior to joining McDATA, he served as Vice President, Business Programs Management -- Global Accounts at SMTC from December 1996 to May 2001. Prior to joining McDATA, Mr. Finley held several positions at SMTC Manufacturing including director of materials, MIS, document control, component engineering and supplier quality assurance and director of manufacturing operations from February 1991 to December 1996. In addition, Mr. Finley worked for McDATA from 1987 to 1990 as a manager of quality assurance, reliability engineering and mechanical procurement and a manager of turnkey operations. Mr. Finley holds a bachelor's degree in electronics engineering technology from Arizona State University.

     Michael B. Gustafson has been Senior Vice President of Worldwide Marketing and Sales since June 2002 and Vice President of Sales since March 1999. Mr. Gustafson also had responsibility for McDATA's Professional and Learning Services offerings from March 1999 to December 2000. From May 1998, when he joined McDATA, until March 1999, Mr. Gustafson served as a regional sales manager of McDATA. Prior to joining McDATA, Mr. Gustafson spent 9 years with IBM serving in various sales management positions, including most recently as Business Unit Executive and Director of U.S. Channel Field Sales of IBM from June 1997 until May 1998. Mr. Gustafson received his Bachelor of Science degree in business administration from Washington University in St. Louis.

     James E. Kuenzel has been Vice President of Engineering since November 1999. He was previously Vice President of Engineering at Cabletron Systems Inc. from February 1998 until October 1999 and held a variety of engineering management positions at Digital Equipment Corporation over a period of twenty years, including having served as the Vice President of Engineering from January 1997 until February 1998 and as a Director of Engineering from March 1994 until January 1997. Mr. Kuenzel received his associate degree in electronics from the Philco Ford Technical Institute.

     Thomas O. McGimpsey has been Vice President of Corporate Services since February 2001 and Vice President, Secretary and General Counsel since July 2000. Corporate Services encompasses legal compliance, contracts managements, facilities management, mergers and acquisitions and related corporate development activities. Prior to joining McDATA, Mr. McGimpsey was the Senior Corporate and Securities Attorney at U S WEST, Inc. and U S WEST Communications, Inc. from 1998 until U S WEST's merger with Qwest in June 2000. From 1991 to 1998, Mr. McGimpsey was in private practice at national law firms. From 1984 to 1988, Mr. McGimpsey was a Senior Engineer for Software Technology, Inc. Mr. McGimpsey received his Juris Doctor degree from the University of Colorado in 1991 and his Bachelor of Science degree in Computer Science (with a minor in electrical and microprocessor systems) from Embry-Riddle Aeronautical University in 1984.

     Karen L. Niparko has been the Vice President of Human Resources since September 2001. Prior to joining McDATA, Mrs. Niparko was Executive Consultant for Corporate Solutions, Inc. from April 2001 to September 2001, Corporate Vice President of Human Resources and Officer and former Vice-President of Human Resources for Worldwide Sales & Service of Storage Technology Corporation from April 1997 to February 2001, and Vice President of Operations for Auto-trol Technology Corporation from January 1993 to April 1997. Mrs. Niparko has a Master of Business Administration from the University of Colorado, a BA in Behavioral Sciences from the University of Michigan and a Certificate for Leadership for Sr. Executives Programs from Harvard University. Mrs. Niparko serves on the Boards of the Colorado Safety Association and INROADS-Colorado Inc., both non-profit organizations. She is an advisor to FATLINE.com, an Internet service provider. She served as Chair for the eLearning committee of Governor Owen's Strategy

Workforce Development Council and Education Blueprint Committee. She is an advisor for the Chancellor's Community Advisory Committee for the University of Colorado at Boulder and the Women's Vision Foundation.

     Donald P. Wenninger has been Vice President and Chief Information Officer since February 2000. Prior to joining McDATA, Mr. Wenninger served as Vice President of Information Technology at Vixel Corporation from December 1996 to February 2000, and from 1979 to 1996 held IS management, engineering and planning positions at Intemec, Boeing and IBM. Mr. Wenninger holds a BS in Business, a MBA in Engineering Technology, and a MBA in Information Technology from City University in Bellevue, Washington.

     In May and June 2002, we announced the resignations of Janet K. Cooper, our Senior Vice President of Finance and Administration and Chief Financial Officer, and Richard G. Search, our Vice President of Marketing.

                             EXECUTIVE COMPENSATION

     The following table sets forth information for the fiscal year ended December 31, 2001 concerning the compensation paid to our Chief Executive Officer, our four other most highly compensated executive officers and one executive who resigned prior to year end, all of whose total salary and bonus for such fiscal year exceeded $100,000, whom we collectively refer to below as the Named Executive Officers:

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                                ANNUAL COMPENSATION    SECURITIES
                                                -------------------    UNDERLYING       OTHER
                                                 SALARY     BONUS       OPTIONS      COMPENSATION
NAME AND PRINCIPAL POSITION                       ($)       ($)(1)        (#)            ($)
---------------------------                     --------   --------   ------------   ------------
John F. McDonnell.......................  2001  $251,944         --          --        $  3,804(2)
  Chief Executive Officer and President   2000  $280,883   $ 92,155          --        $  5,373(3)
                                          1999  $269,039   $ 35,131          --        $  9,525(4)
Janet K. Cooper.........................  2001  $233,654   $146,827     105,000        $    470(5)
  Senior Vice President and Chief         2000        --         --          --              --
  Financial Officer                       1999        --         --          --              --
Michael B. Gustafson....................  2001  $136,669   $245,794          --        $  5,720(6)
  Vice President of Worldwide Sales       2000  $115,935   $275,626     200,000        $  8,055(7)
                                          1999  $100,384   $112,916     120,000        $ 45,547(8)
Earl T. Carothers.......................  2001  $186,481   $ 55,672      25,000        $101,695(9)
  Vice President of Corporate Quality     2000  $  6,538         --      25,000              --
  and Customer Support                    1999        --         --          --              --
James E. Kuenzel........................  2001  $208,180   $ 38,150          --        $  5,880(10)
  Vice President of Engineering           2000  $200,000   $ 50,578          --        $ 39,257(11)
                                          1999  $ 33,846         --     600,000        $ 28,003(12)
John H. Runne(13).......................  2001  $213,129   $ 30,000          --              --
  Vice President of Corporate             2000
     Development                                $ 15,384         --      50,000              --
                                          1999        --         --          --              --

---------------

 (1) Includes performance bonuses and commissions accrued in 2001, 2000 and 1999 whether paid in that year or a succeeding year.

 (2) For 2001, this amount includes $1,713 for term life insurance premium and $2,091 paid to Mr. McDonnell's account in our 401(k) plan.

 (3) For 2000, this amount includes $2,580 for term life insurance premiums, $2,347 paid to Mr. McDonnell's account in our 401(k) plan and $445 for reimbursement of travel expenses.

 (4) For 1999, this amount includes $1,806 for term life insurance premiums, $2,000 paid to Mr. McDonnell's account in our 401(k) plan and $5,719 for reimbursement of travel expenses.

 (5) For 2001, this amount represents $470 for term life insurance premium.

 (6) For 2001, this amount includes $216 for term life insurance premium and $5,504 paid to Mr. Gustafson's account in our 401(k) plan.

 (7) For 2000, this amount includes $144 for term life insurance premiums, $2,000 paid to Mr. Gustafson's account in our 401(k) plan and $5,911 for reimbursement of travel expenses.

 (8) For 1999, this amount includes $96 for term life insurance premiums, $4,765 paid to Mr. Gustafson's account in our 401(k) plan and $40,686 for reimbursement of relocation expenses.

 (9) For 2001, this amount includes $1,651 for term life insurance premium, $5,322 paid to Mr. Carothers' account in our 401(k) plan and $94,722 for reimbursement of relocation expenses.

(10) For 2001, this amount includes $630 for term life insurance premium and $5,250 paid to Mr. Kuenzel's account in our 401(k) plan.

(11) For 2000, this amount includes $630 for term life insurance premiums, $5,605 paid to Mr. Kuenzel's account in our 401(k) plan, and $33,022 for reimbursement of relocation expenses.

(12) For 1999, this amount includes $117 for term life insurance premiums and $27,886 for reimbursement of relocation expenses.

(13) Resigned in September 2001.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information for each grant of stock options during the year ended December 31, 2001 to each of the Named Executive Officers. All of these options granted by us were granted under our 2001 Equity Incentive Plan (formerly the 1997 Stock Option Plan) and have a term of 10 years, subject to earlier termination in the event an optionee's services to us cease. For more information, see "Employee Benefit Plans" below for descriptions of the material terms of these options. During the year ended December 31, 2001, we granted options to purchase an aggregate of 2,525,829 shares of Class B common stock under the 2001 Equity Incentive Plan. Options were granted at an exercise price equal to the fair market value (as determined under the 2001 Equity Incentive Plan) of our Class B common stock on the day prior to the grant date. Potential realizable values are net of exercise prices before taxes, and are based on the assumption that our Class B common stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect any projection or estimate of future stock price growth. No stock appreciation rights were granted during the fiscal year ended December 31, 2001.

                                                  INDIVIDUAL GRANTS
                                ------------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                NUMBER OF                                                  AT ASSUMED ANNUAL RATES
                                SECURITIES   PERCENT OF TOTAL   EXERCISE                       OF STOCK PRICE
                                UNDERLYING   OPTIONS GRANTED      PRICE                   APPRECIATION OPTION TERM
                                 OPTIONS     TO EMPLOYEES IN    PER SHARE   EXPIRATION   ---------------------------
NAME                             GRANTED           2001         ($/SHARE)      DATE          5%             10%
----                            ----------   ----------------   ---------   ----------   -----------   -------------
John F. McDonnell.............        --            --               --            --           --              --
Janet K. Cooper...............    45,000           1.8%          $25.23       2/22/11     $714,015      $1,809,456
                                  45,000           1.8           $19.13       3/22/11     $541,384      $1,371.973
                                  15,000             *           $14.00      10/18/11     $132,068      $  334,686
Michael B. Gustafson..........        --            --               --            --           --              --
Earl T. Carothers.............    25,000             *           $14.00      10/18/11     $192,965      $  475,282
James E. Kuenzel..............        --            --               --            --           --              --

---------------

* Less than 1%

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

     The following table sets forth information with respect to the Named Executive Officers concerning exercisable and unexercisable options held as of December 31, 2001. The dollar value of in-the-money options at December 31, 2001 is calculated by determining the difference between the year-end fair market value of $25.11 per share and the option exercise price.

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT              IN-THE-MONEY OPTIONS AT
                              SHARES                         DECEMBER 31, 2001             DECEMBER 31, 2001
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                        EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   -----------   -----------   -------------   -----------   -------------
John F. McDonnell.........        --      $       --      940,000             --      $22,663,400    $       --
Janet K. Cooper...........        --              --           --        105,000               --    $  435,750
Michael B. Gustafson......     7,500      $  164,790      107,500        230,000      $ 2,105,425    $3,923,900
Earl T. Carothers.........        --              --           --         50,000               --    $  277,750
James E. Kuenzel..........    51,600      $1,175,891      243,078        300,000      $ 5,435,224    $6,708,000

MANAGEMENT BONUS PROGRAM

     All of our executive officers and many of our other senior employees are eligible for a bonus based upon achievement of specified annual or quarterly objectives. There is no formal agreement with respect to this program and objectives for bonuses are set annually by the Board of Directors or the Chief Executive Officer. Currently the bonus is calculated as a percentage of base compensation and can range from 10% to 35% for non-executive officers and from 25% to 100% for executive officers. For non-executive officers, the bonus is tied to achievement of annual planned operating profit and revenue and achievement of quarterly objectives agreed to by the employee and their manager. For executive officers, the bonus is tied to achievement of annual planned operating profit and revenue and achievement of quarterly objectives. Typically, 70% of an executive officer's bonus is tied to achievement of annual planned profit and 30% to achievement of quarterly objectives. Unlike other executive officers, Mr. Gustafson's compensation is tied more directly to bonuses based on the achievement of annual and quarterly objectives. All bonus programs are at the discretion of the company.

CHANGE OF CONTROL ARRANGEMENTS/EMPLOYMENT AGREEMENTS

     All of our executive officers have entered into severance agreements and key employee agreements with us. Our severance agreements grant our executive officers a payment, in a lump sum or according to our normal payroll timetable, equal to four times the average of their quarterly compensation over the preceding eight calendar quarters, payment for all accrued but unused vacation days, the provision of health benefits for a period of time and automatic acceleration of the vesting of all stock options held if we terminate their employment upon a change in control and provide that our executive officers will not engage in any activity that conflicts with their obligations to us, induce other employees to leave us, or compete with us for a period of one year after termination of their employment. Under the terms of the key employee agreement, all confidential, proprietary or other trade secret information and all other discoveries, inventions, processes, methods and improvements made by the employee are our property. In addition, pursuant to the agreement, employees may not compete with us for one year after termination of their employment.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our amended and restated certificate of incorporation and amended and restated by-laws provide that we shall indemnify our directors and officers to the fullest extent that Delaware law permits. Delaware law permits a corporation to indemnify any director, officer, employee or agent made or threatened to be made a party to any pending or completed proceeding if the person acted in good faith and in a manner that the person reasonably believed to be in the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

     Our amended and restated certificate of incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     This provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws.

     Given the increasing difficulty in obtaining additional liability insurance for officers and in recognition of the need to protect certain officers from unwarranted personal liability, in October 2001 the Board of Directors authorized the Company to extend indemnification agreements to our Chief Executive Officer, President, Chief Financial Officer and certain of our other officers to provide specific contractual assurance that the indemnification protection promised by the by-laws will be available to such officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us under the provisions that we describe above or otherwise, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

     Our amended and restated by-laws also permit us to purchase and maintain insurance on behalf of any officer or director for any liability arising out of his or her actions in that capacity, regardless of whether our by-laws would otherwise permit indemnification for that liability. We currently have such liability insurance for our officers and directors.

     At the present time, there are several class action lawsuits related to our initial public offering involving certain of our current and former officers. We believe these lawsuits are without legal merit. Accordingly, the Board of Directors has authorized indemnification for such current and former officers, consistent with our amended and restated certificate of incorporation and bylaws and applicable indemnification agreements, for any liability arising out of these lawsuits.

EMPLOYEE BENEFIT PLANS

  2001 EQUITY INCENTIVE PLAN

     Our Board of Directors and our stockholders approved and adopted our 1997 Stock Option Plan in October 1997, which was amended and restated in August 2001 as the 2001 Equity Incentive Plan by the Board of Directors and stockholders. This amendment of the plan increased the authorized number of Class B common stock shares issuable under the plan by 5 million shares (from 19 million to 24 million) and expanded the type of awards to include restricted stock and stock awards and other necessary changes. As of December 31, 2001, approximately 6,140,944 million shares of our Class B common stock were reserved and available for issuance under the 2001 Equity Incentive Plan. Under the terms of the 2001 Equity Incentive Plan, our Board of Directors may grant incentive stock options, non-qualified stock options, stock bonuses and rights to acquire restricted stock to our employees and non-qualified stock options to our directors, provided that certain eligibility requirements are satisfied. Our Board of Directors administers the 2001 Equity Incentive Plan, but has delegated to the Compensation Committee the authority to administer the plan.

     Subject to the provisions of the 2001 Equity Incentive Plan, our Board of Directors or Compensation Committee has the authority to select eligible persons to whom options will be granted and determine the terms of each option, including:

     - the duration of the option, which may not exceed 10 years;

     - whether an option will be an incentive stock option or a non-qualified stock option;

     - the number of shares of Class B common stock covered by the option; and

     - when the option becomes exercisable.

     The exercise price per share of Class B common stock for:

     - non-qualified options must be no less than 85% of the fair market value per share of the Class B common stock subject to the option;

     - incentive stock options must be no less than the fair market value of the Class B common stock subject to the option; and

     - incentive stock options granted to an employee owning more than 10% of the total combined voting power of all classes of our capital stock, or of any related company, must not be less than 110% of the fair market value per share of the Class B common stock.

     Initially, each incentive stock option granted is exercisable over a period determined by the Board of Directors or the Compensation Committee in its discretion, not to exceed ten years from the date of the grant as required by the Internal Revenue Code of 1986. In addition, the exercise period for an incentive stock option may not exceed five years from the date of the grant if the option is granted to an individual who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of our capital stock. The Board of Directors or the Compensation Committee generally has the right to accelerate the exercisability of any options granted under the 2001 Equity Incentive Plan that would otherwise be unexercisable. In the event of certain changes in control, the acquiring or successor corporation may assume or grant substitute options for options then outstanding under the 2001 Equity Incentive Plan, or such options shall terminate.

     The 2001 Equity Incentive Plan expires on September 30, 2007, except as to options or awards outstanding on that date. Subject to the terms of the 2001 Equity Incentive Plan, the Board of Directors or the Compensation Committee may terminate or amend the 2001 Equity Incentive Plan at any time.

     The Board of Directors or the Compensation Committee determines the purchase price of other stock awards. However, the Board of Directors or the Compensation Committee may award stock bonuses in consideration of past services without purchase payment. Shares that we sell or award under the 2001 Equity Incentive Plan may be, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the Board of Directors or the Compensation Committee determines. The Board of Directors or the Compensation Committee, however, may accelerate the vesting of the restricted stock. In accordance with the terms of the 2001 Equity Incentive Plan, the Compensation Committee has delegated its duties with respect to equity grants for non-executive officers to a Compensation Subcommittee, which is chaired by Mr. McDonnell.

     As of December 31, 2001, options for the purchase of an aggregate of 10,671,833 shares of Class B common stock at a weighted average exercise price of $11.32 were outstanding under the 2001 Equity Incentive Plan. To address stock options issued to employees at a price of $20 or higher, the Compensation Committee approved a company-wide program to issue 500,000 additional options to eligible employees (which is included in the above total). As of December 31, 2001, stock awards in the form of 192,145 shares of Class B common stock were reserved for issuance in September 2002 relating to our SANavigator acquisition.

  401(k) PLAN

     We have adopted a 401(k) Plan. Participants in our 401(k) plan may contribute up to 15% of their total annual compensation, not to exceed the specified statutory limit, which was $11,000 in calendar year 2001. The 401(k) plan permits, but does not require, us to make contributions to the 401(k) plan on behalf of our employees. Our current practice is to match $.50 on each dollar of an employee's contributions up to the first 6% of an employee's compensation with a total maximum matching contribution of 3% of an employee's compensation. All contributions to the 401(k) plan by or on behalf of employees are subject to the aggregate annual limits prescribed by the Internal Revenue Service. Under our 401(k) plan, our participants received full and immediate vesting of their contributions and are vested in matching contributions over a three year period.

  PROFIT SHARING

     Subject to approval by the Board of Directors or the Compensation Committee, we have historically awarded limited profit sharing to eligible employees based on our performance. For 2001 and 2000, the amounts approved were 2.5% and 5% of base salary, respectively. Profit sharing is at the discretion of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

DIRECTOR COMPENSATION

     With the exception of John F. McDonnell and John A. Kelley, Jr., all of our directors are compensated for their services as board or committee members in fiscal year 2001. Each director other than Mr. McDonnell and Mr. Kelley received in fiscal year 2001 an annual director's fee of $10,000, plus $1,000 for each board meeting and $1,000 for each committee meeting attended. Our practice has been to grant directors options to purchase 50,000 shares of our Class B common stock when they became directors and to grant them options to purchase an additional 20,000 shares of our Class B common stock each year thereafter. In October 1997, before he became a director, Mr. McDonnell was granted an option to purchase 1,000,000 shares of our Class B common stock and has not been granted options since. Mr. Kelley was granted an option to purchase 250,000 shares of our Class B common stock when he was hired as President and Chief Operating Officer in late August 2001.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The following is the report of the Compensation Committee of the Board of Directors with respect to the compensation paid to the Company's executive officers during fiscal year 2001. Actual compensation earned during fiscal year 2001 by the Named Executive Officers is shown in the Summary Compensation Table.

COMPENSATION PHILOSOPHY

     We operate in the extremely competitive and rapidly changing high technology industry. The Compensation Committee believes that the compensation programs for the executive officers should be designed to attract, motivate and retain talented executives responsible for the success of the Company and should be determined within a competitive framework and based on the achievement of designated business objectives, individual contribution, customer satisfaction and financial performance. Within this overall philosophy, the Compensation Committee's objectives are to:

     - Provide a competitive total compensation package that takes into consideration the compensation practices of companies with which the Company competes for executive talent.

     - Provide variable compensation opportunities that are linked to achievement of financial, organization, management and individual performance goals.

     - Align the financial interests of executive officers with those of stockholders by providing executives with an equity stake in the Company.

COMPONENTS OF EXECUTIVE COMPENSATION

     The compensation program for the Company's executive officers consists of the following components:

     - Base Salary

     - Management Bonus Program

     - Long-Term Stock Option Incentives

BASE SALARY

     The Compensation Committee reviews salaries for the Chief Executive Officer and other executive officers at its first annual meeting of each year. Base salaries are established by the Compensation Committee based upon competitive compensation data, an executive's job responsibilities, the level of experience, individual performance and contribution to the business. No specific formula is applied to determine the weight of each factor. The Compensation Committee bases its determination of Mr. McDonnell's salary on both his individual performance and the salaries paid to chief executive officers of peer companies. Based on its review in early 2001, Mr. McDonnell's salary was increased to $300,000 for 2001. As part of a company-wide cost containment initiative, Mr. McDonnell voluntarily reduced his salary to $100,000 in October 2001 through the end of 2001. Based upon a review of competitive compensation data in early 2002, the Compensation Committee determined to increase Mr. McDonnell's salary to $400,000 for 2002. At Mr. McDonnell's request to be firmly aligned with stockholders, he recommended, and the Compensation Committee agreed, that his base salary would be paid only upon meeting certain 2002 financial and operational milestones (which are the same company milestones for the other executive officers under the Management Bonus Program). Mr. McDonnell may take recoverable draws against his anticipated salary if needed.

MANAGEMENT BONUS PROGRAM

     All of our executive officers are eligible for a bonus based upon achievement of specified annual or quarterly objectives. There is no formal agreement with respect to this program and objectives for bonuses are set annually by the Board of Directors or the Chief Executive Officer. Currently, the bonus is calculated as a percentage of base compensation and can range from 25% to 100% for executive officers. For executive officers, the bonus is tied to achievement of annual planned operating profit and revenue and achievement of quarterly objectives. Typically, 70% of an executive officer's bonus is tied to achievement of annual planned profit and revenue (the "annual performance component") and 30% is tied to achievement of quarterly objectives (the "quarterly objectives component"). Unlike other executive officers, Mr. Gustafson's compensation is tied more directly to bonuses based on the achievement of annual and quarterly objectives. The Compensation Committee determined that our 2001 performance justified payment of up to half of the annual performance component of the Management Bonus Program to executive officers (other than the Chief Executive Officer). Mr. McDonnell is eligible for a bonus in an amount up to 50% of his base compensation. Although the Compensation Committee believes that Mr. McDonnell met a number of company objectives for 2001, Mr. McDonnell respectfully requested that no bonus be paid to him for 2001. Based upon a review of competitive compensation data in early 2002, the Compensation Committee determined that Mr. McDonnell is eligible for a bonus of up to 75% of his base compensation for 2002. Mr. McDonnell also recommended, and the Compensation Committee agreed, that his eligible bonus would be based upon meeting the same 2002 financial and operational milestones as his salary is based upon.

LONG-TERM STOCK OPTION INCENTIVES

     The Compensation Committee provides the Company's executive officers with long-term incentive compensation through grants of options to purchase the Company's Class B common stock. The goal of the long-term stock option incentive program is to align the interests of executive officers with those of our stockholders and to provide each executive officer with a significant incentive to manage the company from the perspective of an owner with an equity stake in the business. It is the belief of the Compensation Committee that stock options directly motivate an executive to maximize long-term stockholder value. The options also utilize vesting periods that encourage key executives to continue their employment with us. The Compensation Committee considers the grant of each option subjectively, reviewing factors such as the anticipated future contribution of the executive toward the attainment of our long-term strategic performance goals. In 2001, the Compensation Committee granted new hire options to executive officers joining us. Ms. Cooper, Mr. Finley, Mr. Kelley, Ms. Niparko and Mr. Search received 90,000, 55,000, 250,000, 40,000, and 25,000 new hire options to purchase Class B common stock, respectively, that vests one quarter each year. In October 2001, the Compensation Committee approved of (a) an additional option grant program for eligible employees and directors, (b) a retention option grant program and (c) an annual option grant program to address retention and equity compensation due to concerns raised by our decrease in stock price. As part of this option program, (a) Mr. Carothers, Ms. Cooper, Mr. McGimpsey and Mr. Search were granted 25,000, 15,000, 25,000 and 19,000 options to purchase Class B common stock, respectively, and (b) directors were granted 4,500 options each to purchase Class B common stock that vest one quarter each year. In fiscal 2001, no options were granted to Mr. McDonnell because the Compensation Committee believed that his current option status was competitive based on market data and his future vesting.

SECTION 162(m)

     We have considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers.
Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the Named Executive Officers, unless compensation is performance-based. We will seek to qualify the variable compensation paid to our executive officers for an exemption from the deductibility limitations of Section 162(m).

                                          Respectfully submitted by:

                                          The Compensation Committee
                                          Thomas M. Uhlman, Chairman
                                          Laurence G. Walker

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our Class A common stock with the cumulative return of the NASDAQ Market Index and the SIC Code Computer Peripheral Equipment Index for the period commencing February 8, 2001 (the date on which our Class A common stock began trading on NASDAQ) and ending on December 31, 2001. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

                        COMPARE CUMULATIVE TOTAL RETURN
                       AMONG MCDATA CORPORATION CLASS A,
                     NASDAQ MARKET INDEX AND SIC CODE INDEX

                              (PERFORMANCE GRAPH)

                     ASSUMES $100 INVESTED ON FEB. 8, 2001
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2001

-------------------------------------------------------------------------------------
Company/Index                02/08/01    03/31/01    06/30/01    09/30/01    12/31/01
-------------------------------------------------------------------------------------
 McDATA Corporation          $100.00      $40.18      $37.95      $18.14      $52.97
 SIC CODE 3669               $100.00      $46.89      $41.13      $18.47      $29.54
 NASDAQ                      $100.00      $67.24      $78.80      $54.72      $71.33

(1) The graph assumes that $100 was invested on February 8, 2001 in our Class A common stock, in the NASDAQ Market Index, and the SIC Code Computer Peripheral Equipment Index, and that all dividends were reinvested. No dividends have been declared or paid on our Class A common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

     Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of our Class B Common Stock with the cumulative return of the NASDAQ Market Index and the SIC Code Computer Peripheral Equipment Index for the period commencing August 9, 2000 (the date on which our Class B common stock began trading on NASDAQ) and ending on December 31, 2001. Returns for the indices are weighted based on market capitalization at the beginning of each measurement point.

                        COMPARE CUMULATIVE TOTAL RETURN
                       AMONG MCDATA CORPORATION CLASS B,
                     NASDAQ MARKET INDEX AND SIC CODE INDEX

                              (PERFORMANCE GRAPH)

                     ASSUMES $100 INVESTED ON AUG. 9, 2000
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2001

-------------------------------------------------------------------------------------------------
Company/Index          08/09/00   09/30/00   12/31/00   03/31/01   06/30/01   09/30/01   12/31/01
-------------------------------------------------------------------------------------------------
 McDATA Corporation    $100.00    $143.63     $63.99     $26.50     $25.53     $ 9.57     $29.35
 SIC Code 3669         $100.00    $ 96.41     $72.33     $35.07     $30.76     $13.81     $22.09
 NASDAQ                $100.00    $ 97.44     $65.48     $49.37     $57.86     $40.18     $52.37

(1) The graph assumes that $100 was invested on August 9, 2000 in our Class B common stock, in the NASDAQ Market Index, and the SIC Code Computer Peripheral Equipment Index, and that all dividends were reinvested. No dividends have been declared or paid on our Class B common stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

     The information contained above under the captions "Report of the Compensation Committee of the Board of Directors" and "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filing.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

                                  (PROPOSAL 2)

     At the recommendation of the Audit Committee, the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, Independent Public Accountants, as independent auditors to audit the financial statements of McDATA for calendar year 2002.

     In addition to auditing services, PricewaterhouseCoopers LLP also provided certain non-audit services to McDATA in 2001. The Audit Committee has considered whether the provision of these additional services is compatible with maintaining the independence of PricewaterhouseCoopers LLP. The following table sets forth the fees incurred by McDATA for the services of PricewaterhouseCoopers LLP in 2001.

                                     FINANCIAL INFORMATION SYSTEM
AUDIT FEES                          DESIGN AND IMPLEMENTATION FEES      ALL OTHER FEES
----------                          ------------------------------      --------------
 $491,965                                         $0                       $124,654*

---------------

* Consists primarily of fees and expenses in connection with special projects and assistance on financing matters.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they so desire and will be available to respond to questions.

     It is understood that even if the selection of PricewaterhouseCoopers LLP, as independent auditors is ratified, the Board of Directors and the Audit Committee, at their discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board of Directors and Audit Committee believe that such change would be in the best interests of the Company and its stockholders. If the stockholders do not ratify the Board of Directors' selection of PricewaterhouseCoopers LLP as the corporation's independent auditors for the calendar year 2002, the Board of Directors will consider the matter at its next meeting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2

                             ---------------------

                APPROVAL OF MCDATA EMPLOYEE STOCK PURCHASE PLAN

                                  (PROPOSAL 3)

ADOPTION OF EMPLOYEE STOCK PURCHASE PLAN BY THE BOARD

     In May 2002, the Board of Directors adopted the McDATA Employee Stock Purchase Plan (the "Purchase Plan") and directed that the Purchase Plan be submitted to a vote of the stockholders at the 2002 annual meeting. If approved by the stockholders, the Purchase Plan will become effective August 1, 2002.

PURPOSE

     The purpose of the broad-based Purchase Plan is to provide eligible employees with an opportunity to acquire a proprietary interest in McDATA through the purchase of our Class B common stock and, thus, to develop a stronger incentive to work for our continued success. The Purchase Plan is an employee stock purchase plan under Section 423 of the Internal Revenue Code.

ADMINISTRATION

     The Purchase Plan will be administered by the Compensation Committee. Subject to the provisions of the Purchase Plan, the Compensation Committee is authorized to determine any questions arising in the administration, interpretation and application of the Purchase Plan, and to make such uniform rules as may be necessary to carry out its provisions.

ELIGIBILITY AND NUMBER OF SHARES

     Up to 1.2 MILLION shares of our Class B common stock (LESS THAN 5% OF THE OUTSTANDING SHARES OF SUCH CLASS) are available for distribution under the Purchase Plan, subject to appropriate adjustments by the Compensation Committee in the event of certain changes in the outstanding shares of Class B common stock by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares or similar transactions. Shares delivered pursuant to the Purchase Plan may be acquired by purchase for the accounts of participants on the open market or in privately negotiated transactions by a registered securities broker/dealer that we select (the "Agent"), by direct issuance (whether newly issued or treasury shares) or by any combination thereof.

     Any of our employees or, subject to approval by the Board of Directors, employees of any of our parent or subsidiary corporations (including officers and any directors who are also employees) will be eligible to participate in the Purchase Plan for any Purchase Period (as defined below) so long as, on the first day of such Purchase Period, the employee is customarily employed at least 24 hours per week. "Purchase Period" means a six month period ending on the last day of January or July of each year (or another period determined by the Compensation Committee).

     Any eligible employee may elect to become a participant in the Purchase Plan for any Purchase Period by filing an enrollment form in advance of the Purchase Period to which it relates. The enrollment form will authorize payroll deductions beginning with the first payday in such Purchase Period and continuing until the employee modifies his or her authorization, withdraws from the Purchase Plan or ceases to be eligible to participate.

     No employee may participate in the Purchase Plan if such employee would be deemed for purposes of the Internal Revenue Code to own stock possessing 5% or more of the total combined voting power or value of all classes of our stock. We currently have approximately 900 employees who are eligible to participate in the Purchase Plan.

PARTICIPATION

     An eligible employee who elects to participate in the Purchase Plan will authorize us to make payroll deductions of a specified whole percentage from 1% to 10% of the employee's gross cash compensation as defined in the Purchase Plan. A participant may elect to withdraw from the Purchase Plan at any time before the end of a Purchase Period. In the event of a withdrawal, all future payroll deductions will cease and the amounts withheld will be paid to the participant in cash within 15 days. Any participant who withdraws from the Purchase Plan will not be eligible to reenter the Purchase Plan until the next succeeding Purchase Period.

     We will hold amounts withheld under the Purchase Plan as part of our general assets until the end of the Purchase Period when we will apply such amounts to the purchase of our Class B common stock as described below. No interest will be credited to a participant for amounts withheld.

PURCHASE OF STOCK

     As of the last day of each Purchase Period, the amounts withheld for a participant in the Purchase Plan will be used to purchase shares of our Class B common stock. The purchase price of each share will be equal to 85% of the lesser of the Fair Market Value (as defined in the Purchase Plan) of a share of Class B common stock on either the first or last day of the Purchase Period. All amounts so withheld will be used to purchase the number of shares of Class B common stock that can be purchased with such amounts at such price, unless the participant has properly notified us that he or she elects to purchase a lesser number of shares or to receive all or a portion of the entire amount in cash in accordance with the terms of the Purchase Plan. If some or all of such shares are acquired for the accounts of participants on the open market or in privately negotiated transactions, we will provide to the Agent such funds, in addition to the funds available from participants' payroll deductions, as may be necessary to permit the Agent to purchase that number of shares (including brokerage fees and expenses).

     No more than $25,000 in Fair Market Value (determined on the first day of the respective Purchase Periods) of shares of Class B common stock may be purchased by any participant for each calendar year under the Purchase Plan and all other employee stock purchase plans, if any, that we or any of our parent or subsidiary corporations may establish. If purchases by all participants would exceed the number of shares of Class B common stock available for purchase under the Purchase Plan, each participant will be allocated a ratable portion of such available shares. Any amount not used to purchase shares of Class B common stock will be refunded to the participant in cash.

     Shares of Class B common stock acquired by each participant will be held in a general securities brokerage account maintained by the Agent for the benefit of all participants, with the Agent maintaining individual sub accounts for each participant. Each participant will be entitled to vote all shares held for the benefit of such participant in the general securities brokerage account. Certificates for the number of shares of Class B common stock purchased by a participant will be issued and delivered to him or her only upon the request of such participant or his or her representative.

DEATH, DISABILITY, RETIREMENT OR OTHER TERMINATION OF EMPLOYMENT

     If the employment of a participant terminates for any reason, including death, disability or retirement, the amounts previously withheld will be refunded.

RIGHTS NOT TRANSFERABLE

     The rights of a participant under the Purchase Plan are exercisable only by the participant during his or her lifetime. No right or interest of any participant in the Purchase Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution.

AMENDMENT OR MODIFICATION

     The Board of Directors may at any time amend the Purchase Plan in any respect which shall not adversely affect the rights of participants pursuant to shares previously acquired under the Purchase Plan, provided that approval by our stockholders of the Company is required to (i) increase the number of shares to be reserved under the Purchase Plan (except for adjustments by reason of stock dividends, stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and similar transactions), (ii) decrease the minimum purchase price, (iii) withdraw the administration of the Purchase Plan from the Compensation Committee, or (iv) change the definition of employees eligible to participate in the Purchase Plan.

TERMINATION

     All rights of participants in any offering under the Purchase Plan will terminate at the earlier of (i) the day that participants become entitled to purchase a number of shares of Class B common stock equal to or greater than the number of shares remaining available for purchase or (ii) at any time, at the discretion of the Board of Directors, after 30 days' notice has been given to all participants. Upon termination of the Purchase Plan, shares of Class B common stock will be purchased for participants in accordance with the terms of the Purchase Plan, and cash, if any, previously withheld and not used to purchase Class B common stock will be refunded to the participants, as if the Purchase Plan were terminated at the end of a Purchase Period.

FEDERAL TAX CONSIDERATIONS

     Payroll deductions under the Plan will be made after taxes. Participants will not recognize any additional income as a result of participation in the Plan until the disposal of shares acquired under the Purchase Plan or the death of the Participant. Participants who hold their shares for more than 18 months after the end of the Purchase Period or die while holding their shares will recognize ordinary income in the year of disposition or death equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition or death over the purchase price paid by the participant or (ii) 15% of the fair market value of the shares on the first day of the Purchase Period in which the shares were purchased. If the 18-month holding period has been satisfied when the participant sells the shares or if the participant dies while holding the shares, we will not be entitled to any deduction in connection with the transfer of such shares to the participant.

     Participants who dispose of their shares within 18 months after the shares were purchased will be considered to have realized ordinary income in the year of disposition in an amount equal to the excess of the fair market value of the shares on the date they were purchased by the participant over the purchase price paid by the participant. If such dispositions occur, we generally will be entitled to a deduction at the same time and in the same amount as the participants who make those dispositions are deemed to have realized ordinary income.

     Participants will have a basis in their shares equal to the purchase price of their shares plus any amount that must be treated as ordinary income at the time of disposition of the shares. Any additional gain or loss realized on the disposition of shares acquired under the Purchase Plan will be capital gain or loss.

COPY OF PURCHASE PLAN

     The full text of the Purchase Plan is set forth as APPENDIX A to this Proxy Statement, and you should refer to that Appendix for a complete statement of the terms of the Purchase Plan.

VOTING REQUIREMENTS

     The affirmative vote of holders of a majority of the votes cast is required for approval of the Purchase Plan. The Board of Directors unanimously recommends a vote for approval of the Purchase Plan, and the enclosed proxy will be so voted unless otherwise directed.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 3.

          EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2001

     The following table sets forth certain information concerning all equity compensation plans previously approved by stockholders and all equity compensation plans not previously approved by stockholders as of December 31, 2001. The 2001 McDATA Equity Incentive Plan is our only equity compensation plan and it was approved by stockholders.

                                                                                     NUMBER OF
                                                                                SECURITIES REMAINING
                                                                                AVAILABLE FOR FUTURE
                                       NUMBER OF                                   ISSUANCE UNDER
                                    SECURITIES TO BE                                   EQUITY
                                      ISSUED UPON          WEIGHTED AVERAGE      COMPENSATION PLANS
                                      EXERCISE OF         EXERCISE PRICE OF          (EXCLUDING
                                  OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,   SECURITIES REFLECTED
PLAN CATEGORY                     WARRANTS AND RIGHTS    WARRANTS AND RIGHTS    IN THE FIRST COLUMN)
-------------                     --------------------   --------------------   --------------------
Equity compensation plans
  approved by security
  holders.......................       10,671,833               $11.32               6,140,944
Equity compensation plans not
  approved by security
  holders.......................              N/A                  N/A                     N/A
                                       ----------               ------               ---------
Total...........................       10,671,833               $11.32               6,140,944
                                       ==========               ======               =========

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The Audit Committee oversees our accounting policies and practices and financial reporting and internal control structures, recommends to our Board of Directors the appointment of independent auditors to audit our financial statements each year and confers with the auditors and our officers for purposes of reviewing our internal controls, accounting practices, financial structures and financial reporting. Our management has primary responsibility for preparing financial statements and the financial reporting process. Our independent accountants, PricewaterhouseCoopers LLP, are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States of America.

     The Board of Directors has adopted a charter for the Audit Committee, a copy of which is attached as Appendix B to this Proxy Statement.

     In this context, the Audit Committee hereby reports as follows:

          1. The Audit Committee has reviewed and discussed the audited financial statements with management.

          2. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

          3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants the independent accountants' independence.

          4. Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors of McDATA, and the Board of Directors has approved, that the audited financial statements be included in McDATA's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the SEC.

     Each of the members of the Audit Committee is independent as defined under the listing standards of NASDAQ.

     The undersigned members of the Audit Committee have submitted this Report to the Audit Committee:

                                          Respectfully submitted by:

                                          The Audit Committee
                                          Charles C. Johnston, Chairman
                                          John W. Gerdelman
                                          D. Van Skilling

     The information contained above under the caption "Report of the Audit Committee of the Board of Directors" shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filing.

                               OTHER INFORMATION

EXPENSES OF SOLICITATION

     We will bear the costs of soliciting proxies from our stockholders. We have retained D. F. King & Co, Inc., at an estimated fee of $10,000 plus associated costs and expenses, to assist us in the solicitation of proxies from brokerage firms and other custodians, nominees and fiduciaries. In addition to soliciting proxies by mail, our directors, officers and employees, may solicit proxies by telephone, by telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of common stock held of record by such persons. We will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses that are incurred by them.

     A complete list of the stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the annual meeting, at the offices of McDATA Corporation, 380 Interlocken Crescent, Broomfield, Colorado 80021. Such list will also be available for examination at the annual meeting.

STOCKHOLDER PROPOSALS

     Proposals intended for inclusion in next year's Proxy Statement should be sent to our Secretary at 380 Interlocken Crescent, Broomfield, Colorado, 80021 and must be received by February 16, 2003. Our Bylaws have an advance notice procedure for stockholders to bring business before an annual meeting of stockholders. The advance notice procedure requires that a stockholder interested in presenting a proposal for action at an annual meeting of stockholders must deliver a written notice of the proposal, together with certain specified information relating to such stockholder's stock ownership and identity, to our Secretary at least 60 (but not more than 90) days before the first anniversary of the 2002 annual meeting. We preliminarily plan to hold our annual meeting for 2003 on or about August 2003. A copy of our Bylaws was filed as an exhibit to our Amendment Number 1 to our Registration Statement on Form S-1 filed June 13, 2000, and is available on the SEC's web site at http://www.sec.gov. The persons designated as proxies by the Company in connection with the 2003 Annual Meeting will have discretionary voting authority with respect to any stockholder proposal of which the Company did not receive timely notice.

FINANCIAL STATEMENTS AVAILABLE

     CONSOLIDATED FINANCIAL STATEMENTS FOR MCDATA AND ITS SUBSIDIARIES ARE INCLUDED IN APPENDICES D AND E TO THIS PROXY STATEMENT FOR 2001. ADDITIONAL COPIES OF THESE STATEMENTS AND THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2001 (EXCLUDING EXHIBITS, UNLESS SUCH EXHIBITS HAVE BEEN SPECIFICALLY INCORPORATED BY REFERENCE THEREIN), MAY BE OBTAINED WITHOUT CHARGE FROM INVESTOR RELATIONS, 380 INTERLOCKEN CRESCENT, BROOMFIELD, COLORADO, 80021. THE ANNUAL REPORT ON FORM 10-K IS ALSO ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, WASHINGTON, D.C. 20549, AND NASDAQ.

Dated: June 6, 2002

                                                                      APPENDIX A

                               MCDATA CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN

     1. Purpose and Scope of Plan. The purpose of this McDATA Corporation Employee Stock Purchase Plan (the "Plan") is to provide the employees of McDATA Corporation (the "Company") and its subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of its common stock and, thus, to develop a stronger incentive to work for the continued success of the Company. The Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code, and shall be interpreted and administered in a manner consistent with such intent.

     2.  Definitions.

          2.1. The terms defined in this section are used (and capitalized) elsewhere in this Plan:

             (a) "Affiliate" means each domestic or foreign corporation that is a "parent corporation" or "subsidiary corporation" of the Company, as defined in Sections 424(e) and 424(f) of the Code or any successor provision and whose participation in the Plan the Board of Directors has expressly approved.

             (b) "Board of Directors" means the Board of Directors of the Company.

             (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

             (d) "Committee" means three or more Disinterested Persons designated by the Board of Directors to administer the Plan under
        Section 13.

             (e) "Common Stock" means the par value $.01 per share Class B common stock of the Company.

             (f) "Company" means McDATA Corporation.

             (g) "Compensation" means the gross cash compensation (including wage, salary, commission, bonus, and overtime earnings) paid by the Company or any Affiliate to a Participant in accordance with the terms of employment.

             (h) "Disinterested Person" means a member of the Board of Directors who is considered a disinterested person within the meaning of Exchange Act Rule 16b-3 or any successor definition.

             (i) "Eligible Employee" means any employee of the Company or an Affiliate whose customary employment is at least 24 hours per week; provided, however, that "Eligible Employee" shall not include any person who would be deemed, for purposes of Section 423(b)(3) of the Code, to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company.

             (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

             (k) "Fair Market Value" of a share of Common Stock as of any date means, if the Company's Common Stock is listed on a national securities exchange or traded in the national market system, the closing price for such Common Stock on such exchange or market on said date, or, if no sale has been made on such exchange or market on said date, on the last preceding day on which any sale shall have been made. If such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury applicable to plans intended to qualify as an "employee stock purchase plan" within the meaning of Section 423(b) of the Code, however, Fair Market Value shall be determined in accordance with such regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 14.

             (l) "Participant" means an Eligible Employee who has elected to participate in the Plan in the manner set forth in Section 4.

             (m) "Plan" means this McDATA Corporation Employee Stock Purchase Plan, as amended from time to time.

             (n) "Purchase Period" means, for the first purchase period, starting August 15, 2002, and ending at the end of January 2003, and thereafter a six-month period ending on the last day of July or January of each year or such period as may be adopted by the Committee.

             (o) "Recordkeeping Account" means the account maintained in the books and records of the Company recording the amount withheld from each Participant through payroll deductions made under the Plan.

     3. Scope of the Plan. Shares of Common Stock may be sold by the Company to Eligible Employees at any time after this Plan has been approved by the shareholders of the Company, but not more than 1,200,000 shares of Common Stock (subject to adjustment as provided in Section 14) shall be sold to Eligible Employees pursuant to this Plan. All sales of Common Stock pursuant to this Plan shall be subject to the same terms, conditions, rights and privileges.

     4. Eligibility and Participation. To be eligible to participate in the Plan for a given Purchase Period, an employee must be an Eligible Employee on the first day of such Purchase Period. An Eligible Employee may elect to participate in the Plan by filing an election form with the Company before the first day of a Purchase Period that authorizes regular payroll deductions from Compensation beginning with the first payday in such Purchase Period and continuing until the Plan is terminated or the Eligible Employee withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

     5.  Amount of Common Stock Each Eligible Employee May Purchase.

          5.1. Subject to the provisions of this Plan, each Eligible Employee shall be offered the right to purchase on the last day of the Purchase Period the maximum number of shares of Common Stock (including fractional shares if allowed by the Company) that can be purchased at the price specified in Section 5.2 with the entire balance in the Participant's Recordkeeping Account; provided, however, that the Fair Market Value (determined on the first day of any Purchase Period) of shares of Common Stock that may be purchased by a Participant during such Purchase Period shall not exceed the excess, if any, of (i) $25,000 over (ii) the Fair Market Value (determined on the first day of the relevant Purchase Period) of shares of Common Stock previously acquired by the Participant in any prior Purchase Period during such calendar year. Notwithstanding the foregoing, no Eligible Employee shall be granted an option to acquire shares of Common Stock under this Plan which permits the Eligible Employee's rights to purchase shares of Common Stock under this Plan and all employee stock purchase plans (within the meaning of Section 423(b) of the Code), if any, of the Company and its Affiliates to accrue at a rate which exceeds $25,000 of Fair Market Value (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. If the purchases by all Participants would otherwise cause the aggregate number of shares of Common Stock to be sold under the Plan to exceed the number specified in Section 3, however, each Participant shall be allocated a ratable portion of the maximum number of shares of Common Stock which may be sold.

          5.2. The purchase price of each share of Common Stock sold pursuant to this Plan will be the lesser of:

             (a) 85% of the Fair Market Value of such share on the first day of the Purchase Period, or

             (b) 85% of the Fair Market Value of such share on the last day of the Purchase Period.

     6.  Method of Participation.

          6.1. The Company shall give notice to each Eligible Employee of the opportunity to purchase shares of Common Stock pursuant to this Plan and the terms and conditions for such offering. Such notice is subject to revision by the Company at any time prior to the date of purchase of such shares. The

     Company contemplates that for tax purposes the first day of a Purchase Period will be the date of the offering of such shares.

          6.2. Each Eligible Employee who desires to participate in the Plan for a Purchase Period shall signify his or her election to do so by signing and filing with the Company an election form developed by the Committee. An Eligible Employee may elect to have any whole percent of Compensation withheld as a payroll deduction, but not exceeding ten percent (10%) per pay period. An election to participate in the Plan and to authorize payroll deductions as described herein must be made before the first day of a Purchase Period. The election shall be effective for the first pay period in the Purchase Period immediately following the filing of such election form and shall remain in effect until the Plan is terminated or such Participant withdraws from the Plan, modifies his or her authorization, or ceases to be an Eligible Employee, as hereinafter provided.

     7.  Recordkeeping Account.

          7.1. The Company shall maintain a Recordkeeping Account for each Participant. Payroll deductions pursuant to Section 6 will be credited to such Recordkeeping Accounts on each payday.

          7.2. No interest will be credited to a Participant's Recordkeeping Account.

          7.3. The Recordkeeping Account is established solely for accounting purposes, and all amounts credited to the Recordkeeping Account will remain part of the general assets of the Company.

          7.4. A Participant may not make any separate cash payment into a Recordkeeping Account.

     8.  Right to Adjust Participation; Withdrawals from Recordkeeping Account.

          8.1. A Participant may at any time withdraw from the Plan. If a Participant withdraws from the Plan, the Company will pay to the Participant in cash the entire balance in such Participant's Recordkeeping Account and no further deductions will be made from the Participant's Compensation during such Purchase Period. A Participant who withdraws from the Plan will not be eligible to reenter the Plan until the next succeeding Purchase Period.

          8.2. Except as otherwise provided in Section 8.1, a Participant may only increase or decrease the deductions from his or her Compensation as of the first pay period in any Purchase Period.

          8.3. Notification of a Participant's election (i) to withdraw from the Plan and terminate deductions or (ii) to increase or decrease deductions shall be made by signing and filing with the Company an appropriate form developed by the Committee.

     9. Termination of Employment. If the employment of a Participant is terminated for any reason, including death, disability, or retirement, the entire balance in the Participant's Recordkeeping Account will be refunded in cash to the Participant within 15 days after the date of termination of employment.

     10.  Purchase of Shares.

          10.1. As of the last day of the Purchase Period, the entire balance in each Participant's Recordkeeping Account will be used to purchase shares (including fractional shares if allowed by the Company) of Common Stock (subject to the limitations of Section 5) unless the Participant has filed an appropriate form with the Company in advance of that date (which elects to receive all or a portion of the balance in cash). Any amount in a Participant's Recordkeeping Account that is not used to purchase shares pursuant to this Section 10.1 will be refunded to the Participant.

          10.2. Promptly after the end of each Purchase Period, a certificate for the number of shares of Common Stock purchased by all Participants shall be issued and delivered to an agent selected by the Company. The agent will hold such certificate for the benefit of all Participants who have purchased shares of Common Stock and will maintain an account for each Participant reflecting the number of shares (including fractional shares if allowed by the Company) credited to the account of each Participant. Each Participant will be entitled to direct the voting of all shares credited to such Participant's account by the agent. Each Participant may also direct such agent to sell such shares and distribute the net proceeds of such sale to the Participant. At any time after the Participant has satisfied the minimum holding period requirements established by Section 423(a)(1) of the Code, a Participant may request from the agent a certificate representing the shares of Common Stock credited to the Participant's account, in which case the agent shall transfer a certificate for such shares directly to the Participant; provided, however, that the agent shall not be required to issue a certificate representing a fractional share and may instead pay the Participant a cash amount representing the fair market value of such fractional share.

     11. Rights as a Shareholder. A Participant shall not be entitled to any of the rights or privileges of a shareholder of the Company with respect to shares of Common Stock, including the right to vote or direct the voting or to receive any dividends that may be declared by the Company, until (a) the Participant actually has paid the purchase price for such shares and (b) certificates for such shares have been issued either to the agent or to the Participant, both as provided in Section 10.

     12. Rights Not Transferable. A Participant's rights under this Plan are exercisable only by the Participant during his or her lifetime, and may not be sold, pledged, assigned, transferred or disposed of in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign, transfer or dispose of the same shall be null and void and without effect. The amounts credited to a Recordkeeping Account may not be sold, pledged, assigned, transferred or disposed of in any way, and any attempted sale, pledge, assignment, transfer or other disposition of such amounts will be null and void and without effect.

     13. Administration of the Plan. This Plan shall be administered by the Committee, which is authorized to make such uniform rules as may be necessary to carry out its provisions. The Committee shall determine any questions arising in the administration, interpretation and application of this Plan, and all such determinations shall be conclusive and binding on all parties. If the Board of Directors has not designated a committee to administer this Plan, then the Compensation Committee of the Board of Directors shall constitute the Committee and may delegate duties to the Company's Human Resource Department.

     14. Adjustment upon Changes in Capitalization. In the event of any change in the Common Stock of the Company by reason of stock dividends, stock splits, reverse stock splits, corporate separations, recapitalizations, mergers, consolidations, combinations, exchanges of shares and the like, the aggregate number and class of shares available under this Plan and the number, class and purchase price of shares available but not yet purchased under this Plan, may be adjusted appropriately by the Committee.

     15. Registration of Certificates. Stock certificates will be registered in the name of the Participant, or jointly in the name of the Participant and another person, as the Participant may direct on an appropriate form filed with the Company or the agent.

     16. Amendment of Plan. The Board of Directors may at any time amend this Plan in any respect which shall not adversely affect the rights of Participants pursuant to shares previously acquired under the Plan, except that, without shareholder approval, no amendment shall be made to (a) increase the number of shares reserved under this Plan, or (b) change the designation of corporations whose employees may be eligible to participate in the Plan.

     17. Effective Date of Plan. This Plan shall be effective upon approval thereof by the shareholders of the Company. All rights of Participants in any offering hereunder shall terminate at the earlier of (a) the day that Participants become entitled to purchase a number of shares of Common Stock equal to or greater than the number of shares remaining available for purchase or (b) at any time, at the discretion of the Board of Directors. Except as otherwise determined by the Board of Directors, upon termination of this Plan, the Company shall pay to each Participant cash in an amount equal to the entire balance in such Participant's Recordkeeping Account.

     18. Governmental Regulations and Listing. All rights granted or to be granted to Eligible Employees under this Plan are expressly subject to all applicable laws and regulations and to the approval of all governmental authorities required in connection with the authorization, issuance, sale or transfer of the shares of Common Stock reserved for this Plan, including, without limitation, there being a current registration statement of the Company under the Securities Act of 1933, as amended, covering the shares of Common

Stock purchasable on the last day of the Purchase Period applicable to such shares, and if such a registration statement shall not then be effective, the term of such Purchase Period shall be extended until the first business day after the effective date of such a registration statement, or post-effective amendment thereto. If applicable, all such rights hereunder are also similarly subject to effectiveness of an appropriate listing application to a national market system covering the shares of Common Stock under the Plan upon official notice of issuance.

     19.  Miscellaneous.

          19.1. This Plan shall not be deemed to constitute a contract of employment between the Company and any Participant, nor shall it interfere with the right of the Company to terminate any Participant and treat him or her without regard to the effect which such treatment might have upon him or her under this Plan.

          19.2. Wherever appropriate as used herein, the masculine gender may be read as the feminine gender, the feminine gender may be read as the masculine gender, the singular may be read as the plural and the plural may be read as the singular.

          19.3. This Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Colorado.

                                                                      APPENDIX B

                               MCDATA CORPORATION

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                      AS ADOPTED BY THE BOARD OF DIRECTORS
                                ON MAY 23, 2000

                                   AUTHORITY

     The Audit Committee (the "Committee") of the Board of Directors (the "Board") of McDATA Corporation (the "Corporation") is established pursuant to
Article IV, Section 25 of the Corporation's By-laws and Section 141(c) of the Delaware General Corporation Law. The Committee shall be comprised of three (3) or more directors as determined from time to time by resolutions of the Board. Members of the Committee shall be elected by the Board at the annual meeting of the Board or at such other time as may be determined by the Board.

     The Chairman of the Committee (the "Chairman") shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman.

     The presence in person or by telephone or other similar means of a majority of the Committee's members shall constitute a quorum for any meeting of the Committee. All actions of the Committee will require the vote of a majority of its members present at a meeting of the Committee at which a quorum is present.

                            PURPOSE OF THE COMMITTEE

     The Committee's purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, internal control and legal compliance functions of the Corporation and its subsidiaries.

     The Committee shall oversee the audit efforts of the Corporation's independent accountants and internal auditors and, in that regard, shall take such actions as it may deem necessary to satisfy itself that the Corporation's auditors are independent of management. It is the objective of the Committee to maintain free and open means of communications among the Board, the independent accountants, the internal auditors and the financial and senior management of the Corporation.

                          COMPOSITION OF THE COMMITTEE

     Each member of the Committee shall be an "independent" director within the meaning of The Nasdaq Stock Market Marketplace Rules and, as such, shall be free from any relationship that may interfere with the exercise of his or her independent judgment as a member of the Committee. However, as permitted by the rules of The Nasdaq Stock Market (the "Nasdaq"), under exceptional and limited circumstances, one director who does not meet certain of the criteria for "independence" may be appointed to the Committee if the Board determines in its business judgment that membership on the Committee by such person is required by the best interests of the Corporation and its stockholders and the Corporation discloses in the annual proxy statement the nature of such person's relationship and the reasons for the Board's determination. Notwithstanding the foregoing, current employees or officers, or their immediate family members, are not allowed to serve on the Committee.

     All members of the Committee shall be financially literate at the time of their election to the Committee or shall become financially literate within a reasonable period of time after their appointment to the Committee. "Financial literacy" shall be determined by the Board in the exercise of its business judgment, and shall include a working familiarity with basic finance and accounting practices and an ability to read and understand fundamental financial statements. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or senior officer with financial oversight responsibilities. Committee members, if they or the Board deem it appropriate, may enhance their understanding of finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant or firm.

                           MEETINGS OF THE COMMITTEE

     The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. As part of its purpose to foster open communications, the Committee shall meet at least annually with management, the head of the internal auditing department and the Corporation's independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups or persons believe should be discussed privately.

     In addition, the Committee, or the Chairman, should meet or confer with the independent accountants and management quarterly to review the Corporation's periodic financial statements prior to their filing with the Securities and Exchange Commission ("SEC"). The Chairman should work with the Chief Financial Officer and management of the Corporation to establish the agendas for Committee meetings. The Committee, in its discretion, may ask members of management or others to attend its meetings, or portions thereof, and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to those meetings and the Committee's activities and provide copies of such minutes to the Board.

                  DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

     In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. The Committee should review and reassess annually the adequacy of the Committee's charter. The charter must specify: (1) the scope of the Committee's responsibilities and how it carries out those responsibilities; (2) the ultimate accountability of the Corporation's independent auditors to the Board and the Committee; (3) the responsibility of the Committee and the Board for the selection, evaluation and replacement of the Corporation's independent auditors; and (4) that the Committee is responsible for ensuring that the Corporation's independent auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the independent auditors and the Corporation and that the Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and for recommending that the Board take appropriate action to ensure the independence of the independent auditors.

     While there is no "blueprint" to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the Committee:

SELECTION AND EVALUATION OF AUDITORS

     Make recommendations to the Board as to the selection of the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;

     Review and approve the Corporation's independent auditors' annual engagement letter, including the proposed fees contained therein;

     Review the performance of the Corporation's independent auditors and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

     Oversee the independence of the Corporation's independent auditors by, among other things: (1) requesting that the independent auditors deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation; and (2) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action to satisfy itself of the auditors' independence; and

     Instruct the Corporation's independent auditors that they are ultimately accountable to the Committee and the Board, and that the Committee and the Board are responsible for the selection, evaluation and termination of the Corporation's independent auditors.

OVERSIGHT OF ANNUAL AUDIT AND QUARTERLY REVIEWS

     Review and accept, if appropriate, the annual audit plan of the Corporation's independent auditors, including the scope of audit activities, and monitor such plan's progress and results during the year;

     Confirm through private discussions with the Corporation's independent auditors and the Corporation's management that no management restrictions are being placed on the scope of the independent auditors' work;

     Review the results of the year-end audit of the Corporation, including, among other things: (1) the audit report, the published financial statements, the management representation letter, the "Memorandum Regarding Accounting Procedures and Internal Control" or similar memorandum prepared by the Corporation's independent auditors, and any other pertinent reports and management's responses concerning such memorandum; (2) any material accounting issues among management, the Corporation's internal auditing department and the independent auditors; and (3) other matters required to be communicated to the Committee under generally accepted auditing standards, as amended, by the independent auditors;

     Review with management and the Corporation's independent auditors such accounting policies, and changes therein, of the Corporation, including any financial reporting issues which could have a material impact on the Corporation's financial statements, as are deemed appropriate for review by the Committee prior to any interim or year-end filings with the SEC or other regulatory body; and

     Confirm that the Corporation's interim financial statements included in Quarterly Reports on Form 10-Q have been reviewed by the Corporation's independent auditors.

OVERSIGHT OF FINANCIAL REPORTING PROCESS AND INTERNAL CONTROLS

     Review the adequacy and effectiveness of the Corporation's accounting and internal control policies and procedures through inquiry and discussions with the Corporation's independent auditors and management of the Corporation;

     Review with management the Corporation's administrative, operational and accounting internal controls, including controls and security of the computerized information systems, and evaluate whether the Corporation is operating in accordance with its prescribed policies, procedures and codes of conduct;

     Review with management and the independent auditors any reportable conditions and material weaknesses, as defined by the American Institute of Certified Public Accountants, affecting internal control;

     Receive periodic reports from the Corporation's independent auditors and management of the Corporation to assess the impact on the Corporation of significant accounting or financial reporting developments proposed by the Financial Accounting Standards Board or the SEC or other regulatory body, or any other significant accounting or financial reporting related matters that may have a bearing on the Corporation; and

     Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation's independent auditors, the Corporation's internal auditing department and management.

                                 OTHER MATTERS

     Meet with the general counsel and/or outside counsel, when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Corporation;

     Prepare a report to be included in each annual proxy statement of the Corporation containing that information required by the rules of the Nasdaq, the Securities Exchange Act of 1934 (the "1934 Act") or any other rule or regulation applicable to the Corporation or deemed appropriate by the Committee;

     Review the Corporation's policies relating to the avoidance of conflicts of interest and review past or proposed transactions between the Corporation and members of management as well as policies and procedures with respect to officers' expense accounts and perquisites, including the use of corporate assets. The Committee shall consider the results of any review of these policies and procedures by the Corporation's independent auditors;

     Obtain from the independent auditors any information pursuant to Section 10A of the 1934 Act;

     Conduct or authorize investigations into any matters within the Committee's scope of responsibilities, including retaining outside counsel or other consultants or experts for this purpose; and

     Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

     With respect to the duties and responsibilities listed above, the Committee should:

     Report regularly to the Board on its activities, as appropriate;

     Exercise reasonable diligence in gathering and considering all material information;

     Understand and weigh alternative courses of conduct that may be available;

     Focus on weighing the benefit versus harm to the Corporation and its stockholders when considering alternative recommendations or courses of action;

     If the Committee deems it appropriate, secure independent expert advice and understand the expert's findings and the basis for such findings, including retaining independent counsel, accountants or others to assist the Committee in fulfilling its duties and responsibilities; and

     Provide management, the Corporation's independent auditors and internal auditors with appropriate opportunities to meet privately with the Committee. While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Corporation complies with all laws and regulations.

                                                                      APPENDIX C

                            DESCRIPTION OF BUSINESS

         (REPRODUCED FROM THE COMPANY'S FORM 10-K FILED MARCH 13, 2002)

                                    BUSINESS

WHO WE ARE

     McDATA Corporation is a leading provider of open storage networking solutions and provides highly available, scalable and centrally managed storage area networks (SANs) that address enterprise-wide storage problems. McDATA's core-to-edge enterprise solutions consist of hardware products, software products and professional services. McDATA's SAN solutions improve the reliability and availability of data, simplify the management of SANs and reduce the total cost of ownership. As companies migrate from server-centric to storage-centric environments, they will require SAN solutions and a comprehensive family of products that span their enterprise from the core of their data center to the very edge of their fabric. McDATA Corporation was reorganized and incorporated in the state of Delaware in October of 1997.

HARDWARE PRODUCTS

     At the core of an enterprise's data center, we are the leading provider of high availability SAN directors with our 6000 Series Core Director, the 64-port ED-6064. The distinction between a director-class environment and a simple combined or clustered switching solution environment is significant at the core. Directors offer full redundancy, "five-nines" (99.999%) of availability -- a result of our near instantaneous fail-over recovery, ultra-high predictive performance provided by our non-blocking architecture, security and highly integrated centralized management provided through our software management tools. This provides customers with the most scalable, highest performance and highest availability solution to use for their SAN. The ED-6064 also provides optimal port granularity with four ports per module and 16 swappable modules per chassis for a total of 64 ports. In the rare event of a single port failure, only one port module in a director would be affected and can be replaced without network disruption unlike a similar failure with a combined or clustered switching solution that has sixteen ports per module. In addition, the extensibility and openness of our architecture provides customers with unrivaled investment protection by providing a platform that can be upgraded to new performance levels and protocols.

     For the department level of an enterprise, we offer our 3000 Series Fabric Switches, the 32-port ES-3032 and the 16-port ES-3016, and for the workgroup level or edge of the fabric, we offer our 1000 Series 8-port (plus 1 bridge port) Edge Switch, the ES-1000, which supports arbitrated loop. Our department and workgroup level fabric switches offer enhanced availability features unique in the marketplace. Our core-to-edge family of products is further complimented by the bridges, routers and host bus adapters we source from third parties.

     We also sell our Fabricenter(TM) Cabinet that can house multiple directors and switches, addressing and optimizing space and connectivity issues for our customers and partners. To address investment protection, all of our hardware products are backward and forward compatible.

SOFTWARE PRODUCTS

     Through our Epoch(TM) Software Architecture, or EpochSA, we offer end-to-end total open SAN management through a layered software approach. Our SANavigator(TM) software provides complete SAN monitoring, management, visualization and control of multi-vendor fabric environments. Our Enterprise Fabric Connectivity Manager, or EFCM, software systematically simplifies the setup and configuration of a SAN with our directors and switches and provides fabric level SAN management and administration. Both SANavigator(TM) and EFCM software can be run locally on the server platform or remotely on any network-attached user workstation in the enterprise. We plan to integrate certain of the features of EFCM into SANavigator(TM) in 2002.

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     Our Product Manager, or PM, software provides device level management and administration of our directors and switches. Our Enterprise Operating System,(TM) or E/OS, software is embedded in our directors and switches and forms the foundation for our Core-to-Edge Enterprise Architecture providing a myriad of advanced services to upper layers of software applications including non-disruptive software code loads (HotCAT(TM)). Finally, our FICON Management Server software is available with our 6000 Series Directors to provide mainframe customers with automated control of FICON storage networks through a single user interface.

PROFESSIONAL SERVICES AND SOLUTIONS

     Backing our customers with one of the most experienced and comprehensive SAN consulting organizations in the industry, our Professional Services group helps customers create and implement a SAN that best meets their business objectives and IT strategy. Our full line of service offerings and state-of-the-art tools such as ProSADA(TM) allow our customers to efficiently plan, implement, and manage complex SANs world wide. We provide customers with complete turnkey solutions that solve critical customer problems such as e-mail and data protection allowing the customers to focus on their business mission with the assurance of high availability and functionality. We also provide technology-centric, vendor-neutral SAN training to IT professionals through our Learning Services group. Our training emphasizes system-level solutions by teaching IT professionals the skills necessary to be effective in today's multi-vendor, heterogeneous SAN environments.

     Our directors, switches, and software enable enterprises to connect and centrally manage large numbers of storage and networking devices. These products enable business enterprises to cost-effectively manage growth and storage capacity requirements, improve the networking performance of their servers and storage systems, and scale the size and scope of their SAN or other information infrastructure while allowing them to operate data-intensive applications on the SAN.

     We sell our products through industry leading OEMs and resellers, including EMC, IBM, Hitachi Data Systems, or HDS, Hewlett-Packard Company, or HP, and Compaq Computer Corporation, or Compaq, as well as distributors and systems integrators around the globe. Our goal is to build on our leadership position in providing director class devices to become the leading provider of a full range of switching, software and professional services solutions for the entire business enterprise.

INDUSTRY BACKGROUND

     During the past decade, the volume and value of data created throughout business enterprises has increased dramatically. As a result, the demand for data storage capacity has exploded as enterprises increasingly need to access, process and manipulate data that is critical to their businesses. This growth in the volume of data storage has been driven by a number of factors including:

     - the rapid expansion of data intensive applications such as e-mail, data mining and enterprise resource planning;

     - the increase in complexity of enterprise computing environments and use of multiple, incompatible servers and operating systems;

     - the need to store redundant copies of enterprise data for business continuance applications;

     - the increase in the number of users accessing the network;

     - the growth of e-commerce;

     - the rapid growth of web hosting, digital video and other multimedia applications and the increasing complexity and volume of enterprise data; and

     - the decline in the cost of storage as a result of advances in storage technology.

     In addition, organizations have recognized that rapid and reliable access to enterprise data 24 hours a day, 7 days a week (24X7), 365 days a year is essential to operating a business. The growing dependence on data for fundamental business processes has greatly increased the number of input-output data storage transactions required of storage servers and systems. The continued deployment of client-server and Internet-based applications combined with the rapid growth of enterprise data has placed significant strain on traditional data storage architectures. Furthermore, the increased use of open-system computing environments, which link multiple applications, files and databases to networked computers, makes the task of data management increasingly difficult. As a result, data storage products and services have accounted for an increasing percentage of business enterprises' information technology budgets and management resources.

     Business enterprises have historically attempted to support and manage data requirements by directly attaching storage devices to the individual servers on a local area network, or LAN. Servers communicate in this direct attached environment using the small computer systems interface, or SCSI. The SCSI protocol, however, has several drawbacks, including a short transport distance, limited performance and capacity of the connection, limited configuration flexibility, low reliability and inability to support more than a limited number of connections. The result has been significant congestion at the point of communication between storage systems and servers.

     To address the limitations of traditional server-to-storage connections, Fibre Channel technology and related industry standards evolved in the early 1990's as a means to facilitate high-performance storage connectivity. Fibre Channel technology supports large data transfers at transmission speeds of one billion bits, or one gigabit, per second (and will support transmission speeds of two gigabits per second in 2002), and is therefore well-suited for data transfers between storage systems and servers, with guaranteed delivery and transmission distances of up to 20 kilometers. "Fibre" refers to the optical or copper cable through which the communication among data storage systems and workstations, servers and other peripherals flows. Connecting network devices through Fibre Channel technology enables the efficient and reliable transfer of data from one network device to another, allowing access from any server to any storage device on the network. Fibre Channel offers the connectivity, distance and access benefits of a network, combined with the high performance and increased capacity of a channel. Since its introduction, Fibre Channel technology has earned widespread acceptance from industry and independent testing organizations.

THE EMERGENCE OF SANS

     The introduction of Fibre Channel technology to facilitate high performance storage connectivity has facilitated the development of SANs. SANs enable fast, efficient and reliable transfer of data between multiple storage devices and servers to improve the management of data within a business enterprise. SANs also permit the traffic from storage applications to be handled outside of the LAN by decoupling computer storage systems from servers, which enhances the LAN's performance. SANs advance the traditional SCSI-based direct attached storage and server configuration to a network of storage devices that can be accessed by multiple servers and network users, significantly increasing the performance and availability of enterprise data storage.

     SANs are typically configured in either a switched fabric or arbitrated loop topology. Two or more Fibre Channel directors/switches can be interconnected in such a way that data can be physically transmitted between any two ports on any of the directors/switches, which is referred to as a "fabric." Fabrics allows business enterprises to connect any device on the network to any other device on the network. Optimally, fabrics have directors at the core of the enterprise with switches deployed to the edge of the enterprise. Fabric switching configurations enable every device on the network to have full network bandwidth. Arbitrated loop topology is the simplest SAN configuration, which interconnects up to approximately 126 devices on the network. In an arbitrated loop configuration, unlike a fabric configuration, all devices share available network bandwidth on the network, resulting in decreased performance as the number of devices in the loop increases.

     A SAN incorporates one or more classes of networking devices that connect the SAN with server and storage devices. These devices are:

     - Core Director -- the backbone device that enables the broadest connectivity of servers and storage devices in a SAN configuration. It has the highest bandwidth performance and provides the highest number of ports per size of device (referred to as port density) of all SAN networking devices. A director class device, unlike other types of SAN networking switch devices, has incorporated throughout its design fault tolerant technology and redundancy, which allows the director to continue performing its function if one or more of its components fail -- resulting in near instantaneous recovery. The redundancy is achieved by including spare or backup components in the architecture of the director so that, in the event of failure of a functioning director component, the back-up component assumes the function of those failed components. Core directors support a highly scalable fabric configuration and provide a highly available platform for a centralized SAN management system.

     - Fabric Switch -- a device that addresses typical department and workgroup level requirements to connect a range of server and storage devices with less capability than a core director. SAN switches provide increased flexibility in building larger SAN configurations and higher performance than storage hubs. Typical configurations connect a limited number of servers with multi-hundred gigabyte storage arrays.

     - Edge Switch/Hub -- a networking device that addresses entry level, or workgroup, performance requirements. Edge switches/hubs link servers with storage devices in an arbitrated loop configuration in which all devices on the network share available bandwidth. Some switches/hubs offer basic device level management but typically do not offer fabric or centralized SAN management. Typical workgroup configurations use a switch/hub to connect one to four servers with one or two storage array devices.

     To date, many Fibre Channel SAN solutions are deployed only within particular areas of an end-customer organization, as opposed to a deployment on an enterprise-wide basis. This localized deployment requires that each SAN be administered and managed locally, which hinders access to and sharing of information on a centrally-managed enterprise-wide basis.

     As organizations deploy SANs across the enterprise, they seek to address the following requirements:

     - Scalability -- Provide the ability to scale. Enterprises deploy SANs in order to provide the ability to scale servers and storage capacity independently, connecting hundreds of storage devices or subsystems to multiple servers, allowing users to scale and upgrade the capabilities of their information infrastructures for demanding enterprise data needs.

     - Interoperability -- Ensure multi-vendor compatibility and interoperability. Enterprises require SAN infrastructure interoperability, which allows them to integrate SAN products into existing storage architectures, thereby preserving investments in legacy equipment, including both open systems (FICON) and mainframes (ESCON).

     - Availability -- Offer on-demand (24X7) availability to data. Enterprises demand SAN products that are designed with significant high (24X7) availability, functionality and features that address the demand for information infrastructures with substantial fault tolerance and higher availability of data.

     - Manageability -- Reduce Cost of Ownership. Enterprises require SAN management products designed to provide centralized monitoring and control of storage and networking devices across the enterprise. This enables enterprise users to minimize downtime by monitoring, detecting, isolating and troubleshooting faults as they occur, thereby lowering the total cost of ownership as SAN resources are utilized more efficiently. Additionally, SAN management tools increase the efficiency of managing complex SAN environments thereby reducing the requirements for highly skilled IT personnel.

     - Performance -- Optimize performance in an increasingly complex information infrastructure. Enterprises rely on SANs to provide multiple users simultaneous access to stored data over independent paths within the SAN. This permits access to data by more users than is possible with traditional storage architectures. SAN directors and switches need to provide high port count and throughput capability. These features enable higher performance and more cost effective scaling because more devices can be connected than with clustered switches.

     In order to address these requirements, organizations are increasingly adopting an enterprise-wide strategy to SAN deployment, requiring SAN infrastructure providers to adopt features and practices that deliver on the full promise of SANs.

THE MCDATA SOLUTION

     We are a leading provider of high availability SAN hardware and software for connecting servers and storage devices from the core to the edge of an enterprise's data infrastructure. We combine experience in designing, developing and manufacturing high performance SAN solutions with a knowledge of business critical applications, service and support to solve complex business problems facing an enterprise's data infrastructure. Our solutions include hardware and software products, methodologies and education that enable businesses to scale their operations globally through a comprehensive, manageable, flexible data infrastructure that is optimized for rapid deployment and responsiveness to customer needs. We believe that the completeness of our hardware, software and services necessary to provide interoperable SAN solutions has allowed us to be the first company to offer true core-to-edge enterprise SAN solutions to our customers. The advantages of our solutions include the following:

     - Scalability -- Dynamic Growth. Our solutions are designed to enable users to consolidate, add or reconfigure servers and storage devices within an enterprise-wide network of data storage and switching devices. The architecture of our products is designed to permit businesses to expand their computing and storage resource needs without causing business interruption or a decline in overall storage system performance.

     - Connectivity -- Interoperability. We are committed to industry standards-based interoperability and we are at the forefront of providing products that interoperate with the majority of popular servers, storage devices and switching devices in a heterogeneous environment. Our products are designed to protect customers' investment in their information infrastructure.

     - Availability -- Information Anywhere, Anytime. Our SAN solutions are designed to offer users a reliable and a highly available information infrastructure. Our products are designed to provide maximum availability by using fault-tolerant technology incorporating redundant components in the architecture of the product. Our core directors offer internally redundant capabilities that enable customers to run their businesses on a 24X7 basis with 99.999%, or "five-nines," operational availability.

     - Manageability -- Comprehensive Control for Low Total Cost of
       Ownership. Our network management and switching software solutions are designed to enable customers to manage their entire SAN fabric from a central point. For example, our SANavigator(TM) software proactively monitors, manages and controls SANs in a multi-vendor fabric environment. Likewise, our EFCM and SANavigator software is designed to minimize downtime by proactively monitoring, detecting and isolating fabric conditions that may interrupt the access to or availability of data. Our software solutions are easy to install and operate, and have powerful, built-in diagnostic capabilities designed to enhance troubleshooting methods that reduce the time it takes to restore a fabric to full operation. Product features simplify the overall administration, service and support of the infrastructure, permitting more efficient use of personnel and increased data availability.

     - Performance -- Industries Best Price Performance. Our products are designed to offer maximum performance throughout a fabric as the increase in business applications drives growth in storage and server connections. McDATA's serial crossbar architecture provides one of the fastest, most predictive switch performance available today. We have also engineered and deployed the technology for our products to provide customers with more data transmission ports per device. This results in a lower price per port than similarly sized products with fewer ports that must be networked together in order to provide the same number of available ports.

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

THE MCDATA STRATEGY

     We are focused on becoming the leading provider of enterprise-wide SAN switching solutions. The key elements of our strategy are the following:

     - Capitalize on our market leadership. We intend to capitalize on our market leadership in providing SAN backbone director-class devices through continual enhancement of our existing products and the development of new products. We have experience in developing high availability switching solutions that are essential to business computing, including SAN solutions and other information infrastructures.

     - Provide the leading, comprehensive enterprise-wide SAN solution. We believe we are the only company that provides a comprehensive enterprise-wide SAN solution from the core to the edge of the enterprise through our director, switch and software product offerings. We intend to leverage our complete family of core-to-edge solutions to enable more customers to architect, design and deploy large-scale, centrally-managed, enterprise-wide SANs with a high level of infrastructure availability, performance and manageability.

     - Lead the ESCON to FICON migration. We delivered the first highly available ESCON director to IBM in 1994 and supplied the vast majority of ESCON directors installed in data centers worldwide. Through our FICON Management Server software, we provide a comprehensive easy-to-use software solution that allows automated control of both FICON and ESCON storage networks. As mainframe customers migrate from IBM's original protocol, ESCON, to FICON, they can purchase our 6000 Series Director for the core of their SAN and have seamless software management of both protocol environments. FICON is designed to provide Fibre Channel connectivity to mainframe storage devices resulting in enhanced network performance and more efficient management.

     - Extend leadership in interoperability. Our leadership in the Open Standards Fabric Initiative (OSFI) and our continued investment in our interoperability efforts will enable us to support standards for new SAN market opportunities. We intend to lead the development and establishment of the next generation of standards for the SAN and information infrastructure industry. We have developed and operate a state-of-the-art interoperability lab that enables us to develop products that we qualify and certify as interoperable with a wide variety of SAN and other information infrastructures.

     - Provide complete software fabric solutions. We acquired the SANavigator software to offer market-leading, multi-device, multi-vendor software-based SAN management. We intend to integrate certain features of our EFCM software into SANavigator to provide even greater visibility into the network structure and details of management functions. We will continue to combine the capabilities of our ASIC technology with our management software products to drive high availability through the fabric. We will invest in our network management software tools to continuously improve overall fabric performance. Our network management software works in conjunction with McDATA device management software tools and other system and storage management platforms to provide a proactive, single system view capability that is required to provide the highest availability of data. Additionally, we plan to provide a comprehensive "open" API to ensure that our partners can actively participate in providing complete open SAN solutions to our combined customer-base.

     - Expand multi-channel distribution capability across the enterprise. We plan to continue to develop and expand our direct-assist sales model with our existing and future original equipment manufacturer, reseller and systems integrator customers. In February and November of 2001, we entered into an OEM purchase agreements with HP and Compaq, respectively, regarding the sale of our products. Our future success depends in part on the successful creation of an open market channel through distributors and resellers. To this end, we have developed a network of leading distributor and reseller partners. We intend to enter into agreements with additional distributors and resellers globally to increase our geographic coverage and address new vertical markets.

     - Increase brand awareness. Brand awareness is important to the sales process. We will continue to build awareness of our brand, positioning ourselves as a leading provider of high performance, highly
                                       C-6
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       available SAN and information infrastructure products for enterprise business applications. We look to extend our brand through our distribution, reseller and original equipment manufacturer partners. We intend to promote our brand through increased investment in a range of marketing programs, including advertising-both print and on-line, trade show and industry event participation, direct marketing, public relations, and active involvement with industry analysts and the press.

THE MCDATA PRODUCTS

     We design, develop, manufacture and sell directors, switches and software that enable enterprise-wide high performance SANs. We are a technology and market leader for SAN backbone director class devices. We also offer a comprehensive suite of core-to-edge SAN switching products that leverage the core technology advantages of our hardware and software design architecture to address the connectivity needs of business enterprises. Our products are as follows:

     - 6000 Series Core Director. Our 6000 Series Core Director provides high performance switching for mass storage clusters and client-server environments. The ED-6064 is a 64-port Fibre Channel director that offers high-performance connectivity and high availability. The product is a high-end solution for applications requiring gigabit performance and 24x7 operation. Through its use of redundant single-stage switch elements, the ED-6064 provides full redundancy in a non-blocking, any-to-any, 64-port, configuration within the director. The major sub-assemblies of our 6000 Series are "hot-swappable," meaning that a replacement may be substituted for a defective assembly while the product is performing its normal function, thereby allowing customers to replace and service the unit without interrupting the basic operation of the device. The protocol-independent architecture of our 6000 Series supports future upgrades for multi-protocol platforms and increased transmission speeds from 1 gigabit, to 2 gigabit and to 10 gigabit when generally available. The ED-6064 provides the highest port density in the industry measuring 9u ("u" equals 1.75 inches in height) of vertical space, enabling 256 ports to reside in a single Fabricenter Cabinet.

     - 3000 Series Fabric Switches. Our 3000 Series Fabric Switches offer both 32-port (ES-3032) and 16-port (ES-3016) models that enable flexible deployment for medium and large enterprises. Our ES-3032 delivers the power of data center high availability to the department with features previously only available with director class devices, and with "any-to-any" connectivity. They are designed for customers who either want to extend connectivity from the data center or seek to start small and scale as they grow. Our ES-3016 provides an entry point for building enterprise-class, extensible SANs and provides IT managers with a flexible solution capable of supporting expanding business requirements. All of our 3000 Series Fabric Switches can be managed with our enterprise software products, providing a centralized, fabric-wide statistical view of the entire storage network.

     - 1000 Series Edge Switch. The ES-1000 is an entry level 8-port (plus 1 bridge port) Fibre Channel switching device with arbitrated loop support that, when combined with our 6000 Series Core Directors and 3000 Series Fabric Switches, enables an end-to-end switching solution for the consolidation of workgroup (edge), department and enterprise level storage and servers. The 1000 Series consolidates storage at the workgroup level then connects back to the data center backbone, creating a scalable and highly available core-to-edge storage solution.

     - Software Products. Through our EpochSA, we offer end-to-end total open SAN management through a layered software approach. Our SANavigator(TM) software provides complete SAN monitoring, management, visualization and control of multi-vendor fabric environments. Our EFCM software systematically simplifies the setup and configuration of a SAN with our directors and switches and provides fabric level SAN management and administration. Our PM Software provides device level management and administration of our directors and switches. Our E/OS Software is embedded in our directors and switches and provides a myriad of advanced services to upper layers of software applications, including non-disruptive software code loads (HotCAT(TM)). Finally, our FICON Management Server software is available with our 6000 Series Directors to provide mainframe customers with automated control of FICON storage networks in a single user interface.

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     - Fabricenter(TM) Cabinet.  Our Fabricenter(TM) Cabinet supports internal cable management for 512 Fibre Channel cables and provides 36u of vertical space while occupying only one tile width (24") of valuable floor space. Its sleek, industrial design provides maximum airflow, security and visibility of equipment. The Fabricenter(TM) Cabinet can house our 6000 Series Director, our 3000 Series Fabric Switches, and our 1000 Series Edge Switch.

     - OpenReady(TM) Solutions. Our OpenReady(TM) solutions (formerly known as FabricReady(TM)) are comprised of our director and switch SAN networking devices (and partner products) and form comprehensive enterprise storage connectivity solutions. These OpenReady offerings are preconfigured and qualified with hardware, software and services necessary to provide interoperable SAN solutions. OpenReady offerings provide customers and channel partners with an integrated, application-based SAN solution for solving business critical problems across the enterprise. It offers customers a predictable and reliable way to deploy SAN solutions into their production environments while substantially minimizing overall risks and the costs associated with new technologies. OpenReady services combine our long standing commitment and investments in interoperability with the capability to provide complete end-to-end SAN infrastructure solutions based on the integration and rigorous testing of applications. We currently provide OpenReady solutions for NT and Sun consolidation and local area network-free back-up applications.

     - FICON Bridge. We designed and manufacture the FICON feature card within IBM's 9032 Model 5 Director that functions as a bridge between FICON and ESCON protocols. FICON is designed to provide Fibre Channel connectivity to mainframe storage devices. FICON takes advantage of the American National Standards Institute Fibre Channel standard transport with the introduction of IBM's performance-enhancing S/390 layer. The FICON Bridge card helps provide customers with investment protection for currently installed ESCON control units, such as disk storage and tape control units.

TECHNOLOGY

     We have developed ASIC technology that serves as the foundation for the development of our complete family of SAN products. Our ASICs provide building blocks at the circuit level for implementing Fibre Channel directors and switches. These ASICs combine a number of Fibre Channel functions in a single chip that reduces the number of components needed in our Fibre Channel directors and switches.

     These ASICs are used in our current director and switch products and we intend to use variations of such ASICs in our future products. The implementation of our director and switch architecture is based on a common hardware and software design. The architecture enables product designs that span from the high-end data center to low-end workgroup storage computing environments with gigabit performance and 24X7 operation.

     Our technology/architecture allows us to offer director-class products with a higher number of data transmission ports per device than similarly sized products and department and workgroup switches with a higher port density per unit of rack space than similarly sized products. Switches with fewer ports must be networked together to provide the same number of available ports. Our comparatively high number of available ports per device and our durable serial crossbar non-blocking architecture allows our device to offer higher performance than switches that must be networked together because none of our switch ports needs to be diverted to network to other switches. Our current architecture enables us to address large enterprise core-to-edge customer fabrics with thousands of ports. In addition to the support of high data throughput speed of the switch, our architecture supports very low latency, generally indicating a two microsecond delay regardless of the number of the ports of the switch. The architecture supports transmission of up to 2 gigabits per second and we believe will support transmission of up to 10 gigabits per second in the future. The flexibility of our architecture provides customers with investment protection by allowing the director platform to be upgraded from 1 gigabits, to 2 gigabits and to 10 gigabits, when generally available, as well as future technology protocols like internet protocol (IP), iSCSI and Infiniband (IB).

     Our current director products include, and we expect our future products will include, many of the following characteristics:

     - system status monitoring;

     - ability to automatically replace faulty internal component parts without interruption of data transmission;

     - non-disruptive serviceability;

     - automated component failure detection and reporting;

     - user friendly operation;

     - automated call home facilities;

     - network management that supports both in-band and out-of-band systems;
       and

     - management via our SANavigator, EFCM, Product Manager and E/OS software management products.

     Our software architecture is based on a McDATA-developed E/OS embedded real-time operating system which provides state-of-the-art intelligent services. Coupled with our EFCM and SANavigator fabric management applications, our software architecture delivers advanced Fibre Channel services for the entire SAN, using a common set of management applications.

CUSTOMERS

     Two major customers, EMC and IBM, are significant providers of enterprise storage systems. In 2001, EMC accounted for approximately 66% (down from 76% in 2000), and IBM accounted for approximately 17% (up from 14% in 2000) of our total revenue, respectively. In February and November of 2001, we entered into OEM purchase agreements with HP and Compaq, respectively. In addition to our original equipment manufacturers, or OEMs, we also have relationships with resellers and systems integrators. These and our other systems integrator partners will continue to be a strategic focus for us as we continue to expand our business and deploy our OpenReady(TM) solutions.

BACKLOG

     We manufacture our products on the basis of our forecast of near-term demand and maintain inventory in advance of receipt of firm orders from customers. Products are configured to customer specifications and are generally shipped by us shortly after receipt of the order. For this reason, our backlog at any particular time is not meaningful because it is not necessarily indicative of future sales levels.

SALES AND MARKETING

     Our sales and marketing approach is focused on an indirect sales model executed through OEMs and resellers, such as EMC, IBM, HDS, HP and Compaq, and our distributors and system integrators. We support these distribution customers in a direct assist model with our field sales and service personnel. In addition, our Professional and Learning services groups are recognized within the industry as technical experts with proven deployment methodologies and a comprehensive Fibre Channel education curricula.

     Our OEM and reseller customers incorporate our directors and switches into their end-user products that are installed and field-serviced by the OEM technical support organizations. IBM Global Services provides our first level of field support for all products that are sold directly or through our indirect channel partners (distributors and system integrators). The sales cycle used in selling to an OEM customer can vary significantly in terms of its length and complexity. Often, it involves the use of our testing labs or those of our strategic partners, where substantial testing takes place. It also often involves the submission of proposal documentation and presentations to the customer. This sales process generally involves the combined efforts of our sales and marketing, engineering and management teams and can take from several weeks to more than one year.

     In May of 2000, we entered into a five-year agreement to sell our products to EMC under which we will manufacture our products for EMC's internal use or for delivery directly to EMC's end user customers. Under the terms of this agreement, we provide varying degrees of support for these products to EMC's end user customers. We also entered into a Resale Agreement with IBM in February of 2000 that governs IBM's purchases of our products and appoints IBM as a non-exclusive authorized reselling agent of ours to resell our products and services to IBM reseller and end-user customers. In February and November of 2001, we entered into OEM purchase agreements with HP and Compaq, respectively. None of these agreements provide for the purchase of a guaranteed minimum amount of product.

     We also intend to continue to sell our products to an expanding list of systems integrators who combine our products with products of other vendors to provide complete SAN solutions. Systems integrators typically provide installation, service and technical support to their end-user customers.

     As of December 31, 2001, our sales organization was located in several major cities in North America and in Germany, the United Kingdom, Japan, France, Italy, Norway, Australia, Hong Kong, Korea and Switzerland. Our sales and marketing organization includes field sales personnel, systems engineers, channel sales professionals, professional and educational services providers and sales operations professionals.

CUSTOMER SERVICE, SUPPORT AND SOLUTIONS

     We believe that superior customer service and support are critical to maintain successful long-term relationships with our customers and enhance our leadership position in the SAN market. This service and support will also contribute to building our brand, as our products are introduced and integrated with products of other manufacturers and resellers.

     We provide technical support to our OEM and reseller customers and systems integrators, enabling them to provide technical support to their end users. We do this by providing training and documentation together with 24X7 support. When a customer issue originates from our call center, we remain in contact with the customer until the issue is resolved. Our customer support includes a comprehensive array of full-service support elements, including: 24X7 call home monitoring; spare parts depots; direct support through IBM Global Services; field engineers, manufacturer-based technical support specialists and regional support specialists available to handle on-site requirements. In addition, our Professional Services group provides our customers with one of the most experienced and comprehensive SAN consulting and solutions in the industry. Our full line of service offerings and state of the art tools such as ProSADA(TM) allows customers to plan, implement, and manage the most complex SAN networks world wide. We provide our customers with complete turnkey solutions that solve critical customer problems such as e-mail and data protection allowing the customers to focus on their business mission with assurance of high availability and functionality.

MANUFACTURING

     Our manufacturing facility, located in Louisville, Colorado, is approximately 91,000 square feet. We perform final assembly and testing, finished goods distribution, customer service repair and logistics in this facility. We currently anticipate that this facility will be adequate for us to meet demand for our products for the foreseeable future. In addition, we have available additional manufacturing floor space, multiple shifts and outsourcing options to provide significantly higher volume manufacturing capability if required. In November of 2001, we announced that we planned to implement an "outsourcing focused" manufacturing model. As part of this model, we expect to transition our manufacturing operations to a contract manufacturer in 2002 through 2003. Please see "-- Commitments" on page D-6 for a further discussion of our outsourcing plan.

     We subcontract a majority of our production activities, including the manufacture, assembly and testing of a substantial part of our products. We currently utilize SCI Systems Inc. as the primary contract manufacturer for printed circuit board assembly and testing and box build. SCI has multiple sites in multiple countries that can be used for disaster recovery or to significantly expand their manufacturing capacity. In

December 2001, we entered into a new manufacturing and purchase agreement with SCI. We currently depend upon LSI Logic for the production of all of our ASICs.

     We depend on SCI, LSI Logic and our other subcontractors to deliver high-quality products in a timely manner, but we cannot assure you that they will be able to do so. We currently do not have a long-term supply contract with any of our subcontractors.

     We design test processes for all of our products to identify the causes and measure the frequency of product failures. We and our major component suppliers use these test processes in connection with the manufacture of our products. Our tests include environmental stress screening, which seeks to ensure product performance and reduce premature product failures, and other test processes, which are designed to identify product defects prior to shipping. In addition to qualifying our products, we also qualify our component suppliers based on their ability to manufacture components within defined specifications.

RESEARCH AND DEVELOPMENT

     The SAN and other information infrastructure markets are characterized by rapid technological change, including changes in customer requirements, frequent new product introductions and enhancements, and evolving industry standards. We believe that continued research and development efforts are an important factor in our ability to maintain technological competitiveness. We employ individuals in engineering and development efforts that are focused on the development, enhancement and testing of directors and switches, ASICs and the associated software offerings that address the needs of the SAN market. In addition, we currently cooperate with leading software companies, including Microsoft Corporation and Tivoli, a division of IBM, to develop and test the interoperability of our products with their software to provide both our and their end users with more fully tested, interoperable SAN solutions. We do not believe that our relationships with these companies are material to our business, financial condition or results of operation. We intend to dedicate resources to the continued development of the Fibre Channel standards and to achieve interoperability with the Fibre Channel devices of other companies. Finally, our Systems Integration Lab located in Broomfield, Colorado is the industry's foremost Fibre Channel switched fabric interoperability lab and is staffed by Fibre Channel and open systems experts.

     Our research and development expenditures were approximately $49 million in 2001, approximately $38 million in 2000 and approximately $24 million in 1999. Expenses associated with our Systems Integration Lab are incorporated in our marketing expenditures and are not included in our research and development costs.

COMPETITION

     Although the competitive environment in the SAN market has not yet developed fully, we anticipate that the current and potential market for our products will be highly competitive, continually evolving and subject to rapid technological change. New SAN products are being introduced by various server and storage providers and existing products will be continually enhanced. Our primary competitor in the Fibre Channel switch market is Brocade Communications Systems, Inc., or Brocade. Other companies are also providing Fibre Channel switches and other products to the SAN market, including Gadzoox Networks, Inc., Vixel Corporation, Qlogic Corporation and InRange Technologies Corporation. In addition, a number of companies, including Emulex Corporation, Interphase Corporation, JNI Corporation, and Crossroads Systems, Inc. are developing, or have developed, Fibre Channel products other than switches, including adapters and hubs. Notably, Brocade recently introduced a 2 Gb transmission speed 16-port switch to the marketplace. We do not expect to introduce our 2 Gb transmission speed directors or switches until the second quarter of 2002. In the future, we may also compete with networking companies that may develop SAN products or other companies in related or other industries for which future direct participation in the market for switching devices may become strategic. We anticipate that these and other manufacturers of network equipment may introduce new Fibre Channel switch products in the near future. In the future, we may also compete with networking companies or other companies in related or other industries for which future direct participation in the market for switching devices may become strategic. In addition, although EMC has agreed for a period of two years after the completion of our August 2000 initial public offering not to develop or manufacture products that compete with our then existing products, upon the expiration of that two-year period, EMC may directly compete with us. Moreover, we have granted EMC a license under our patents to make, use and sell any products that EMC was selling or distributing up to the date of the offering, including products that compete with ours.

     It is also possible that our existing or potential customers could develop and introduce products competitive with our product offerings. We believe the competitive factors in the SAN market segment include: product performance and features; product reliability and interoperability; price; ability to meet delivery schedules; customer service and technical support; and systems management.

     Some of our current and potential competitors have established operating histories, greater resources and name recognition, and a larger installed base of customers than we have. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours. This may allow them to respond more quickly than we can to new or emerging technologies and changes in customer requirements. In addition, some of our current and potential customers have already established supplier or joint development relationships to discourage these customers from purchasing additional products from us or persuade them to replace our products with their products. Increased competition could result in pricing pressures, reduced sales, reduced margins, reduced profits, reduced market share or the failure of our products to achieve or maintain market acceptance. We may not have the financial resources, technical expertise or marketing, manufacturing, distribution and support capabilities to compete successfully in the future. Additionally, we may not be able to compete successfully against current or future competitors and competitive pressures may materially harm our business.

INTELLECTUAL PROPERTY

     Our success depends on our ability to protect our proprietary technology and to operate without infringing the proprietary rights of third parties. We rely on a combination of patents, copyrights, trademarks and trade secrets, as well as confidentiality agreements and other contractual restrictions with employees and third parties, to establish and protect our proprietary rights. We cannot be certain that the steps we take to protect our intellectual property will adequately protect our proprietary rights, that others will not copy or otherwise obtain and use our products and technology without authorization, independently develop or otherwise acquire equivalent or superior technology or that we can maintain such technology as trade secrets. In addition, the laws of some of the countries in which our products are or may be sold may not protect our proprietary rights as fully as the laws of the United States.

     As of December 31, 2001, we held 25 U.S. patents and had 15 additional U.S. patents pending (plus 12 pending for SANavigator). We are seeking additional patent protection for certain additional aspects of our technology. However, it is possible that patents may not be issued for these applications. It is possible that litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Please see "Item 3 Legal Proceedings" in this Form 10-K for a recent patent infringement lawsuit we are pursuing. Litigation could result in substantial costs and diversion of our resources and could materially harm our business. From time to time, we have received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights. Infringement or other claims could be asserted or prosecuted against us in the future, and it is possible that past or future assertions or prosecutions could harm our business. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause delays in the development and release of our products, or require us to develop non-infringing technology or enter into royalty or licensing arrangements. Such royalty arrangements, if required, may not be available on terms acceptable to us, or at all. For these reasons, infringement claims could materially harm our business.

     Under the terms of the Master Confidential Disclosure and License Agreement between EMC and us, EMC has granted us a license under existing EMC patents. If we are acquired, our acquirer will retain this license as long as our acquirer grants to EMC a license under all of the acquirer's patents for all products licensed under the agreement under the same terms as the license we have granted to EMC under the agreement. The potential loss of the license from EMC after an acquisition of us by a third party may make an acquisition of us by a third party unlikely.

     EMC and IBM entered into a cross-license agreement on March 19, 1999, and amended that agreement on May 12, 2000, under which each party, on behalf of itself and its subsidiaries, granted the other a license under patents issued or issuing on applications entitled to an effective filing date through December 31, 2005. Under the terms of this cross-license agreement, patents held by us were licensed to IBM and patents held by IBM were sublicensed to us by EMC. Each party released the other and its subsidiaries from claims of patent infringement committed prior to the date of the cross-license. Effective as of the February 7, 2001 distribution of our Class A common stock by EMC, IBM, pursuant to the cross-license agreement, retained the benefit of a license to our patents with an effective filing date through the date of such distribution, but the sublicense to us under IBM patents terminated upon such date in accordance with the terms of the cross license agreement. We believe that the termination of the sublicense does not materially affect our business.

EMPLOYEES

     At December 31, 2001, we had 886 full-time employees. Of these employees, 261 were engaged in engineering and development, 299 in sales and marketing, 182 in manufacturing and customer support, and 144 in finance and administration. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good. We anticipate that we will need to hire additional employees to meet the expected growth of our business.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     SOME OF THE INFORMATION PRESENTED IN THIS APPENDIX C CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). ALTHOUGH MCDATA CORPORATION ("MCDATA" OR THE "COMPANY", WHICH MAY ALSO BE REFERRED TO AS "WE," "US" OR "OUR") BELIEVES THAT ITS EXPECTATIONS ARE BASED ON REASONABLE ASSUMPTIONS WITHIN THE BOUNDS OF ITS KNOWLEDGE OF ITS BUSINESSES AND OPERATIONS, THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM OUR EXPECTATIONS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTATIONS
INCLUDE:

     - changes in our relationship with EMC Corporation, or EMC, and International Business Machines Corporation, or IBM, and the level of their orders;

     - our ability to successfully sell SANavigator software;

     - the impact of the general economic slowdown and the recent terrorist attacks on purchasing decisions by customers and capital spending;

     - our ability to complete the manufacturing review plan and the successful implementation of an "outsourcing-focused" manufacturing model;

     - additional manufacturing and component costs and production delays that we may continue to experience as we continue the transition to new products and multiple product lines;

     - our ability to expand sales into higher margin channels through systems integrator and distributors;

     - a loss of any of our key customers (and our OEMs' key customers), distributors, resellers or our manufacturers;

     - our ability to expand our product offerings and any transition to new products (including a 2 gigabit product line and higher port density products);

     - the impact and uncertainty of typically having most of our sales volume occur in the last month, and a significant amount in the last two weeks, of each fiscal quarter;

     - component quality and availability;

     - any change in business conditions, our sales strategy or product development plans;

     - competition in the storage area network and director and switch markets (including competitive pricing pressures);

     - our ability to attract and retain highly skilled individuals;

     - continued market acceptance of our products, name recognition of our products and changes in customer buying patterns;

     - delays and changes in the development of new products and new technology;

     - any industry or technology changes that cause obsolescence of our products or components of those products; and

     - one-time events and other important risks and factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission, including the risk factors discussed in this Annual Report.

     You should not construe these cautionary statements as an exhaustive list or as any admission by us regarding the adequacy of the disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by our forward-looking statements or other statements. In addition, you are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements.

                                                                      APPENDIX D

                            SELECTED FINANCIAL DATA
         (REPRODUCED FROM THE COMPANY'S FORM 10-K FILED MARCH 13, 2002)

     You should read the following selected consolidated financial data in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and other financial information appearing elsewhere in this document. The consolidated income statements data set forth below with respect to the years ended December 31, 2001, 2000 and 1999, and the consolidated balance sheets data as of December 31, 2001 and 2000 are derived from our audited financial statements appearing in Item 14. The consolidated income statement data set forth below with respect to the years ended December 31, 1998 and 1997, and the consolidated balance sheet data as of December 31, 1999 and 1998 were derived from audited financial statements not included herein. The consolidated balance sheet data set forth below at December 31, 1997 are derived from unaudited consolidated financial statements not included herein, which, in the opinion of our management, reflect all normal recurring adjustments that we consider necessary for a fair presentation of such information in accordance with generally accepted accounting principles. Historical results are not necessarily indicative of the results of any future period.

                                                         YEARS ENDED DECEMBER 31,
                                             -------------------------------------------------
                                               2001       2000      1999      1998     1997(1)
                                             --------   --------   -------   -------   -------
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED INCOME STATEMENTS DATA:
Total revenue..............................  $344,406   $248,686   $95,263   $36,548   $33,023
Total cost of revenue......................   215,751    119,543    50,280    13,105    11,270
                                             --------   --------   -------   -------   -------
Gross profit...............................   128,655    129,143    44,983    23,443    21,753
Total operating expenses...................   156,578     85,724    45,913    32,008    22,983
                                             --------   --------   -------   -------   -------
Income (loss) from operations..............   (27,923)    43,419      (930)   (8,565)   (1,230)
Net income (loss)..........................  $ (8,656)  $ 30,764   $(1,616)  $(5,118)  $  (574)
                                             ========   ========   =======   =======   =======
Basic net income (loss) per share..........  $  (0.08)  $   0.31   $ (0.02)  $ (0.06)  $ (0.01)
                                             ========   ========   =======   =======   =======
Shares used in computing basic net income
  (loss) per share.........................   111,475     99,989    91,638    91,000    91,000
Diluted net income (loss) per share........  $  (0.08)  $   0.28   $ (0.02)  $ (0.06)  $ (0.01)
Shares used in computing diluted net income
  (loss) per share.........................   111,475    107,953    91,638    91,000    91,000

                                                               DECEMBER 31,
                                             -------------------------------------------------
                                               2001       2000      1999      1998      1997
                                             --------   --------   -------   -------   -------
CONSOLIDATED BALANCE SHEETS DATA:
Total assets...............................  $513,953   $511,369   $48,424   $39,383   $39,463
Working capital............................   273,177    404,359    15,813    14,028    24,666
Debt payable...............................        --         --     1,900     1,900     1,900
Long-term portion of capital lease
  obligations..............................       789      1,624     1,175     1,262       335
Total stockholders' equity.................   469,791    453,813    29,624    25,999    31,115

---------------

(1) In October 1997, EMC reorganized McDATA to separate our Fibre Channel devices business from EMC. As part of this reorganization, we became a company focused on designing, developing, manufacturing and selling Fibre Channel switching devices. As a result, the historical financial information for the year ended December 31, 1997 has been adjusted to reflect the impact of the reorganization as if it occurred at the beginning of the year.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with "Risk Factors" and our consolidated financial statements and the related notes appearing elsewhere in this document.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     SOME OF THE INFORMATION PRESENTED IN THIS APPENDIX D CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "REFORM ACT"). ALTHOUGH MCDATA CORPORATION ("MCDATA" OR THE "COMPANY", WHICH MAY ALSO BE REFERRED TO AS "WE," "US" OR "OUR") BELIEVES THAT ITS EXPECTATIONS ARE BASED ON REASONABLE ASSUMPTIONS WITHIN THE BOUNDS OF ITS KNOWLEDGE OF ITS BUSINESSES AND OPERATIONS, THERE CAN BE NO ASSURANCE THAT ACTUAL RESULTS WILL NOT DIFFER MATERIALLY FROM OUR EXPECTATIONS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM EXPECTATIONS
INCLUDE:

     - changes in our relationship with EMC Corporation, or EMC, and International Business Machines Corporation, or IBM, and the level of their orders;

     - our ability to successfully sell SANavigator software;

     - the impact of the general economic slowdown and the recent terrorist attacks on purchasing decisions by customers and capital spending;

     - our ability to complete the manufacturing review plan and the successful implementation of an "outsourcing-focused" manufacturing model;

     - additional manufacturing and component costs and production delays that we may continue to experience as we continue the transition to new products and multiple product lines;

     - our ability to expand sales into higher margin channels through systems integrator and distributors;

     - a loss of any of our key customers (and our OEMs' key customers), distributors, resellers or our manufacturers;

     - our ability to expand our product offerings and any transition to new products (including a 2 gigabit product line and higher port density products);

     - the impact and uncertainty of typically having most of our sales volume occur in the last month, and a significant amount in the last two weeks, of each fiscal quarter;

     - component quality and availability;

     - any change in business conditions, our sales strategy or product development plans;

     - competition in the storage area network and director and switch markets (including competitive pricing pressures);

     - our ability to attract and retain highly skilled individuals;

     - continued market acceptance of our products, name recognition of our products and changes in customer buying patterns;

     - delays and changes in the development of new products and new technology;

     - any industry or technology changes that cause obsolescence of our products or components of those products; and

     - one-time events and other important risks and factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission, including the risk factors discussed in this Annual Report.

     You should not construe these cautionary statements as an exhaustive list or as any admission by us regarding the adequacy of the disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by our forward-looking statements or other statements. In addition, you are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements.

RESULTS OF OPERATIONS

     The following table sets forth certain financial data for the periods indicated as a percentage of total revenues.

                                                              YEARS ENDED DECEMBER 31,
                                                              ------------------------
                                                               2001     2000     1999
                                                              ------   ------   ------
Revenue.....................................................  100.0%   100.0%   100.0%
Cost of revenue.............................................   62.6     48.1     52.8
                                                              -----    -----    -----
Gross profit................................................   37.4     51.9     47.2
Operating Expenses:
  Research and development..................................   14.3     15.2     25.2
  Selling and marketing.....................................   20.5     13.6     16.6
  General and administrative................................    5.9      3.0      4.1
  Acquired in-process research & development and other
     acquisition related costs..............................    2.7       --       --
  Amortization of deferred compensation.....................    2.1      2.6      2.3
                                                              -----    -----    -----
  Operating expenses........................................   45.5     34.4     48.2
Income (loss) from operations...............................   (8.1)    17.5     (1.0)
Interest income (expense), net..............................    4.1      3.3     (0.9)
                                                              -----    -----    -----
Income (loss) before income taxes...........................   (4.0)    20.8     (1.9)
Income tax expense (benefit)................................   (1.5)     8.4     (0.2)
                                                              -----    -----    -----
Net income (loss)...........................................   (2.5)%   12.4%    (1.7)%
                                                              =====    =====    =====

REVENUES

     Total revenue for the year ended December 31, 2001, increased to $344.4 million, an increase of 39% and 262%, respectively, from revenue of $248.7 million in 2000 and $95.3 million in 1999. Product revenue increased to $300.3 million in 2001 from $222.7 million in 2000 and $74.5 million in 1999. During 2001, we introduced our 6000 Series Director, our 5th generation Director and 3000 Series switch products, which enable us to deliver the full range (core-to-edge) of SAN storage solutions. Software and professional service revenue increased 195% to $27.5 million in 2001 from $9.3 million in 2000 and $2.7 million in 1999. The increases are commensurate with our increase in product revenue as our software and professional services work in tandem with our directors and switches to provide fabric level SAN management and administration as part of our core-to-edge SAN solutions. In addition, at December 31, 2000, approximately $4.9 million of software revenue had been deferred pursuant to a contract obligation that did not meet our revenue recognition criteria. This criteria was met in 2001 and the deferred software revenue was recognized in full. Other revenues for the year, including service fees earned under an ESCON Service agreement with EMC, remained level at $16.6 million in 2001 from $16.7 million in 2000, and lower than the $18.0 million in 1999. This revenue reflects the growth in maintenance fees, which outpaced the decline in service fees related to the

ESCON products. We anticipate that service revenue from EMC under the ESCON service agreement will continue to decrease in future years.

     A significant portion of our revenue is concentrated with two of our OEM customers. For the year ended December 31, 2001, approximately 66% of our total revenue, excluding the ESCON service fee, came from our former parent, EMC, compared to 71% in 2000 and 69% in 1999. In February 2001, EMC distributed its remaining shares of McDATA Class A common stock in a tax-free distribution to its shareholders. EMC no longer has any ownership in or voting power over McDATA and, therefore, is no longer considered a related party. Additionally, IBM contributed approximately 17% of our total revenue for the year ended December 31, 2001 compared to 14% in 2000 and 13% in 1999. We expect a majority of our revenues in the foreseeable future to be derived from these two customers. The level of sales to any single customer may vary and the loss of any one significant customer, or a decrease in the level of sales to any significant or group of significant customers, could harm our financial condition and results of operations.

GROSS PROFIT

     Gross profit for the year ended December 31, 2001 was $128.7 million in 2001 compared to $129.1 million in 2000 and $45.0 in 1999. Gross profit percentages decreased to 37.4% in 2001 compared to 51.9% in 2000 and 47.2% in 1999. The decrease in our gross margins percentage in 2001 from 2000 was primarily the result of increased manufacturing and component costs and inventory related charges. During 2001, we experienced increased manufacturing and component costs related to a transition to multiple product lines and quality problems on component parts. Specifically, we incurred increased costs related to some mechanical features of our low-end and mid-range switch products. Also, we incurred additional costs related to our die-cast chassis for these products. We are continuing to use this high cost inventory, which we anticipate will continue to negatively affect our gross profit in the first and second quarters of 2002.

     In addition, we completed an operations review during the third quarter of fiscal 2001, including an analysis of inventory transferred from our discontinued suppliers, a review of obsolescence, end-of-life inventories, on-going inventory commitments and a year-end physical inventory analysis. Based on this review, we recorded inventory charges of approximately $14.7 million and $6.3 million in the third and fourth fiscal quarters of 2001, respectively. There can be no assurance that we will not incur additional inventory write-downs in the future or that any such write-downs would not have a material adverse affect on our future operating results.

OPERATING EXPENSES

     Research and Development Expenses. Research and development expenses increased to $49.2 million for 2001, compared with $37.8 million and $24.0 million for the years ended December 31, 2000 and 1999, respectively. The increases were due primarily to increases in staffing levels, expenditures for prototype materials, design consulting services and other materials and services related to the design and development of new technology and new products, and enhancements to our existing products. We currently anticipate that 2002 research and development expenses, as a percentage of revenues, will remain relatively consistent at 15% to 16%.

     Selling and Marketing Expenses. Selling and marketing expenses increased to $70.5 million for 2001, compared with $34.0 million and $15.8 million for the years ended December 31, 2000 and 1999, respectively. These increases were due primarily to an increase in staffing levels, as the number of selling and marketing employees increased to 299 at December 31, 2001 from 172 at December 31, 2000 and from 79 at December 31, 1999. In addition, increases in costs associated with consulting and public relations programs to increase brand awareness, and increases in costs associated with expanding and operating our field offices and integration laboratory for product demonstration and systems integration testing contributed to the overall increase in selling and marketing expenses as a percentage of revenue in both 2001 and 2000.

     As a result of our anticipated transition of our products to 2 gigabit (Gb) technology in the second quarter of 2002, we recorded a charge of $4.1 million in the fourth quarter of 2001 primarily related to the impairment of certain 1 Gb related equipment currently used for demonstration and evaluation purposes.

     General and Administrative Expenses. General and administrative expenses increased by approximately 171% and 421%, respectively, to $20.3 million for 2001 from $7.5 million for 2000 and $3.9 million for 1999. This increase was due primarily to increased staffing levels, increases in costs associated with recruiting and relocating employees, increases in costs for Oracle business system consulting and a facility lease loss.

     Acquired In-Process Research and Development and Other Acquisition-related Costs. In connection with our acquisition of SANavigator in September 2001, we incurred non-recurring acquisition costs and integration-related charges. Additionally, a portion of the SANavigator purchase price was allocated to in-process research and development (IPR&D). This IPR&D was expensed at the time of purchase because technological feasibility had not been established and no future alternative use existed. The IPR&D charge totaled $7.2 million for the year ended December 31, 2001. The other acquisition-related charges recorded during the year ended December 31, 2001, related primarily to one-time consideration paid for the completion of ongoing employment arrangements with SANavigator employees.

     The IPR&D arose from SANavigator's on-going development of the next-generation of SANavigator software. This software is intended to significantly enhance the features of the current version of SANavigator software. The status of the development at the acquisition date was dependent on several factors including the complexity of working with diverse servers and storage devices and integrating with other applications. Overall, SANavigator's IPR&D project was estimated to be approximately 40% complete. SANavigator estimated that the project would be completed in mid-2002, after which time it expected to begin generating economic benefits from the completed product. In total, costs to complete the IPR&D are expected to be approximately $2.1 million. The nature of the efforts to develop the acquired technologies into a commercially viable product consists principally of designing and testing activities, including qualification. Failure to bring this product to market in a timely manner could result in a loss of market share or a lost opportunity to capitalize on emerging markets and could have a material adverse impact on our business and operating results.

     Amortization of Deferred Compensation. During 2000 and 1999, we recorded deferred compensation, net of forfeitures, of $9.0 million and $27.1 million, respectively, in connection with stock options grants. In addition, during 2001, as part of the SANavigator acquisition, stock awards were granted to certain employees of SANavigator contingent upon their continued employment. These awards, valued at $1.9 million, were recorded as deferred compensation. We are amortizing all deferred compensation on a straight-line basis over the vesting period of the applicable options and stock awards, resulting in amortization expense of $8.7 million, $8.4 million and $2.9 million in the years ended December 31, 2001, 2000 and 1999, respectively (of which approximately $1,437,000, $1,907,000 and $709,000, respectively, is included in costs of revenue).

     Interest Income, net. Interest income consisted primarily of interest earnings on our cash, cash equivalents and various investment holdings. Increases in interest income from 2000 and 1999 were due primarily from the investment of the net proceeds from our initial public offering in August 2000. Net interest income increased to $14.2 million for the year ended December 31, 2001 from $8.2 million for the year ended December 31, 2000 and net interest expense of $872,000 for the year ended December 31, 1999. Interest income may decrease in future periods should interest rates continue to decline.

     Provision for Income Taxes. The effective tax rate for the year ended December 31, 2001 was 37.0%, compared with 40.4% and 10.3% for the years ended December 31, 2000 and 1999, respectively. Our effective tax rates have historically differed from the federal statutory rate for various reasons. The effective tax rate in 2001 decreased from 2000 primarily due to the favorable tax benefit of increased municipal interest income. We currently anticipate an effective tax rate of approximately 42% for the year ending on December 31, 2002. An increase in the effective tax rate from 2001 is primarily due to the increased unfavorable impact of the deferred compensation and the decrease in the portion of investment income that is generated from tax exempt municipal investments. Our ability to realize this tax rate requires that we generate the pretax income as planned, including maintaining the level of research and development spending. To the extent that our revenues and earnings differ from our expectations, or unfavorable changes in tax laws and regulations occur, our tax rate could change.

LIQUIDITY AND CAPITAL RESOURCES

     Cash and cash equivalents and available-for-sale investments were $311 million at December 31, 2001, a decrease of $77 million from $388 million at December 31, 2000. We generated approximately $8.3 million in net cash from operating activities, primarily from net income before non-cash charges including inventory-related charges, write-downs of certain evaluation and demonstration equipment inventory and write-offs of acquired in-process R&D, offset primarily by purchases of inventory. At December 31, 2001, we had deferred tax assets of $23.9 million which we believe will be realizable through future profitable operations. Net cash used in investing activities was $115.7 million, primarily related to $64.5 million of net purchases of short-term and long-term investments, $21.5 million for purchases of equipment and the third-quarter acquisition of SANavigator for $29.75 million. Net cash provided by financing activities totaled $2 million, reflecting the proceeds from the issuance of common stock related to employee participation in employee stock plans offset by repayments of our obligations under our capital leases.

     For the year ended December 31, 2000, we funded our operations primarily through funds generated from operations and funds received from the initial public offering of our Class B common stock in August 2000. Net cash provided by operating activities was $22.7 million for the year ended December 31, 2000, reflecting net income for the year offset by net increases in working capital components consistent with growth of the business. Net cash used in investing activities was $229.7 million, primarily related to purchases of short-term and long-term investments using proceeds from our initial public offering, purchases of equipment for use by our employees for developing, testing and demonstrating our products, and expansion of our facilities. Net cash provided by financing activities totaled $374.7 million in 2000, reflecting the sale of shares in our initial public offering as well as proceeds from the exercise of employee stock options, partially offset by the repayment of debt to EMC and increases in the repayment of capital lease obligations.

     Our principal sources of liquidity at December 31, 2001 consisted of our cash and available-for-sale investments of $311 million, net accounts receivable of $43.8 million and our equipment financing arrangements, which totaled approximately $2.7 million. Borrowings under our equipment financing arrangements are secured by the related capital equipment and are payable through December 31, 2004.

     Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products, and market acceptance of our products. We believe our existing cash and short-term investment balances will be sufficient to meet our capital and operating requirements at least through the next twelve months, although we could be required, or could elect, to seek additional funding prior to that time.

COMMITMENTS

     We have contracted with SCI Systems, Inc. (SCI) for the manufacture of printed circuit boards and box build assembly for specific Fibre Channel directors and switches. The agreement with SCI requires us to submit purchasing forecasts, place orders and reschedule orders for products as necessary. At December 31, 2001, SCI had on hand materials purchased on behalf of McDATA valued at approximately $34 million. In addition, SCI has purchase commitments outstanding related to materials that it had also ordered on our behalf. We may be liable for materials that SCI purchases on our behalf if our actual requirements do not meet or exceed our forecasts and those materials cannot be redirected to other uses by SCI.

     On February 9, 2001 (as amended on May 18, 2001, November 9, 2001 and January 24, 2002), we entered into an operating lease and associated agreements with Deutsche Bank AG, New York Branch ("Deutsche Bank") for the lease of approximately 167,000 square foot multi-story engineering building being constructed on approximately a 100-acre parcel of land located in Broomfield, Colorado. Construction of the building commenced in the first half of 2001 and is scheduled to be completed in mid-2002, at which time lease payments will commence. As part of the transaction, we have guaranteed a residual value of the facility to Deutsche Bank of approximately 89% during the construction period and 85% thereafter of the $60 million total original cost. We have agreed to restrict up to $63 million of our investment securities as collateral for specified obligations of ours under the lease. These restricted investment securities, valued at $36 million at

December 31, 2001, are restricted as to withdrawal and are managed by a third party subject to certain limitations. In addition, the lease agreement requires that the Company maintain compliance with certain affirmative and negative covenants, representations and warranties, including certain defined financial covenants. As the result of various charges in the third and fourth quarter of 2001, the fixed charge coverage ratio covenant with Deutsche Bank was not met. On January 24, 2002, Deutsche Bank waived the noncompliance and redefined the fixed charge ratio to exclude certain one-time non-cash charges.

     In November of 2001, we announced that we planned to implement an "outsourcing focused" manufacturing model. As part of this model, we expect to transition our manufacturing operations in 2002 through 2003 to a contract manufacturer. As part of this plan, we anticipate that we may record restructuring charges in 2002 related to severance costs, lease losses and capital equipment losses. Management has taken into consideration the challenges and risks of outsourcing its manufacturing to a single contract manufacturer and plans to review recovery alternatives. However, as with any manufacturing transition, we may encounter unanticipated difficulties and risks.

INFLATION

     We believe that our revenue and results of operations have not been significantly impacted by inflation during the last three fiscal years.

CRITICAL ACCOUNTING POLICIES

     McDATA's discussion and analysis of its financial condition and results of operations is based upon the consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements, and the reported amounts of revenue and expenses during the periods. Estimates have been made by management in several areas, including, but not limited to, inventory reserves, valuation of long-lived and intangible assets, the realizability of deferred tax assets, and the future obligations associated with our litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

     - revenue recognition;

     - estimating reserves and allowances for inventory obsolescence;

     - estimating valuation allowances and accrued liabilities, specifically sales returns and other allowances; and

     - accounting for income taxes.

  REVENUE RECOGNITION

     As described below, significant management judgments and estimates must be made and used in connection with the revenue recognized in any accounting period. Material differences may result in the amount and timing of our revenue for any period if our management made different judgments or utilized different estimates.

     We generally recognize revenue when (a) persuasive evidence of an arrangement exists, (b) products are delivered or services rendered, (c) the sales price is fixed or determinable and (d) collectibility is assured.

     For all sales, we use either a binding purchase order or a signed agreement as evidence of an arrangement. Sales through our OEMs, distributors and resellers are evidenced by a master agreement governing the relationship together with binding purchase orders on a transaction by transaction basis.

     Revenue from product sales to our resellers and end-user customers is recognized when title and risk of loss transfer to the customer, generally at the time the product is delivered to the customer. Revenue from product sales to our OEMs and distributors is recognized when title and risk of loss transfer to the customer in accordance with the master agreement, generally upon sell-through to the end-user. Revenue is reduced for estimated customer returns, price protection, rebate, and other offerings that occur under sales programs established with the Company's OEMs, distributors and resellers.

     Revenue from support or maintenance contracts is recognized ratably over the contractual period. Amounts invoiced to customers in excess of revenue recognized on these contracts are recorded as deferred revenue until the revenue recognition criteria are met.

     Revenue from software is comprised of software licensing and post-contract customer support. Software revenue is allocated to the license and support elements using vendor specific objective evidence of fair value ("VSOE"). Revenue allocated to software licenses is recognized when the four basic criteria above have been met. Revenue allocated to post-contract support is recognized ratably over the term of the support contract, assuming the four basic criteria are met.

     At the time of the transaction, we assess whether the fee associated with our revenue transactions is fixed and determinable and whether or not collection is reasonably assured. We assess whether the fee is fixed and determinable based on the payment terms associated with the transaction. If a significant portion of the fee is due after our normal payment terms, which are 30 to 90 days from invoice date, we account for the fee as not being fixed and determinable. In these cases, we recognize revenue as the fees become due.

     We assess collection based on a number of factors, including past transaction history with a customer and the credit-worthiness of the customer. We do not request collateral from our customers. If we determine that collection of a fee is not reasonably assured, we defer the fee and recognize revenue at the time collection becomes reasonably assured, which is generally upon receipt of cash.

     In transactions that include multiple products, services and/or software, we allocate the revenue to each element based on their relative fair values (or in the absence of fair value, the residual method) and recognize the revenue when the above recognition criteria have been met for each element.

  INVENTORY RESERVES

     The preparation of the consolidated financial statements requires our management to make estimates and assumptions regarding the salability and valuation of our inventory including demonstration and evaluation equipment. We write down our inventory for the estimated obsolescence of inventory that is equal to the difference between the cost of inventory and the estimated market value. The estimated market value is based upon assumptions about future demand for our products, the current market conditions, new product introductions and the current life cycle of our products. In addition, we review our inventory for excess quantities based upon our current forecasted demand, current inventories and from purchase commitments for ordered product. If actual demand for our product is less favorable than those projected by management, additional inventory write-downs may be required.

     In addition, when necessary we record liabilities and other reserves related to our ongoing purchase commitments with our third-party suppliers and manufacturers. Our management must evaluate our products and open purchase commitments against the current demand and market conditions. We may be liable for materials that our third-party manufacturers purchase on our behalf if our actual requirements do not meet or exceed our forecasts and those materials cannot be redirected to other uses by the manufacturer.

     During the year ended December 31, 2001, we recorded $25.1 million of write downs to our inventory related to a review of obsolescence, end-of-life and demonstration/evaluation inventories, on-going inventory commitments and a year-end physical inventory analysis. Our net inventory balance at December 31, 2001 was $24.8 million.

  SALES RETURNS, WARRANTY ACCRUALS AND OTHER ALLOWANCES

     The preparation of financial statements requires our management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reported period. Specifically, our management must make estimates of potential future product returns related to current period product revenue. Management analyzes historical returns, current economic trends, and changes in customer demand for our products when evaluating the adequacy of the sales returns and other allowances. Material differences may result in the amount and timing of our revenue for any period if management made different judgments or utilized different estimates.

     We also provide for estimated expenses for warranty obligations as revenue is recognized. Our warranty accruals utilize management's estimates of potential future product warranty claims including the estimated numbers of failures by product and estimated costs to repair or replace failed product. We have not experienced material warranty claims, however material warranty claims, including the catastrophic or epidemic failure of any one of our products would increase our costs, reduce revenue and cause significant customer relations problems.

  ACCOUNTING FOR INCOME TAXES

     As part of the process of preparing our consolidated financial statements we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves us estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase this allowance in a period, we must include an expense within the tax provision in the statement of operations.

     Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have not recorded a valuation allowance as of December 31, 2001, as we believe our deferred tax assets will be realizable through future profitable operations. In the event that actual results differ from these estimates or we adjust these estimates in future periods we may need to establish a valuation allowance which could materially impact our financial position and results of operations. The net deferred tax asset as of December 31, 2001 was $23.9 million.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS No. 141) and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting, thereby eliminating the use of the pooling of interests method. SFAS 141 also requires that an intangible asset acquired in a business combination be recognized apart from goodwill if: (i) the intangible asset arises from contractual or other legal rights or (ii) the acquired intangible asset is capable of being separated from the acquired enterprise, as defined in SFAS 141. In September 2001, the Company completed its acquisition of SANavigator. The provisions of SFAS 141 were applied to the acquisition.

     SFAS No. 142 requires, among other things, that goodwill not be amortized but should be subject to impairment testing at the "reporting unit level" upon adoption and, at least annually, and more frequently upon the occurrence of certain events, as defined by SFAS No. 142. Accordingly, the Company has not amortized the goodwill resulting from the acquisition of SANavigator. During 2002, the Company will begin to test goodwill for impairment under the new rules, applying a fair-value-based test.

     We do not expect the adoption of either SFAS No. 141 or 142 to have a material impact on our financial position, results of operations, or cash flows. In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The new standard is not expected to have a significant impact on our financial statements.

     In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets" (SFAS No. 144). SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and certain provisions of APB Opinion No. 30, "Reporting the Results of
Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB
30). SFAS No. 144 establishes standards for long-lived assets to be disposed of, and redefines the valuation and presentation of discontinued operations. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. We do not expect the adoption of SFAS No. 144 to have a material effect on our financial position, results of operations or cash flows.

RISK FACTORS

  RISKS RELATING TO OUR BUSINESS

 RECENT RISKS RELATED TO THE ECONOMY AND INTERNATIONAL POLITICAL INSTABILITY.

     The general economic slowdown and increased international political instability, as demonstrated by the September 11, 2001 terrorist attacks, disruption in air transportation and enhanced security measures as a result of the terrorist attacks, the conflict in Afghanistan and increasing tension in the Middle East, may hinder our ability to do business and may increase our costs. The general economic slowdown may have an impact on purchasing decisions by customers. This increased instability may, for example, negatively impact the reliability and cost of transportation, negatively impact the desire of our employees and customers to travel, adversely affect our ability to obtain adequate insurance at reasonable rates or require us to take extra security precautions for our operations. In addition, to the extent that air transportation is delayed or disrupted, the operations of our contract manufacturers and suppliers may be disrupted, particularly if shipments of components and raw materials are delayed. If the economic slowdown or this international political instability continues or increases, our business and results of operations could be harmed. As a result of slower IT spending, we revised our first quarter 2002 revenue and EPS guidance on March 5, 2002.

 WE HAVE RECENTLY EXPERIENCED INCREASED INVENTORY COSTS AND DELAYS AND HAVE INCURRED INVENTORY-RELATED WRITE-DOWNS.

     We completed an operations review during the third quarter of fiscal 2001, including an analysis of inventory transferred from our discontinued suppliers, a review of obsolescence, end-of-life inventories, on-going inventory commitments and a year-end physical inventory analysis. Based on this review, we recorded an inventory charge of approximately $14.7 million in the third fiscal quarter of 2001. In the fourth fiscal quarter of 2001, we incurred a further inventory-related charge of approximately $6.3 million and a charge of related to obsolescence of certain demonstration and test equipment of approximately $4.1 million. As we and our competitors introduce 2 Gb products, unexpected drop in demand in 1 Gb products may occur, which would create excess inventory and further inventory write-downs. There can be no assurance that we will not incur additional inventory write-downs in the future or that any such write-downs would not have a material adverse affect on our future operating results.

     During 2001, we experienced increased manufacturing and component costs related to a transition to multiple product lines and quality problems on component parts. Specifically, we incurred increased costs and delays related to some mechanical features of our low-end and mid-range switch products. Also, we incurred additional costs related to our die-cast chassis for these products. We are continuing to use this high cost inventory, which negatively affects our gross margins.

     Our die cast chassis supplier for our low-end and mid-range switch products experienced financial difficulties and, during 2001, we supplied an interim financing guarantee in the amount of $925,000 to the lender of that supplier. This guarantee was drawn upon on October 30, 2001 by the withdrawal of our cash collateral which was on deposit with an escrow agent. We have secured a new chassis supply source and are not obligated to provide any additional financing for the benefit of the previous supplier. The die-cast supplier has provided us with subordinated secured reimbursement promissory notes for the same amount as the guaranty. We are in discussion with the supplier regarding collection on these notes.

  WE INCURRED A SUBSTANTIAL LOSS FOR THE YEAR ENDED DECEMBER 31, 2001 AND MAY NOT SUSTAIN PROFITABILITY IN THE FUTURE.

     We incurred a substantial loss for the year ended December 31, 2001. Our future operating results will depend on many factors, including the growth of the Fibre Channel market, market acceptance of new products we introduce, demand for our products, levels of product and price competition and our reaching and maintaining targeted costs for our products. In addition, we expect to incur continued significant product development, sales and marketing, and general and administrative expenses. We also anticipate expenses related to the implementation of an "outsourcing focused" manufacturing model during 2002 and 2003. We cannot assure you that we will generate sufficient revenue to achieve or sustain profitability.

  SANAVIGATOR ACQUISITION

     In late September 2001, we acquired the assets of SANavigator, which was in the early stages of selling its SAN management software product. Factors that may affect the success of this acquisition include our ability to quickly ramp sales of SANavigator's software, our ability to retain managerial, technical and sales talent and our ability to successfully integrate SANavigator's software with our current product mix. We cannot assure you that we will achieve the anticipated benefits of this acquisition. Our failure to do so could materially and adversely affect our business and operating results.

  WE DEPEND ON TWO KEY DISTRIBUTION RELATIONSHIPS FOR MOST OF OUR REVENUE AND THE LOSS OF EITHER OF THEM COULD SIGNIFICANTLY REDUCE OUR REVENUES.

     We depend on EMC for most of our total revenue. Sales and services to EMC, which is an original equipment manufacturer customer, represented approximately 66% of our revenue, excluding ESCON service revenue, for the year ended December 31, 2001. In addition, IBM represented approximately 17% of our total revenue for the same period. We anticipate that our future operating results will continue to depend heavily on sales to EMC and IBM. Therefore, the loss of either EMC or IBM as a customer, or a significant reduction in sales to either EMC or IBM in any fiscal period, could significantly reduce our revenue.

  A LARGE PERCENTAGE OF OUR QUARTERLY SALES OCCUR AT THE END OF THE QUARTER, CONTRIBUTING TO POSSIBLE QUARTERLY FLUCTUATIONS IN REVENUE THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     Our quarterly results have historically reflected an uneven pattern in which a disproportionate percentage of a quarter's total sales occurs in the last month, weeks or even days of each quarter. This pattern makes the prediction of revenue, earnings and working capital for each financial period especially difficult and increases the risk of unanticipated variations from anticipated quarterly results and financial condition. Additional factors that affect us and which could cause our revenue and operating results to vary in future periods include:

     - the size, timing, terms and fluctuations of customer orders, particularly large orders from our significant OEM (e.g. EMC) or reseller customers (e.g. IBM);

     - our ability to attain and maintain market acceptance of our products;

     - seasonal fluctuations in customer buying patterns;

     - the timing of the introduction or enhancement of products by us, our significant OEM or reseller customers or our competitors (e.g., transition to 2 Gb transmission speeds and higher port density);

     - our ability to obtain sufficient supplies of single- or limited-source components of our products; and

     - increased operating expenses, particularly in connection with our strategies to increase brand awareness or to invest in research and development.

     Our uneven sales pattern makes it difficult for our management to predict near-term demand and adjust manufacturing capacity accordingly. If orders for our products vary substantially from the predicted demand, our ability to assemble, test and ship orders received in the last weeks and days of each quarter may be limited, which could seriously harm quarterly revenue or earnings. Moreover, an unexpected decline in revenue without a corresponding and timely reduction in expenses could intensify the impact of these factors on our business, financial condition and results of operations.

  WE CURRENTLY HAVE LIMITED PRODUCT OFFERINGS AND MUST SUCCESSFULLY INTRODUCE NEW AND ENHANCED PRODUCTS THAT RESPOND TO RAPID TECHNOLOGICAL CHANGES AND EVOLVING INDUSTRY STANDARDS.

     During the year ended December 31, 2001, we derived approximately 71% of our revenue from sales of our Director-class products. We expect that revenue from our Director-class products will continue to account for a substantial portion of our revenue for the foreseeable future. Therefore, continued market acceptance of this product and its successor products is critical to our future success. Factors such as performance, market positioning, the availability and price of competing products, the introduction of new technologies and the success of our OEMs, reseller and systems integrator customers will affect the market acceptance of our products.

     In addition, our future success depends upon our ability to address the changing needs of customers and to transition to new technologies and industry standards. The introduction of competing products embodying new technologies or the emergence of new industry standards could render our products non-competitive, obsolete or unmarketable and seriously harm our market share, revenue and gross margin. Risks inherent in this transition include the inability to expand production capacity to meet demand for new products, the impact of customer demand for new products or products being replaced, and delays in the initial shipment of new products. There can be no assurance that we will successfully manage these transitions.

     We are currently developing next generation products that contain untested devices and subassemblies. As with any development, there are inherent risks should such devices or subassemblies require redesign or rework. In particular, in conjunction with our transition of our products from 1 to 2 Gb transmission speed technology and higher port density, we have begun introducing products with new features and functionality. We face risks relating to this product transition, including risks relating to forecasting of demand for 2 Gb and higher port density products and related transition issues, as discussed in the previous paragraph, as well as possible product and software defects and a potentially different sales and support environment due to the complexity of these new systems. If we fail to timely introduce new 2 Gb and higher port density products with enhanced features, or if there is no demand for these products, our business could be seriously harmed.

  IF WE FAIL TO EXPAND OUR DISTRIBUTION CHANNELS AND MANAGE OUR DISTRIBUTION RELATIONSHIPS, OUR REVENUE OR OPERATING RESULTS COULD BE SIGNIFICANTLY REDUCED.

     Our success will depend on our continuing ability to develop and manage relationships with significant OEMs, resellers and systems integrators, as well as on the sales efforts and success of these customers. We cannot assure you that we will be able to expand our distribution channels or manage our distribution relationships successfully or that our customers will market our products effectively. Our failure to expand our distribution channels or manage successfully our distribution relationships or the failure of our OEM and reseller customers to sell our products could reduce our revenue and operating results. In particular, we must increase product sales through systems integrator and distributors to obtain higher margins.

  WE ARE DEPENDENT ON A SINGLE OR LIMITED NUMBER OF SUPPLIERS FOR CERTAIN KEY COMPONENTS OF OUR PRODUCTS, AND THE FAILURE OF ANY OF THOSE SUPPLIERS TO MEET OUR PRODUCTION NEEDS COULD SERIOUSLY HARM OUR ABILITY TO MANUFACTURE OUR PRODUCTS, RESULT IN DELAYS IN THE DELIVERY OF OUR PRODUCTS AND HARM OUR REVENUE.

     We currently purchase several key components from single or limited sources. We purchase application specific integrated circuits, or ASICs, printed circuit boards and power supplies from single sources, and gigabit interface converters and 1x9 transceivers from limited sources. Additional sole- or limited-sourced components may be incorporated into our products in the future. Delays in the delivery of components for our products could result in decreased revenue. We do not have any long-term supply contracts to ensure sources of supply of components. In addition, our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price, which could harm our operating results. If our suppliers are unable to provide, or we are unable otherwise to obtain these components for our products on the schedule and in the quantities we require, we will be unable to manufacture our products. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers, which, if not effectively managed, could prevent us from satisfying our production requirements. If we fail to effectively manage our relationships with these key suppliers, or if our suppliers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to manufacture and ship products to our customers could be delayed, and our competitive position, reputation, business, financial condition and results of operations could be seriously harmed.

  THE LOSS OF OUR CONTRACT MANUFACTURER, OR THE FAILURE TO FORECAST DEMAND ACCURATELY FOR OUR PRODUCTS OR TO MANAGE OUR RELATIONSHIP WITH OUR CONTRACT MANUFACTURER SUCCESSFULLY, WOULD NEGATIVELY IMPACT OUR ABILITY TO MANUFACTURE AND SELL OUR PRODUCTS.

     We rely on SCI Systems Inc. (SCI) to manufacture all of our circuit boards and to perform extensive testing and assembly of our products. In December of 2001, we entered into a new supply contract with SCI, which has a one year term that renews automatically unless cancelled and is cancelable by either party without cause on advance notice. SCI is not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. We generally place orders for circuit boards with SCI approximately four to five months prior to the anticipated delivery date, with order volumes based on forecasts of demand for our products. If we fail to forecast demand for our products accurately, we may be unable to obtain adequate manufacturing capacity from SCI to meet our customers' delivery requirements, or we may accumulate excess inventories. We may be unable to respond adequately to unexpected increases in customer purchase orders, and therefore be unable to benefit from this incremental demand. SCI does not guarantee that adequate capacity will be available to us within the time required to meet additional demand for our products. As discussed earlier, we are in the process of implementing an "outsourcing-focused" manufacturing model.

     In addition, we coordinate our efforts with those of our component suppliers and SCI in order to rapidly achieve volume production. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers and with SCI, which, if not effectively managed, could prevent us from satisfying our production requirements. If we should fail to manage effectively our relationships with our component suppliers or SCI, or if any of our suppliers or our manufacturer experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to ship products to our customers could be delayed, and our competitive position and reputation could be harmed. Qualifying a new contract manufacturer and commencing volume production can be expensive and time consuming. If we are required to change or choose to change contract manufacturers, we may lose revenue and damage our customer relationships.

  IF WE FAIL TO SUCCESSFULLY DEVELOP THE MCDATA BRAND, OUR REVENUE MAY NOT GROW.

     Our name is not widely recognized as a brand in the marketplace. We have operated substantially as a separate company from EMC only since October 1997. EMC, which currently accounts for the majority of our revenue, markets our products under its own brand name. As a result, we have not fully established our brand name. We believe that establishing and maintaining the McDATA brand is a critical component in maintaining and developing strategic original equipment manufacturer, reseller and systems integrator relationships, and the importance of brand recognition will increase as the number of vendors of competitive products increases. Our failure to successfully develop our brand may prevent us from expanding our business and growing our revenue. Similarly, if we incur excessive expenses in an attempt to promote and maintain the McDATA brand, our business, financial condition and results of operations could be seriously harmed.

  THE STORAGE AREA NETWORK MARKET IN WHICH WE COMPETE IS STILL DEVELOPING, AND IF THIS MARKET DOES NOT CONTINUE TO DEVELOP AND EXPAND AS WE ANTICIPATE, OUR BUSINESS WILL SUFFER.

     The market for SANs and related products has only recently begun to develop and continues to evolve. Because this market is relatively new, it is difficult to predict its potential size or future growth rate. Our Director-class products, from which we derived approximately 71% of our total revenues in the year ended December 31, 2001, are used extensively in SANs. Accordingly, continued widespread adoption of SANs as an integral part of data-intensive enterprise computing environments is critical to our future success. Potential end-user customers who have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt a new approach, like SANs. Our success in generating net revenue in this developing market will depend on, among other things, our ability to:

     - educate potential OEMs, reseller and systems integrator customers and end users about the benefits of SANs and the use of our products in the SAN environment; and

     - predict, develop and base our products on standards that ultimately become industry standards.

  THE SALES CYCLE FOR OUR PRODUCTS IS LONG, AND WE MAY INCUR SUBSTANTIAL NON-RECOVERABLE EXPENSES AND DEVOTE SIGNIFICANT RESOURCES TO SALES THAT DO NOT OCCUR WHEN ANTICIPATED OR AT ALL.

     Our OEMs, reseller and systems integrator customers typically conduct significant evaluation, testing, implementation and acceptance procedures before they begin to market and sell new solutions that include our products. This evaluation process is lengthy and may extend up to one year or more. This process is complex and may require significant sales, marketing and management efforts on our part. This process becomes more complex as we simultaneously qualify our products with multiple customers. As a result, we may expend significant resources to develop customer relationships before we recognize revenue, if any, from these relationships.

  UNDETECTED SOFTWARE OR HARDWARE DEFECTS IN OUR PRODUCTS COULD RESULT IN LOSS OF OR DELAY IN MARKET ACCEPTANCE OF OUR PRODUCTS AND COULD INCREASE OUR COSTS OR REDUCE OUR REVENUE.

     Our products may contain undetected software or hardware errors when first introduced or when new versions are released. Our products are complex, and we have from time to time detected errors in existing products, and we may from time to time find errors in our existing, new or enhanced products. In addition, our products are combined with products from other vendors. As a result, should problems occur, it might be difficult to identify the source of the problem. These errors could result in a loss of or delay in market acceptance of our products and would increase our costs, reduce our revenue and cause significant customer relations problems.

  IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL, WE MAY NOT BE SUCCESSFUL.

     Our success depends to a significant degree upon the continued contributions of our key management, technical, sales and marketing, finance and operations personnel, many of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on our senior executive team, half of which were hired in late 2000 and 2001. In addition, our engineering and product development teams are critical in developing our products and have developed important relationships with customers and their technical staffs. The loss of any of these key personnel could harm our operations and customer relationships. We do not have key person life insurance on any of our key personnel.

     We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing, and finance and operations personnel. As we increase our production and sales levels, we will need to attract and retain additional qualified skilled workers for our operations. In recent years there has been great demand among companies in the technology industry for these personnel. In particular, competition for these personnel remains intense in the San Jose, California metropolitan area, where we have a software engineering group. We cannot assure you that we will continue to be able to attract and retain qualified personnel, or that delays in hiring required personnel, particularly engineers, will not delay the development or introduction of products or negatively impact our ability to sell our products.

  IF WE CANNOT COMPETE SUCCESSFULLY IN THE FUTURE AGAINST EXISTING OR POTENTIAL COMPETITORS, OUR OPERATING RESULTS WILL SUFFER.

     The market for our Fibre Channel switching products is competitive, and is likely to become even more so. Our primary competitor in the Fibre Channel switch market is Brocade Communications Systems, Inc. Other companies are also providing Fibre Channel switches and other products to the SAN market, including Qlogic Corporation, Gadzoox Networks, Inc., Vixel Corporation and INRANGE Technologies Corporation. In the future, we may also compete with networking companies that may develop SAN products or other companies in related or other industries for which future direct participation in the market for switching devices may become strategic.

     EMC has agreed not to develop or manufacture products that compete with our then existing products for two years beginning in August 2000. Upon the expiration of the two-year period, we have no agreement that would restrict EMC from competing with us in the development or manufacture of these products. In addition, EMC has recently agreed to resell certain products offered by two of our competitors. Moreover, under a cross license agreement between us and EMC, we have granted EMC a license under our patents to make, use and sell any products that EMC was selling or distributing up to August 9, 2000, including products that compete with ours.

     Continued or increased competition could result in pricing pressures, reduced sales, reduced margins, reduced profits, reduced market share or the failure of our products to achieve or maintain market acceptance. Some of our competitors and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, more established distribution channels or substantially greater resources than we have. Notably, Brocade Communications Systems, Inc. recently introduced a 2 Gb transmission speed 16-port switch to the market place. We do not expect to introduce our 2 Gb transmission speed directors and switches until the second quarter of 2002. As a result, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements.

  FAILURE TO MANAGE EXPANSION EFFECTIVELY COULD SERIOUSLY HARM OUR BUSINESS, FINANCIAL CONDITION AND PROSPECTS.

     Our ability to successfully implement our business plan, develop and offer products, and manage expansion in a rapidly evolving market requires a comprehensive and effective planning and management process. We continue to increase the scope of our operations domestically and internationally, and have increased headcount substantially. In addition, we plan to continue to hire employees in the foreseeable future. Our growth in business, headcount, and relationships with customers and other third parties has placed, and will continue to place, a significant strain on management systems and resources. Our failure to continue to improve upon our operational, managerial, and financial controls, reporting systems, and procedures, and/or our failure to continue to expand, train, and manage our work force worldwide, could seriously harm our business and financial results.

  WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT DILUTE OUR STOCKHOLDERS AND CAUSE US TO USE CASH, INCUR DEBT OR ASSUME CONTINGENT LIABILITIES.

     As part of our strategy, we expect to review opportunities to buy other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. We may buy businesses, products or technologies in the future. In the event of any future purchases, we could:

     - issue stock that would dilute our current stockholders' percentage ownership;

     - use cash, which may result in a reduction of our liquidity;

     - incur debt; or

     - assume liabilities.

     These purchases also involve numerous risks, including:

     - problems combining the purchased operations, technologies, personnel or products;

     - unanticipated costs;

     - diversion of management's attention from our core business;

     - adverse effects on existing business relationships with suppliers and customers;

     - risks associated with entering markets in which we have no or limited prior experience; and

     - potential loss of key employees of acquired organizations.

     We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future.

  OUR PRODUCTS MUST COMPLY WITH EVOLVING INDUSTRY STANDARDS AND GOVERNMENT REGULATIONS.

     Industry standards for SAN products are continuing to emerge, evolve, and achieve acceptance. To remain competitive, we must continue to introduce new products and product enhancements that meet these industry standards. All components of the SAN must utilize the same standards in order to operate together. Our products comprise only a part of the entire SAN and we depend on the companies that provide other components of the SAN, many of whom are significantly larger than us, to support the industry standards as they evolve. The failure of these providers to support these industry standards could adversely affect the market acceptance of our products.

     In addition, in the United States, our products comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, products that we develop will be required to comply with standards established by authorities in various countries. Failure to comply with existing or evolving industry standards or to obtain timely domestic or foreign regulatory approvals or certificates could materially harm our business.

  WE DO NOT HAVE SIGNIFICANT EXPERIENCE IN INTERNATIONAL MARKETS AND MAY HAVE UNEXPECTED COSTS AND DIFFICULTIES IN DEVELOPING INTERNATIONAL REVENUE.

     We have expanded and intend to continue to expand the marketing and sales of our products internationally. We have limited experience in marketing, distributing and supporting our products internationally and may not be able to maintain or increase international market demand for our products. In addition, our international operations are generally subject to inherent risks and challenges that could harm our operating results, including:

     - expenses associated with developing and customizing our products for foreign countries;

     - multiple, conflicting and changing governmental laws and regulations;

     - tariffs, quotas and other import restrictions on computer peripheral equipment;

     - longer sales cycles for our products;

     - reduced or limited protections of intellectual property rights;

     - compliance with international standards that differ from domestic standards; and

     - political and economic instability.

     Any negative effects on our international business could harm our business, operating results and financial condition as a whole. To date, none of our international revenue or costs have been denominated in foreign currencies. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and thus less competitive in foreign markets. A portion of our international revenue may be denominated in foreign currencies in the future, which will subject us to risks associated with fluctuations in those foreign currencies.

  IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

     We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality and/or license agreements with our employees, consultants and corporate partners. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and the steps we have taken, and those we may take in the future, may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Please see "Item 3. Legal Proceedings" in this Form 10-K for a recent patent infringement lawsuit we are pursuing.

     We may be a party to intellectual property litigation in the future, either to protect our intellectual property or as a result of alleged infringements of others' intellectual property. These claims and any resulting litigation, if successful, could subject us to significant liability for damages or could cause our proprietary rights to be invalidated. Litigation, regardless of the merits of the claim or outcome, would likely be time consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

     - stop using the challenged intellectual property or selling our products or services that incorporate it;

     - obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which license may not be available on reasonable terms, or at all; and

     - redesign those products or services that are based on or incorporate the challenged intellectual property.

     If we are forced to take any of these actions, we may be unable to manufacture and sell our products, and our revenue would be reduced.

     In March 1999, we, as an EMC subsidiary, granted IBM a license to all of our patents under a cross license agreement between IBM and EMC. Under the terms of that agreement, effective upon EMC's February 7, 2001 distribution of our Class A common stock indirectly held by it to its stockholders, the sublicense we previously held to those IBM patents terminated. We believe that the termination of the sublicense does not materially affect our business. We are not aware of any issued or pending IBM patents that are infringed by our products, but if IBM were to allege any such infringement, we may have difficulty negotiating a settlement. If we were unable to negotiate a settlement with IBM, our ability to produce an infringing product could be affected, which could materially and adversely affect our business.

  IF WE BECOME SUBJECT TO UNFAIR HIRING CLAIMS, WE COULD INCUR SUBSTANTIAL COSTS IN DEFENDING OURSELVES.

     Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices or that employees have misappropriated confidential information or trade secrets. We may receive claims of this kind or other claims relating to our employees in the future as we seek to hire qualified personnel. We could incur substantial costs in defending ourselves or our employees against such claims, regardless of their merits. In addition, defending ourselves or our employees from such claims could divert the attention of our management away from our operations.

  PROVISIONS IN OUR CHARTER DOCUMENTS, OUR RIGHTS AGREEMENT AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF MCDATA AND MAY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

     Provisions of our certificate of incorporation, by-laws and rights agreement may discourage, delay or prevent a merger, acquisition or other business combination that a stockholder may consider favorable. These provisions include:

     - authorizing the issuance of preferred stock without stockholder approval;

     - providing for a classified board of directors with staggered three year terms;

     - limiting the persons who may call special meetings of stockholders;

     - requiring super-majority voting for stockholder action by written consent;

     - establishing advance notice requirements for nominations for election to the board of directors and for proposing other matters that can be acted on by stockholders at stockholder meetings;

     - prohibiting cumulative voting for the election of directors;

     - requiring super-majority voting to effect certain amendments to our certificate of incorporation and by-laws; and

     - requiring parties to request board approval prior to acquiring 15% or more of the voting power of the common stock to avoid economic and voting dilution of their stock holdings.

     We are incorporated in Delaware and certain provisions of Delaware law may also discourage, delay, or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

  RISKS RELATING TO THE SECURITIES MARKETS

  OUR STOCK PRICE IS VOLATILE.

     Since the initial public offering of our Class B common stock in August 2000 and the distribution of our Class A common stock by EMC in February 2001, the market price of our common stock has been volatile. Because we are a technology company, the market price of our stock is usually subject to the same volatility and fluctuations that have recently characterized the stock prices of other technology companies. This volatility is often unrelated or disproportionate to the operating performance of these companies and, as a result, the price of our stock could fall regardless of our performance.

     DEFENDING LAWSUITS

     Several securities class action lawsuits have been filed against us. For more information about this litigation, please see "Item 3. Legal Proceedings" in this Form 10-K.

     We may become subject to additional class action litigation following a period of volatility in the market price of our common stock. Securities class action litigation could result in substantial costs and divert the attention of management and our resources and seriously harm our business, financial condition and results of operation.

  RISKS RELATED TO OUR RELATIONSHIP WITH EMC

  WE HAVE ENTERED INTO AGREEMENTS WITH EMC THAT, DUE TO OUR PRIOR
  PARENT-SUBSIDIARY RELATIONSHIP, MAY CONTAIN TERMS LESS BENEFICIAL TO US THAN IF THEY HAD BEEN NEGOTIATED WITH UNAFFILIATED THIRD PARTIES.

     In October 1997, in connection with the reorganization of our business, we entered into certain agreements with EMC relating to our business relationship with EMC after the 1997 reorganization. In addition, we have entered into agreements with EMC relating to our relationship with EMC after the completion of our initial public offering in August 2000 and the distribution by EMC of our Class A common stock in February 2001. We have also entered into an OEM Purchase and License Agreement with EMC that governs EMC's purchases of our products and grants EMC rights to use, support and distribute software for use in connection with these products. The agreement does not provide for the purchase of a guaranteed minimum amount of product. These agreements were negotiated and made in the context of our prior parent-subsidiary relationship. As a result, some of these agreements may have terms and conditions, in the case of the OEM agreement, including the terms of pricing, that are less beneficial to us than agreements negotiated with unaffiliated third parties. Sales and services revenue from EMC represented approximately 66% of our revenue, excluding ESCON service revenue, for the year ended December 31, 2001. In addition, in some instances, our ability to terminate these agreements is limited, which may prevent us from being able to negotiate more favorable terms with EMC or from entering into similar agreements with third parties.

  WE DEPEND HEAVILY ON EMC AS OUR KEY OEM CUSTOMER. IF OUR RELATIONSHIP WITH EMC ADVERSELY CHANGES, OUR REVENUE WILL BE SIGNIFICANTLY REDUCED.

     For the year ended December 31, 2001, our revenues from EMC represented approximately 66% of our total revenue, excluding ESCON service revenue. In addition, during the same period, revenue under our service agreement with EMC, pursuant to which we manufacture and supply ESCON switching devices for IBM, represented approximately 3% of our total revenue. EMC has recently agreed to resell products offered by two of our competitors, and nothing restricts EMC from expanding those relationships in a manner that could be adverse to us. If our business relationship with EMC ends or significantly changes, resulting in reduced sales to EMC, our revenue will be significantly reduced.

  PROVISIONS OF OUR AGREEMENTS WITH EMC RELATING TO OUR RELATIONSHIP WITH EMC AFTER THE DISTRIBUTION BY EMC OF OUR CLASS A COMMON STOCK TO EMC'S STOCKHOLDERS MAY AFFECT THE OPERATION OF OUR BUSINESS, LIMIT OUR ABILITY TO FINANCE OUR OPERATIONS OR PREVENT A CHANGE IN CONTROL OF OUR COMPANY.

     Under the terms of the Tax Sharing Agreement between EMC and us, until 27 months after the February 2001 distribution by EMC of our Class A common stock to EMC's stockholders, we may not, without the consent of EMC or the receipt by EMC of a private letter ruling from the Internal Revenue Service that the tax treatment of the distribution will not be adversely affected;

     - enter into any transaction that would result in any person acquiring a 50% or greater interest in us;

     - take or fail to take any other action which would cause the distribution to be taxable to EMC stockholders;

     - issue stock or other equity interests in us, or redeem or repurchase any of our capital stock which would involve the acquisition by one or more persons of more than 35% of our stock; or

     - undertake any transaction which would be treated as a liquidation or reorganization for tax purposes.

     These restrictions may prevent us from being acquired, either in a negotiated transaction or otherwise, from using shares of our common stock as payment in the acquisition by us of other companies or from financing our operations through sales of securities.

     Under the terms of the Master Confidential Disclosure and License Agreement between EMC and us, EMC has granted us a license under then existing EMC patents. If we are acquired, our acquirer will retain this license as long as our acquirer grants to EMC a license under all of the acquirer's patents for all products licensed under the agreement under the same terms as the license we have granted to EMC under the agreement. The potential loss of the license from EMC after an acquisition of us by a third party may make an acquisition of us by a third party unlikely.

  WE MAY BE OBLIGATED TO INDEMNIFY EMC IF THE DISTRIBUTION IS NOT TAX FREE.

     The Tax Sharing Agreement that we have entered into with EMC obligates us to indemnify EMC for taxes relating to the failure of EMC's distribution to EMC's stockholders of our Class A common stock that it indirectly held to be tax free if that failure results from, among other things:

     - any act or omission by us that would cause the distribution to fail to qualify as a tax-free distribution under the Internal Revenue Code;

     - any act or omission by us that is inconsistent with any representation made to the Internal Revenue Service in connection with the request for a private letter ruling regarding the tax-free nature of the distribution by EMC of our Class A common stock indirectly held by it to its stockholders;

     - any acquisition by a third party of our stock or assets; or

     - any issuance by us of stock or any change in ownership of our stock.

     As a result, we may be liable to EMC under the Tax Sharing Agreement upon the occurrence of events that are beyond our control. If the distribution of our Class A common stock fails to qualify as a tax-free distribution, EMC would incur tax liability as if our Class A common stock that was distributed by EMC had been sold by EMC for its fair market value in a taxable transaction. In the event that we are required to indemnify EMC because the distribution of our Class A common stock fails to qualify as a tax-free distribution, our liability could exceed 35% of the value of the Class A common stock distributed by EMC as determined on the date of the distribution. Item 7A. Qualitative and Quantitative Disclosure about Market Risk We are exposed to market risk, primarily from changes in interest rates and credit risks.

  INTEREST RATE RISK

     We earn interest income on both our cash and cash equivalents and our investment portfolio. Our investment portfolio consists primarily of readily marketable investment-grade debt securities of various issuers and maturities ranging from overnight to ten years. All investments are denominated in U.S. dollars and are classified as "available for sale." These instruments are not leveraged, and are not held for trading purposes. As interest rates change, the amount of unrealized gain or loss on these securities will change.

     We have performed a sensitivity analysis as of December 31, 2001, using a modeling technique that measures the change in the fair values arising from a hypothetical 10% adverse movement in the levels of interest rates with all other variables held constant. The discount rates used were based on the market interest rates in effect at December 31, 2001. The sensitivity analysis indicated that a hypothetical 10% increase in interest rates would result in a decrease in the fair values of our investment instruments of approximately $518,000 assuming that such investment holdings remained constant through the year 2002 and a loss of investment income of approximately $385,000. A hypothetical 10% decrease in interest rates would result in an increase of the fair values of our investment instruments of approximately $514,000 and an increase in investment income of $385,000.

  CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments, short- and long-term investments and trade receivables. The Company places its temporary cash investments and short- and long-term investments in investment grade instruments and limits the amount of investment with any one financial institution. The Company evaluates the credit risk associated with each of its customers and has concluded that it does not have a material exposure to credit risk with its customers.

                                                                      APPENDIX E

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of McDATA Corporation:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in stockholders' equity, cash flows, and comprehensive income (loss) present fairly, in all material respects, the financial position of McDATA Corporation and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule on page E-26 presents fairly, in all material respects, the information set fourth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP
January 24, 2002

                               MCDATA CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 69,285    $174,630
  Short-term investments....................................   146,867     191,060
  Accounts receivable, net of allowances for doubtful
     accounts of $782 and $284, respectively................    43,805      58,797
  Inventories, net..........................................    24,845      23,105
  Deferred tax asset........................................    21,953       9,232
  Prepaid expenses and other current assets.................     9,795       3,467
                                                              --------    --------
Total current assets........................................   316,550     460,291
Property and equipment, net.................................    40,838      26,894
Long-term investments.......................................    94,849      22,378
Restricted investments......................................    36,199          --
Other assets, net...........................................    25,517       1,806
                                                              --------    --------
     Total assets...........................................  $513,953    $511,369
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $ 17,833    $ 26,547
  Accrued liabilities.......................................    16,152       9,058
  Deferred revenue..........................................     7,454       7,778
  Income taxes payable......................................        --      10,103
  Obligations under capital leases..........................     1,934       2,446
                                                              --------    --------
Total current liabilities...................................    43,373      55,932
Obligations under capital leases............................       789       1,624
                                                              --------    --------
     Total liabilities......................................    44,162      57,556
                                                              --------    --------
Commitments and contingencies (Note 10)
Stockholders' Equity:
Preferred stock, $0.01 par value, 25,000,000 shares
  authorized, no shares issued or outstanding...............        --          --
Common stock, Class A, $0.01 par value, 250,000,000 shares
  authorized, 81,000,000 shares issued and outstanding......       810         810
Common stock, Class B, $0.01 par value, 200,000,000 shares
  authorized, 31,562,223 and 28,907,689 shares issued and
  outstanding at December 31, 2001 and 2000, respectively...       316         289
Additional paid-in-capital..................................   468,133     454,009
Deferred compensation.......................................   (14,770)    (24,850)
Accumulated other comprehensive income......................       520         117
Retained earnings...........................................    14,782      23,438
                                                              --------    --------
Total stockholders' equity..................................   469,791     453,813
                                                              --------    --------
Total liabilities and stockholders' equity..................  $513,953    $511,369
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               MCDATA CORPORATION

                         CONSOLIDATED INCOME STATEMENTS

                                                                     YEAR ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                 2001          2000          1999
                                                              -----------   -----------   ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue.....................................................   $344,406      $248,686      $95,263
Cost of revenue.............................................    215,751       119,543       50,280
                                                               --------      --------      -------
  Gross profit..............................................    128,655       129,143       44,983
Operating expenses:
Research and development....................................     49,166        37,818       24,001
Selling and marketing.......................................     70,489        33,955       15,787
General and administrative..................................     20,337         7,492        3,940
Acquired in-process research & development and other
  acquisition-related costs.................................      9,327            --           --
Amortization of deferred compensation (excludes amortization of deferred compensation included in cost of revenue of
  $1,437, $1,907, and $709, respectively)...................      7,259         6,459        2,185
                                                               --------      --------      -------
  Operating expenses........................................    156,578        85,724       45,913
                                                               --------      --------      -------
Income (loss) from operations...............................    (27,923)       43,419         (930)
Interest income.............................................     14,532         8,761          241
Interest expense............................................       (349)         (525)      (1,113)
                                                               --------      --------      -------
Income (loss) before income taxes...........................    (13,740)       51,655       (1,802)
Income tax expense (benefit)................................     (5,084)       20,891         (186)
                                                               --------      --------      -------
Net income (loss)...........................................   $ (8,656)     $ 30,764      $(1,616)
                                                               --------      --------      -------
Basic net income (loss) per share...........................   $  (0.08)     $   0.31      $ (0.02)
                                                               --------      --------      -------
Shares used in computing basic net income (loss) per
  share.....................................................    111,475        99,989       91,638
                                                               ========      ========      =======
Diluted net income (loss) per share.........................   $  (0.08)     $   0.28      $ (0.02)
                                                               ========      ========      =======
Shares used in computing diluted net income (loss) per
  share.....................................................    111,475       107,953       91,638
                                                               ========      ========      =======

  The accompanying notes are an integral part of these consolidated financial statements.

                               MCDATA CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                               COMMON STOCK
                                 -----------------------------------------
                                       CLASS A               CLASS B         ADDITIONAL
                                 -------------------   -------------------    PAID-IN       DEFERRED
                                   SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     COMPENSATION
                                 ----------   ------   ----------   ------   ----------   ------------
                                                   (IN THOUSANDS, EXCEPT SHARE DATA)
Balances at December 31,
  1998.........................  81,000,000    $810    10,002,000    $100     $ 30,799      $     --
Issuance of common stock, upon
  exercise of stock options....          --      --     1,978,936      20        1,960            --
Deferred compensation..........          --      --            --      --       27,139       (27,139)
Amortization of deferred
  compensation.................          --      --            --      --           --         2,894
Tax benefit of stock options...          --      --            --      --          367            --
Net loss.......................          --      --            --      --           --            --
                                 ----------    ----    ----------    ----     --------      --------
Balances at December 31,
  1999.........................  81,000,000     810    11,980,936     120       60,265       (24,245)
Issuance of common stock,
  through initial public
  offering, net of issuance
  costs........................          --      --    14,375,000     144      376,463            --
Issuance of common stock, upon
  exercise of stock options....          --      --     2,551,753      25        2,760            --
Deferred compensation..........          --      --            --      --        8,971        (8,971)
Amortization of deferred
  compensation.................          --      --            --      --           --         8,366
Tax benefit of stock options...          --      --            --      --        5,550            --
Unrealized gain on
  investments..................          --      --            --      --           --            --
Net income.....................          --      --            --      --           --            --
                                 ----------    ----    ----------    ----     --------      --------
Balances at December 31,
  2000.........................  81,000,000     810    28,907,689     289      454,009       (24,850)
Issuance of common stock, upon
  exercise of stock options....          --      --     2,462,389      25        4,903            --
Restricted stock grant.........          --      --       192,145       2        1,894        (1,896)
Forfeitures of deferred
  compensation.................          --      --            --      --       (3,280)        3,280
Amortization of deferred
  compensation.................          --      --            --      --           --         8,696
Tax benefit of stock options...          --      --            --      --       10,607            --
Change in unrealized gain on
  investments..................          --      --            --      --           --            --
Net loss.......................          --      --            --      --           --            --
                                 ----------    ----    ----------    ----     --------      --------
Balances at December 31,
  2001.........................  81,000,000    $810    31,562,223    $316     $468,133      $(14,770)
                                 ==========    ====    ==========    ====     ========      ========


                                  ACCUMULATED
                                     OTHER       RETAINED        TOTAL
                                 COMPREHENSIVE   EARNINGS    STOCKHOLDERS'
                                    INCOME       (DEFICIT)      EQUITY
                                 -------------   ---------   -------------
                                     (IN THOUSANDS, EXCEPT SHARE DATA)
Balances at December 31,
  1998.........................      $ --         $(5,710)     $ 25,999
Issuance of common stock, upon
  exercise of stock options....        --              --         1,980
Deferred compensation..........        --              --            --
Amortization of deferred
  compensation.................        --              --         2,894
Tax benefit of stock options...        --              --           367
Net loss.......................        --          (1,616)       (1,616)
                                     ----         -------      --------
Balances at December 31,
  1999.........................        --          (7,326)       29,624
Issuance of common stock,
  through initial public
  offering, net of issuance
  costs........................        --              --       376,607
Issuance of common stock, upon
  exercise of stock options....        --              --         2,785
Deferred compensation..........        --              --            --
Amortization of deferred
  compensation.................        --              --         8,366
Tax benefit of stock options...        --              --         5,550
Unrealized gain on
  investments..................       117              --           117
Net income.....................        --          30,764        30,764
                                     ----         -------      --------
Balances at December 31,
  2000.........................       117          23,438       453,813
Issuance of common stock, upon
  exercise of stock options....        --              --         4,928
Restricted stock grant.........        --              --            --
Forfeitures of deferred
  compensation.................        --              --            --
Amortization of deferred
  compensation.................        --              --         8,696
Tax benefit of stock options...        --              --        10,607
Change in unrealized gain on
  investments..................       403              --           403
Net loss.......................        --          (8,656)       (8,656)
                                     ----         -------      --------
Balances at December 31,
  2001.........................      $520         $14,782      $469,791
                                     ====         =======      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               MCDATA CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                2001        2000       1999
                                                              ---------   ---------   -------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $  (8,656)  $  30,764   $(1,616)
Adjustments to reconcile net income (loss) to cash flows
  from operating activities
  Depreciation and amortization.............................     16,383       8,689     5,734
  Net realized gain on investments..........................       (262)         --        --
  Net loss on retirement of assets..........................        102          --        --
  Acquired in-process research and development..............      7,200          --        --
  Inventory provisions......................................     26,788       2,541     1,907
  Non-cash compensation expense.............................      8,696       8,366     2,894
  Tax benefit from stock options exercised..................     10,607       5,550       367
     Changes in net assets and liabilities:
  Accounts receivable.......................................     15,159     (45,213)     (539)
  Inventories...............................................    (33,244)    (19,487)   (6,054)
  Deferred tax asset........................................    (14,715)     (7,149)     (701)
  Prepaid expenses and other current assets.................     (1,632)       (352)   (1,090)
  Other assets, net.........................................       (970)       (592)    1,605
  Accounts payable..........................................     (8,714)     17,534     5,117
  Accrued liabilities.......................................      6,717       4,578      (362)
  Deferred revenue..........................................       (324)      7,407       371
  Accrued income taxes......................................    (14,799)     10,103        --
                                                              ---------   ---------   -------
Net cash provided by operating activities...................      8,336      22,739     7,633
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions................................................    (29,750)         --        --
Purchases of property and equipment.........................    (21,473)    (16,419)   (3,305)
Purchases of investments....................................   (614,064)   (264,052)       --
Maturities of investments...................................    446,929      35,000        --
Sales of investments........................................    102,670      15,802        --
                                                              ---------   ---------   -------
Net cash used in investing activities.......................   (115,688)   (229,669)   (3,305)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of short-term debt..................................         --      (1,900)       --
Payment of obligations under capital leases.................     (2,921)     (2,829)   (1,522)
Proceeds from sale of stock, net of issuance costs..........         --     376,607        --
Proceeds from the exercise of stock options.................      4,928       2,785     1,980
                                                              ---------   ---------   -------
Net cash provided by financing activities...................      2,007     374,663       458
                                                              ---------   ---------   -------
Net increase (decrease) in cash and cash equivalents........   (105,345)    167,733     4,786
Cash and cash equivalents, beginning of period..............    174,630       6,897     2,111
                                                              ---------   ---------   -------
Cash and cash equivalents, end of period....................  $  69,285   $ 174,630   $ 6,897
                                                              ---------   ---------   -------
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
Interest paid...............................................  $     350   $     525   $ 1,113
Income taxes paid (received)................................     13,505      12,720    (4,302)
Capital lease obligations incurred..........................      1,574       4,138     1,944
Transfer of inventory to fixed assets.......................      4,549         793     1,357
Restricted stock grant......................................      1,896          --        --
Unrealized gain on investments..............................        825         188        --

  The accompanying notes are an integral part of these consolidated financial statements.

                               MCDATA CORPORATION

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               2001      2000      1999
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
Net income (loss)...........................................  $(8,656)  $30,764   $(1,616)
Other comprehensive income, net of tax
Change in unrealized gain on investments, net of tax of
  $234, $71, and $0, respectively...........................      403       117        --
                                                              -------   -------   -------
Comprehensive income (loss).................................  $(8,253)  $30,881   $(1,616)
                                                              =======   =======   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                               MCDATA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  OVERVIEW AND BASIS OF PRESENTATION

     McDATA Corporation (McDATA or the Company) designs, develops, manufactures and sells open storage networking solutions and provides highly available, scalable and centrally managed storage area networks (SANs) that address enterprise-wise storage problems. The Company sells its products, software, services and solutions through original equipment manufacturers ("OEMs") and resellers, including EMC Corporation ("EMC"), Hewlett-Packard, Co., Hitachi Data Systems Corp., and IBM, as well as systems integrators. The Company also provides services for EMC's proprietary mainframe protocol ("ESCON") switch business.

     During 1999, 2000 and a portion of 2001, McDATA was a majority-owned subsidiary of EMC. On August 9, 2000, the Company completed an initial public offering of 14,375,000 shares of its Class B Common stock (including the exercise of the underwriters' over-allotment option) and realized proceeds, after calculation of underwriters' commissions, of approximately $377 million, net of offering costs of approximately $2.7 million. After completion of the offering, McDATA remained a majority-owned subsidiary of EMC due to its ownership of Class A common stock. As of December 31, 2000, EMC owned 81 million shares of the Company's Class A common stock, or approximately 74% of the outstanding common stock of the Company. EMC's ownership of the Class A common stock represented approximately 97% of the combined voting power of the Company's Class A and B common stock at December 31, 2000.

     On February 7, 2001, EMC distributed all of the shares it held of McDATA Class A common stock to EMC's shareholders of record as of January 24, 2001. EMC has received a ruling from the Internal Revenue Service that the distribution to EMC stockholders will be tax free for U.S. federal income tax purposes. The Company currently believes that the distribution of its Class A common stock by EMC was tax-free. As a result of this distribution, EMC no longer has any ownership in or voting power over McDATA and, therefore, is no longer considered a related party.

     The consolidated financial statements include the assets, liabilities, operating results and cash flows of McDATA and have been prepared using EMC's historical bases in the assets and liabilities and the historical results of operations of McDATA. Because McDATA's operations were substantially independent of EMC's operations during all periods presented in the financial statements, the Company's management does not believe that there were any corporate expenses incurred by EMC that should be allocated to the Company. Accordingly, no inter-company expense allocations have been included in the financial statements. The consolidated financial statements do include certain allocations of interest income and expense from participation in EMC's cash management system through December 31, 2000 (see Note 9).

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the assets, liabilities, results of operations, cash flows and changes in stockholders' equity of the Company and its wholly-owned subsidiaries. All material inter-company transactions and balances have been eliminated.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets,. liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

                               MCDATA CORPORATION

  CASH AND CASH EQUIVALENTS

     Cash equivalents are short-term, highly liquid investments that are readily convertible to cash and have remaining maturities of ninety days or less at date of purchase.

  INVESTMENTS

     The Company's short- and long-term investments consist primarily of marketable debt and equity securities, all of which are classified as available-for-sale and recorded at fair value. Fair values are determined using quoted market prices. Unrealized holding gains and losses are recorded, net of any tax effect, as a separate component of accumulated other comprehensive income. Securities with stated maturities of one year or less at time of purchase are classified as short-term investments. Securities with remaining maturities longer than one year are classified as long-term investments.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Company, with similar terms, the carrying value of the capital lease obligations approximate their fair value. The fair values of the Company's investments are determined using quoted market prices for those securities.

  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost less accumulated depreciation. Expenditures that substantially extend the useful life of an asset are capitalized. Ordinary repair and maintenance expenditures are expensed as incurred. For financial reporting purposes, depreciation is recorded principally on a straight-line method over the estimated useful lives of the asset as follows:

Equipment and furniture..................   3-5 years
Computer software........................   2-5 years
Capital lease equipment..................   The shorter of the useful life of 3-5
                                            years or lease term
Leasehold improvements...................   The shorter of the useful life of 3-5
                                            years or lease term

     Property and equipment consisted of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Equipment and furniture.....................................  $ 53,858   $ 36,298
Computer software for internal use..........................    14,959      8,079
Leasehold improvements......................................     4,900      3,298
Construction in progress....................................     2,095      4,852
                                                              --------   --------
                                                                75,812     52,527
Less accumulated depreciation and amortization..............   (34,974)   (25,633)
                                                              --------   --------
                                                              $ 40,838   $ 26,894
                                                              ========   ========

     Depreciation expense was approximately $14,297,000, $8,256,000 and $5,300,000 in 2001, 2000 and 1999 respectively. Equipment and furniture at December 31, 2001 and 2000 includes assets under capitalized leases

                               MCDATA CORPORATION
of $8,916,000 and $9,469,000, respectively, with related accumulated amortization of approximately $6,341,000 and $5,342,000, respectively.

  ACCRUED LIABILITIES

     Accrued liabilities consisted of the following (in thousands):

                                                                DECEMBER 31,
                                                              ----------------
                                                               2001      2000
                                                              -------   ------
Wages and employee benefits.................................  $ 9,409   $6,425
Warranty reserves...........................................    2,174      956
Agency funds held for campus construction...................    1,683       --
Taxes, other than income tax................................      773    1,011
Other accrued liabilities...................................    2,113      666
                                                              -------   ------
                                                              $16,152   $9,058
                                                              =======   ======

  CONCENTRATIONS

     Financial instruments that potentially subject the Company to concentrations of credit risk are cash equivalents, short and long-term investments and accounts receivable. The Company maintains cash and cash equivalents and short- and long-term investments with various financial institutions. These financial institutions are geographically dispersed and company policy restricts investments and limits the amount invested with any single financial institution. The Company has not sustained material credit losses from instruments held at financial institutions.

     The Company sells a significant portion of its products through third-party OEMs, distributors and resellers. At December 31, 2001 and 2000, 86 percent and 90 percent of accounts receivable were concentrated with our two largest customers. The Company performs ongoing evaluations of its customers' financial condition and, generally, requires no collateral from its customers.

     For the years ended December 31, 2001, 2000 and 1999, the Company had two, two and three customers each who contributed greater than 10% of the Company's total revenues for combined totals

Property and equipment consisted of the following (in thousands):

of 86%, 90% and 93% to total revenue, respectively. The level of sales to any single customer may vary and the loss of any one of these customers, or a decrease in the level of sales to any one of these customers, could have a material impact on the Company's financial condition or results of operations. In addition, approximately 71% of the Company's total revenues were earned from sales of its Director-class products.

     The Company currently relies on single and limited supply sources for several key components used in the manufacture of its products. Additionally, the Company relies on a single third-party manufacturer for the production of a majority of its products. The inability of the Company's single and limited source suppliers or the inability of the Company's third-party manufacturer to fulfill supply and production requirements, respectively, could negatively impact future results.

  REVENUE RECOGNITION

     The Company generally recognizes revenue when (a) persuasive evidence of an arrangement exists (b) products are delivered or services rendered (c) the sales price is fixed or determinable and (d) collectibility is assured. Revenue from product sales to our resellers and end-user customer is recognized when title and risk of loss transfer to the customer, generally at the time the product is delivered to the

                               MCDATA CORPORATION
customer. Revenue from product sales to our OEMs and distributors is recognized when title and risk of loss transfer to the customer in accordance with the master agreement, generally upon sell-through to the end-user. Revenue is reduced for estimated customer returns, price protection, rebate, and other offerings that occur under sales programs established with the Company's OEMs, distributors and resellers. The Company accrues for warranty costs and sales returns at the time of shipment based on its experience. Revenue from support or maintenance contracts is recognized ratably over the contractual period. Amounts invoiced to customers in excess of revenue recognized on these contracts are recorded as deferred revenue until all revenue recognition criteria are met. Revenue from software is comprised of software licensing and post-contract customer support. Software revenue is allocated to the license and support elements using vendor specific objective evidence of fair value ("VSOE"). Revenue allocated to software licenses is recognized when the four basic criteria above have been met. Revenue allocated to post-contract support is recognized ratably over the term of the support contract, assuming the four basic criteria are met.

     In transactions that include multiple products, services and/or software, the Company allocates the revenue to each element based on their relative fair value (or in the absence of fair value, the residual method) and recognizes the associated revenue when all revenue recognition criteria have been met for each element.

  RESEARCH AND DEVELOPMENT

     Research and development costs are expensed as incurred.

  SOFTWARE DEVELOPMENT COSTS

     The Company capitalizes eligible computer software development costs upon the establishment of technological feasibility, which it has defined as completion of designing, coding and testing activities. Costs incurred prior to the establishment of technological feasibility are expensed to research and development. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in software and hardware technologies. Upon the general release of the software product to customers, capitalization ceases and such costs are amortized (using the straight-line method) on a product-by-product basis over the estimated life, which is generally three years. Capitalized software costs and accumulated amortization included in other assets at December 31, 2001, were approximately $481,000 and $27,000, respectively. There were no capitalized software costs at December 31, 2000. Capitalized software amortization expense for 2001 was approximately $27,000.

  ADVERTISING

     The Company expenses advertising costs as incurred. Advertising expenses for 2001, 2000, and 1999 were approximately $6,941,000, $1,449,000, and
$531,000, respectively.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically evaluates the carrying value of long-lived assets when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flows from such asset are separately identifiable and less than the asset's carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

                               MCDATA CORPORATION

  EARNINGS PER SHARE

     Basic net income or loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options and restricted stock grants.

     Following is a reconciliation between basic and diluted earnings per share (in thousands except per share information):

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                          2001       2000      1999
                                                        --------   --------   -------
Net income (loss).....................................  $ (8,656)  $ 30,764   $(1,616)
Weighted average shares of common stock outstanding
  used in computing basic net income (loss) per
  share...............................................   111,475     99,989    91,638
Net effect of dilutive stock options..................        --      7,964        --
                                                        --------   --------   -------
Weighted average shares of common stock used in
  computing diluted net income (loss) per share.......   111,475    107,953    91,638
                                                        ========   ========   =======
Basic net income (loss) per share.....................  $  (0.08)  $   0.31   $ (0.02)
                                                        ========   ========   =======
Diluted net income (loss) per share...................  $  (0.08)  $   0.28   $ (0.02)
                                                        ========   ========   =======
Options not included in diluted share base because of
  the exercise prices.................................     1,344        199        --
Options and restricted stock not included in diluted
  share base because of the net loss..................     9,520         --    11,941

  STOCK-BASED COMPENSATION

     The Company accounts for grants of stock options and common stock purchase rights according to Accounting Principles Board Opinion No. 25, Accounting for Stock Issues to Employees (APB 25), and related interpretations. Any deferred stock compensation calculated pursuant to APB 25 is amortized ratably over the vesting period of the individual options, generally four years.

  RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to the 2001 presentation.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS No. 141) and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting, thereby eliminating the use of the pooling of interests method. SFAS 141 also requires that an intangible asset acquired in a business combination be recognized apart from goodwill if: (i) the intangible asset arises from contractual or other legal rights or (ii) the acquired intangible asset is capable of being separated from the acquired enterprise, as defined in SFAS 141. In September 2001, the Company completed its acquisition of SANavigator. The provisions of SFAS 141 were applied to the acquisition.

     SFAS No. 142 requires, among other things, that goodwill not be amortized but should be subject to impairment testing at the "reporting unit level" upon adoption and, at least annually, and more frequently

                               MCDATA CORPORATION
upon the occurrence of certain events, as defined by SFAS No. 142. Accordingly, the Company has not amortized the goodwill resulting from the acquisition of SANavigator. During 2002, the Company will begin to test goodwill for impairment under the new rules, applying a fair-value-based test.

     Management does not expect the adoption of either SFAS No. 141 or 142 to have a material impact on the Company's financial position, results of operations or cash flows.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The new standard is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

     In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Long-Lived Assets" (SFAS No. 144). SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and certain provisions of APB Opinion No. 30, "Reporting the Results of
Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" (APB
30). SFAS No. 144 establishes standards for long-lived assets to be disposed of, and redefines the valuation and presentation of discontinued operations. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. Management does not expect the adoption of SFAS No. 144 to have a material effect on the Company's financial position, results of operations or cash flows.

NOTE 3.  ACQUISITION

     On September 21, 2001, the Company acquired the assets of SANavigator, Inc. (SANavigator) for a cash purchase price of $29.75 million. In addition, one-time costs associated with the acquisition were approximately $2.1 million. The results of SANavigator's operations have been included in the consolidated financial statements since that date. SANavigator is a software company that designs and develops a scalable SAN management tool that manages entry-level through complex SAN environments utilizing vendor- and platform-independent software. As a result of the acquisition, the Company is expected to be in a leading position in offering storage network management software that provides visibility and discovery in a multi-vendor fabric environment.

     The estimated excess of the purchase price over the fair value of the tangible net assets acquired has been valued at $29.2 million. Of this excess, $10.5 million was allocated to developed technology (5 year average useful life), $7.2 million was allocated to in-process research and development (IPR&D), and the remaining $11.5 million was allocated to goodwill. In accordance with SFAS No. 141 and No. 142, the amount allocated to goodwill is not being amortized and will be evaluated at least annually for impairment. Of the total goodwill amount, $11.5 million is expected to be deductible for tax purposes.

     The IPR&D arose from SANavigator's on-going development of the next-generation of SANavigator software. This software is intended to significantly enhance the features of the current version of SANavigator software. The status of the development at the acquisition date is dependent on several factors including the complexity of working with diverse servers and storage devices and integrating with other applications. Overall, SANavigator's IPR&D project was estimated to be approximately 40% complete. SANavigator estimated that the project would be completed in mid-2002, after which time it expected to begin generating economic benefits from the completed product. In total, costs to complete the IPR&D are expected to be approximately $2.1 million. The nature of the efforts to develop the acquired technologies into a commercially viable product consists principally of designing and testing activities, including qualification. The amount

                               MCDATA CORPORATION
allocated to in-process research and development was determined using the discounted cash flow method. This model employed cash flow projections for revenue based on the projected incremental increase in revenue that the Company expects to receive from the completed IPR&D. Estimated operating expenses, capital charges and applicable income taxes were deducted to arrive at an estimated after-tax cash flow. The Company discounted the after-tax cash flow projections using a risk-adjusted rate of return of 75%. The resulting IPR&D was expensed at the time of purchase because technological feasibility had not been established and no future alternative use existed.

     The unaudited pro forma information presented below (in thousands, except per share amounts) assumes that SANavigator was acquired at the beginning of the periods presented and includes the effect of amortization of identified intangibles and costs from that date. The impact of charges for IPR&D and non-recurring employee compensation has been excluded. This is presented for informational purposes only and is not necessarily indicative of the results of future operations or results that would have been achieved had the acquisition taken place at the beginning of the periods presented.

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2001         2000
                                                              ----------   ----------
Revenue.....................................................   $344,636     $248,686
Net income (loss)...........................................   $ (9,248)    $ 26,343
Basic net income (loss) per share...........................   $  (0.08)    $   0.26
Diluted net income (loss) per share.........................   $  (0.08)    $   0.24

     In conjunction with the acquisition, the Company issued approximately 192,000 shares of Class B common stock, with a fair value of $1.9 million, for the completion of ongoing employment arrangements with certain SANavigator employees. The stock awards are contingent upon the continued employment of these employees. As such, these awards have been recorded as deferred compensation and will be recognized ratably through the expiration date of the employee agreements.

NOTE 4.  INVESTMENTS

     Short and long-term investments consisted of the following available-for-sale securities at December 31 (in thousands):

                                                           UNREALIZED   UNREALIZED
                                                            HOLDING      HOLDING       FAIR
                                          AMORTIZED COST     GAINS        LOSSES      VALUES
                                          --------------   ----------   ----------   --------
2001
U.S. Government obligations.............     $ 93,338        $  922        $113      $ 94,147
State and local government
  obligations...........................      107,897           380          --       108,277
Mutual funds............................       16,249            --         258        15,991
Marketable equity securities............       23,301            --          --        23,301
                                             --------        ------        ----      --------
                                             $240,785        $1,302        $371      $241,716
                                             ========        ======        ====      ========
2000
U.S. Government obligations.............     $ 71,242        $   34        $  1      $ 71,275
                                             --------        ------        ----      --------
State and local government
  obligations...........................      142,008           158           3       142,163
                                             --------        ------        ----      --------
                                             $213,250        $  192        $  4      $213,438
                                             ========        ======        ====      ========

     Amortized cost is determined based on specific identification. Realized gains and losses on sales of securities for the year ended December 31, 2001 were approximately $396,000 and $134,000, respectively.

                               MCDATA CORPORATION

Realized gains on sales of securities were $2,000 in 2000. There were no realized gains or losses on sales of securities in 1999.

     The amortized cost and estimated fair value of current debt securities at December 31, 2001, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because the issuers of securities may have the right to repay obligations without prepayment penalties.

                                                              AMORTIZED COST   FAIR VALUES
                                                              --------------   -----------
Less than one year..........................................     $ 57,872       $ 58,310
Greater than one year through five years....................       82,753         83,499
Greater than five years through ten years...................        5,000          5,000
Greater than ten years......................................       55,610         55,615
                                                                 --------       --------
                                                                 $201,235       $202,424
                                                                 ========       ========

     Certain instruments, although possessing a contractual maturity greater than one year, are classified as short-term investments based on methods of trade and availability for current operations.

     At December 31, 2001, the Company had restricted assets relating to a collateralized lease agreement with Deutsche Bank (See Note 10). These assets represent holdings in short- and long-term government securities with a fair market value and amortized cost of approximately $36,199,000 and $36,305,000, respectively.

NOTE 5.  INVENTORIES

     Inventories, which include material, labor and factory overhead, are stated using standard costs which approximate the lower of cost (first-in, first-out method) or market. The Company evaluates the need for reserves associated with obsolete, slow-moving and non-salable inventory by reviewing net realizable values on a quarterly basis. The Company's inventories do not include materials purchased and held by the Company's component subcontractors, as the Company does not own this inventory. The categories comprising inventory were as follows (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                                2001      2000
                                                              --------   -------
Raw materials...............................................  $ 27,206   $19,058
Work-in-progress............................................     1,864       872
Finished goods..............................................    14,740     7,490
                                                              --------   -------
  Total inventories at cost.................................    43,810    27,420
Less reserves...............................................   (18,965)   (4,315)
                                                              --------   -------
  Total inventories, net....................................  $ 24,845   $23,105
                                                              ========   =======

     During the year ended December 31, 2001, the Company completed a thorough review of operations including an analysis of inventory transferred from its discontinued suppliers, a review of obsolescence, end-of-life inventories, on-going inventory commitments and the completion of a physical inventory. Based on this review, the Company recorded a $25.1 million inventory-related charge.

NOTE 6.  STOCKHOLDERS' EQUITY

     The Company has both Class A and Class B common stock. Holders of Class A and Class B common stock have voting rights equal to one vote and one-tenth vote, respectively, for each share held. Holders of

                               MCDATA CORPORATION

Class A and Class B common stock share equal rights as to dividends. No dividends attributable to common stock were declared or paid during 2001, 2000 or 1999.

     The Board of Directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that may differ from the Class A and Class B common stock. At December 31, 2001, there is no outstanding preferred stock.

     On May 23, 2000 the Board of Directors approved a 2-for-1 stock split of the Company's Class A and B common stock. All share and per share amounts have been adjusted for all periods presented to give retroactive effect to this stock split. The Board of Directors also authorized, after giving effect to the stock split, an increase in the authorized shares of the Company's Class A common stock to 250,000,000 shares and an increase in the Class B common stock to 200,000,000 shares. In addition, the Board of Directors authorized 25,000,000 shares of undesignated preferred stock. All of these transactions were consummated on or about July 12, 2000.

  STOCKHOLDERS' RIGHTS PLAN

     On May 18, 2001, the Company's Board of Directors approved a Stockholder Rights Plan, which became effective on June 5, 2001. A dividend of one Right per common share was distributed to stockholders of record on June 5, 2001. Each Right, expiring June 5, 2011, represents a right to buy from the Company one ten-thousandth (1/10,000) of a share of Series A Junior Participating Preferred Stock, $0.01 par value, at a price of $200 per Right. This dividend distribution of the Rights was not taxable to the Company or its stockholders.

     Separate certificates for Rights will not be distributed, nor will the Rights be exercisable, unless a person or group acquires 15 percent or more, or announces an offer that could result in acquiring 15 percent or more, of the aggregate number of votes entitled to be cast by all then outstanding shares of Common Stock (a Stock Acquisition). Following a Stock Acquisition, each Right holder, except the 15 percent or more stockholder, has the right to receive, upon exercise, common shares valued at twice the then applicable exercise price of the Right (or, under certain circumstances, cash, property or other Company securities), unless the 15 percent or more stockholder has offered to acquire all of the outstanding shares of the Company under terms that a majority of the independent directors of the Company have determined to be fair and in the best interest of the Company and its stockholders. Similarly, unless certain conditions are met, if the Company engages in a merger or other business combination following a Stock Acquisition where it does not survive or survives with a change or exchange of its common shares or if 50 percent or more of its assets, earning power, or cash flow is sold or transferred, the Rights will become exercisable for shares of the acquirer's stock having a value of twice the exercise price (or under certain circumstances, cash or property). The Rights are not exercisable, however, until the Company's right of redemption described below has expired. Generally, Rights may be redeemed for $0.01 each (in cash, common shares or other consideration the Company deems appropriate) until the earlier of (i) the tenth day following public announcement that a 15 percent or greater position has been acquired in the Company's stock or (ii) the final expiration of the Rights. Until exercise, a Right holder, as such, has no rights as a stockholder of the Company.

NOTE 7.  EMPLOYEE BENEFIT PLANS AND STOCK OPTIONS

  DEFINED CONTRIBUTION PLAN

     The Company has a defined contribution plan (the McDATA Retirement Savings
Plan) that covers eligible employees. The Company matches 50% of an employee's contribution up to 6% of annual eligible compensation, subject to restrictions of such plans. Such Company contributions are made in cash, and amounted to approximately $1,359,000, $769,000, and $550,000 in 2001, 2000, and 1999,
respectively.

                               MCDATA CORPORATION

  PROFIT SHARING PLAN

     The Company has a profit sharing plan whereby the Company contributes a portion of each year's profits to a profit sharing pool. The profit sharing amount is determined annually by the Board of Directors and is distributed to employees approximately 50% in cash and approximately 50% on the employees' behalf as contributions to the McDATA Retirement Savings Plan. The Company recorded an expense related to this plan of approximately $981,000, $1,946,000, and $0 for 2001, 2000, and 1999, respectively.

  STOCK OPTION PLAN

     The 1997 Stock Option Plan (the Plan) provides for the grant of either incentive or non-statutory options to employees for the purchase of Class B common stock. In August 2001, the stockholders approved an additional 5,000,000 shares available for issuance under the Plan for a total of 24,000,000 authorized shares. Options under the Plan become exercisable over a four-year period with one-fourth exercisable on each annual anniversary of grant date and expire ten years from the date of grant.

     The following summarizes option transactions for the period from December 31, 1998 to December 31, 2001:

                                                          WEIGHTED                 WEIGHTED
                                               SHARES     AVERAGE                  AVERAGE
                                             COVERED BY   EXERCISE     OPTIONS     EXERCISE
                                              OPTIONS      PRICE     EXERCISABLE    PRICE
                                             ----------   --------   -----------   --------
Outstanding at December 31, 1998...........  11,262,750    $ 1.02     2,173,938     $1.00
Granted....................................   3,646,700      2.29
Exercised..................................  (1,978,936)     1.00
Forfeited or expired.......................    (990,000)     1.10
                                             ----------
Outstanding at December 31, 1999...........  11,940,514      1.40     2,584,690      1.02
Granted....................................   3,882,375     21.53
Exercised..................................  (2,551,753)     1.09
Forfeited or expired.......................  (1,380,000)     6.80
                                             ----------
Outstanding at December 31, 2000...........  11,891,136      7.41     3,264,855      1.30
Granted....................................   2,525,829     19.29
Exercised..................................  (2,462,389)     2.00
Forfeited or expired.......................  (1,282,743)     8.64
                                             ----------
Outstanding at December 31, 2001...........  10,671,833    $11.32     4,377,435     $4.70
                                             ==========

     As of December 31, 2001, there were 6,140,944 options available for grant under the Plan.

                               MCDATA CORPORATION

     The status of total stock options outstanding and exercisable at December 31, 2001 was as follows:

                                               OPTIONS OUTSTANDING      OPTIONS EXERCISABLE
                                             ------------------------   --------------------
                                               WEIGHTED
                                                AVERAGE      WEIGHTED               WEIGHTED
                                               REMAINING     AVERAGE                AVERAGE
                                NUMBER OF     CONTRACTUAL    EXERCISE   NUMBER OF   EXERCISE
EXERCISE PRICES                   SHARES     LIFE (YEARS)     PRICE      SHARES      PRICE
---------------                 ----------   -------------   --------   ---------   --------
$ 1.00-$ 9.34.................   5,328,357        6.5         $ 1.54    3,715,006    $ 1.29
$ 9.35-$18.67.................   3,440,741        9.0          13.21      384,799     12.36
$18.68-$28.01.................   1,383,230        8.9          25.86      205,004     28.00
$28.02-$37.34.................     102,535        9.3          34.77           --        --
$37.35-$46.68.................      46,250        9.2          41.16        5,311     43.00
$46.69-$56.02.................      65,950        9.0          48.78        3,400     47.25
$56.03-$65.35.................      74,920        9.0          63.97        6,462     64.71
$65.36-$74.69.................      47,200        8.9          71.78       11,799     71.78
$74.69-$84.02.................     158,600        8.9          77.29       39,643     77.29
$84.03-$93.36.................      24,050        8.7          93.36        6,011     93.36
                                ----------                              ---------
                                10,671,833        7.8         $11.32    4,377,435    $ 4.70
                                ==========                              =========

     The Company applies APB 25 and related interpretations in accounting for its stock-based compensation plan. During 2000 and 1999, in connection with the grant of certain stock options to employees, the Company recorded deferred stock-based compensation, net of forfeitures, of $8,971,000 and $27,139,000, respectively, representing the difference between the exercise price and the deemed fair market value of the Company's common stock on the dates these stock options were granted. See Note 3 for discussion of deferred stock-based compensation recorded in 2001 pursuant to the SANavigator acquisition.

     Deferred compensation is included as a reduction of stockholders' equity and is being amortized on a straight-line basis over the vesting periods of the related options, which is generally four years. During 2001, 2000 and 1999, the Company recorded amortization of $8,696,000, $8,366,000 and $2,894,000, respectively (of which $1,437,000, $1,907,000 and $709,000 is included in the cost of revenue for 2001, 2000 and 1999, respectively).

     All stock option grants under the Plan since August 2000 have been granted at an exercise price equal to the fair market value of the Company's stock.

     The Company has adopted the disclosure provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The pro forma impact on the Company's net income (loss) and net income (loss) per share as reported for the years ended December 31 pursuant to SFAS 123 to

                               MCDATA CORPORATION
reflect the fair value method of accounting for stock-based compensation plans would have been as follows (in thousands, except per share amounts):

                                                           YEARS ENDED DECEMBER 31,
                                                         ----------------------------
                                                           2001      2000      1999
                                                         --------   -------   -------
Net income (loss):
  As reported..........................................  $ (8,656)  $30,764   $(1,616)
  Pro forma............................................   (18,810)   27,323    (2,006)
Basic net income (loss) per share:
  As reported..........................................  $  (0.08)  $  0.31   $ (0.02)
  Pro forma............................................     (0.17)     0.27     (0.02)
Diluted net income (loss) per share:
  As reported..........................................  $  (0.08)  $  0.28   $ (0.02)
  Pro forma............................................     (0.17)     0.25     (0.02)

     The fair value of each option granted during 2001, 2000, and 1999 is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                      YEARS ENDED DECEMBER 31,
                                             ------------------------------------------
                                                 2001           2000           1999
                                             ------------   ------------   ------------
Dividend yield.............................       0%             0%             0%
Expected volatility........................      125%           90%             0%
Risk-free interest rate....................  3.7% to 5.0%   5.0% to 6.5%   4.7% to 6.1%
Expected life, in years....................      4.0            4.0            4.0

     Using these assumptions, the weighted-average fair values of options granted were:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               2001      2000      1999
                                                              -------   -------   ------
Options granted with an exercise price below fair market
  value.....................................................      --    $12.71    $7.96
Options granted with an exercise price equal to fair market
  value.....................................................  $15.55    $27.53       --

NOTE 8.  INCOME TAXES

     Income tax expense (benefit) consisted of the following (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                             2001      2000     1999
                                                           --------   -------   -----
Current:
  Federal................................................  $  8,894   $26,035   $ 508
  State..................................................       508     1,934       7
                                                           --------   -------   -----
                                                              9,402    27,969     515
                                                           ========   =======   =====
Deferred:
  Federal................................................   (13,423)   (6,511)   (676)
  State..................................................    (1,063)     (567)    (25)
                                                           --------   -------   -----
                                                            (14,486)   (7,078)   (701)
                                                           --------   -------   -----
Total expense (benefit)..................................  $ (5,084)  $20,891   $(186)
                                                           ========   =======   =====

                               MCDATA CORPORATION

     The foreign income tax expense generated from the Company's international operations is immaterial.

     The total income tax expense (benefit) differs from the amount computed using the federal income tax rate of 35% for the following reasons (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                            -------------------------
                                                             2001      2000     1999
                                                            -------   -------   -----
Federal income tax expense (benefit) at statutory rate....  $(4,809)  $18,079   $(631)
Research and development credit...........................       --      (100)   (300)
State taxes, net of federal benefit.......................     (346)    2,146     (23)
Stock-based compensation..................................    1,803     1,926     778
Foreign sales corporation.................................     (305)   (1,218)   (151)
Municipal interest income.................................   (1,625)     (697)     --
Other.....................................................      198       755     141
                                                            -------   -------   -----
Income tax expense (benefit)..............................  $(5,084)  $20,891   $(186)
                                                            =======   =======   =====

     Deferred income taxes reflect the tax effect of temporary differences between the amount of assets and liabilities for financial reporting purposes and income tax purposes. The tax effects of each type of temporary difference that give rise to significant portions of the net deferred tax assets are as follows (in thousands):

                                                                DECEMBER 31
                                                              ----------------
                                                               2001      2000
                                                              -------   ------
Current deferred tax assets:
  Inventory reserves and costs..............................  $10,249   $2,492
  Revenue recognition.......................................    7,349    4,067
  Warranty reserves.........................................      818      360
  Reserves related to employee benefits.....................    1,475      877
  Stock-based compensation..................................    1,694    1,354
  Other.....................................................      368       82
                                                              -------   ------
                                                              $21,953   $9,232
                                                              =======   ======
Non-current deferred tax assets:
  Difference between book and tax depreciation..............    1,951      186
                                                              -------   ------
Total deferred tax asset, net...............................  $23,904   $9,418
                                                              =======   ======

     The Company believes that all deferred tax assets will be realized through profitable future operations and accordingly, there is no need for a valuation allowance for any of the deferred tax assets.

     Prior to the initial public offering on August 9, 2000, the Company was included in a consolidated Federal income tax return with EMC. The Company is no longer eligible to be included in EMC's consolidated tax returns and has consequently filed a separate income tax return for the tax period which began immediately following the offering and for all of 2001.

     When the Company was included in EMC's consolidated tax returns, the Company recorded income taxes based on the pro rata method. The pro rata method assumes the allocation of income taxes based on EMC's consolidated tax position. The pro rata method of allocating income taxes is consistently used for all members of the consolidated group. Pursuant to a tax sharing agreement entered into with EMC, the Company reimbursed EMC for income taxes equal to 35% of the Company's taxable income for its tax year ended August 8, 2000, which tax was reduced by the Company's share of the research and development tax

                               MCDATA CORPORATION
credit. The Company was compensated by EMC for the use of its United States net operating losses during 1999 at 35%, and its tax credits, including research and development credits, utilized by EMC. Had the Company's tax provision been calculated for these periods as if the Company were a separate, independent United States taxpayer, the income tax provision would not have materially changed.

     Under the terms of the tax sharing agreement between the Company and EMC, the Company is obligated to indemnify EMC for any taxes arising out of the failure of such distribution to be tax free if that failure results from, among other things, (i) any act or omission by the Company that would cause such distribution to fail to qualify as a tax free distribution under the Internal Revenue Code of 1986, as amended; (ii) any act or omission by the Company that is inconsistent with any representation made to the Internal Revenue Service in connection with the request for a private letter ruling regarding the tax-free nature of the distribution; (iii) any acquisition by a third party of the Company's stock or assets; or (iv) any issuance by the Company of stock or any change in ownership of the Company's stock. If the distribution of the Company's Class A common stock fails to qualify as a tax-free distribution, EMC would incur tax liability as if the Company's Class A common stock that was distributed by EMC had been sold by EMC for its fair market value in a taxable transaction. In the event that the Company is required to indemnify EMC because the distribution of the Company's Class A common stock fails to qualify as a tax-free distribution, the Company's liability could exceed 35% of the value of the Company's Class A common stock distributed by EMC as determined on the date of the distribution.

     Although the Company is no longer a member of EMC's consolidated tax group, the tax sharing agreement between the Company and EMC continues to affect the Company in two principal ways. First, if a taxing authority effects a change to the EMC consolidated return, the Company is required to reimburse EMC for the tax of any Company-related unfavorable adjustment. Conversely, the Company is entitled to any refund for any Company-related favorable adjustment. Second, the Company is required to remit to EMC any tax savings generated by the tax deductions, if any, related to the issuance or sale of EMC stock upon the exercise of options held by Company employees.

NOTE 9.  RELATED PARTY TRANSACTIONS

     McDATA, as EMC's majority-owned subsidiary, prior to February 7, 2001, engaged in several related-party transactions with EMC and its subsidiaries. These included benefiting from a service agreement to provide services for EMC's ESCON switch business, making direct sales of Fibre Channel products to EMC, participating in EMC's cash management system and filing as a member of EMC's consolidated tax return (see Note 8). The terms of these arrangements, which were negotiated in the context of a parent-subsidiary relationship, may be more or less favorable to the Company than if they had been negotiated with unaffiliated third parties.

     Under the terms of the service agreement with EMC, the Company provides management, manufacturing, research, development, sales, support and administrative services with respect to specified customers of EMC. The amount of such service fee is subject to annual revision based on the review and concurrence of both parties. Such service fee revenue totaled $9,663,000, $14,497,000 and $17,337,000 for 2001, 2000 and 1999, respectively. Additionally, the Company provided $0, $2,824,000 and $349,000 of consulting services to EMC for 2001, 2000 and 1999, respectively.

     Pursuant to a five-year OEM supply and license agreement executed in 2000, the Company sells Fibre Channel products to EMC. Such sales comprised 66%, 69% and 51% of Company revenue in 2001, 2000, and 1999, respectively. The agreement has no minimum purchase commitments and has customary termination rights.

     Until September 2000, the Company participated in EMC's cash management program, in which it deposited excess operating funds with EMC for short-term investment when funds in excess of operating

                               MCDATA CORPORATION
requirements were available or borrowed funds from EMC during periods of operating cash needs. Such funds were repaid on demand and earned simple interest, calculated monthly. Interest income and interest (expense) includes $102,000 and $(740,000) earned (paid) from participation in EMC's cash management program during 2000 and 1999, respectively.

     On October 1, 1997, the Company entered into an unsecured term note with EMC in the amount of $1,900,000. The note required quarterly payments of interest in arrears, with principle to be paid in 2007 or upon the consummation of a sale of all or part of the Company, including an initial public offering. On August 9, 2000, the Company consummated an initial public offering and proceeds from the offering were used to payoff the note. Interest incurred and paid to the Parent for 2000 and 1999 totaled $109,000 and $154,000, respectively.

     Certain directors and executive officers of the Company own EMC common stock and options to purchase EMC common stock. One of the Company's directors as of December 31, 2000 was an employee of EMC. This director resigned from his position on the Company's Board of Directors effective upon the distribution of the McDATA Class A common stock by EMC.

NOTE 10.  COMMITMENTS AND CONTINGENCIES

  OPERATING LEASES

     The Company had various operating and capital leases in effect at December 31, 2001 for certain buildings, office space and machinery and equipment. Future minimum lease payments under non-cancelable capital and operating leases with terms of one year or more are as follows at December 31, 2001 (in thousands):

                                                                               OPERATING
                                                              CAPITAL LEASES    LEASES
                                                              --------------   ---------
2002........................................................      $2,056        $ 6,806
2003........................................................         646          5,573
2004........................................................         168          3,034
2005........................................................          --          2,541
2006 and thereafter.........................................          --          1,049
                                                                  ------        -------
Total minimum lease payments................................       2,870        $19,003
                                                                                =======
Less portion representing interest..........................         147
                                                                  ------
                                                                   2,723
Less: current portion.......................................       1,934
                                                                  ------
                                                                  $  789
                                                                  ======

     Operating rent expense in 2001, 2000, and 1999 totaled approximately $7,671,000, $3,424,000, and $2,218,000, respectively.

     As part of the Company's move to the new office and engineering building in June 2002, the Company performed a review of its real estate facility requirements and identified excess leased facility space, which will be offered for sublease upon completion of the new building construction. Based upon the results of this analysis, during the fourth quarter ended December 31, 2001, the Company recorded a charge of $941,000 included in selling and marketing expense related to facility lease losses. In determining the anticipated lease losses, various assumptions were made, including, the time period over which the excess space will be under contract; expected sublease terms; and expected sublease rates and anticipated recoveries from sublease income.

                               MCDATA CORPORATION

     On February 9, 2001 the Company entered into an operating lease with Deutsche Bank AG, New York Branch ("Deutsche Bank") for an approximately 167,000 square foot multi-story engineering building to be constructed on approximately a 100 acre parcel of land located in Broomfield, Colorado. Construction of the building commenced in the first half of 2001 and is scheduled to be completed in mid-2002, at which time lease payments will commence. The initial term of the lease is for 78 months, with an option to renew the lease for additional 12 month terms, subject to certain conditions. The Company, at its option, may purchase the facility during or at the end of the term of the lease at approximately the amount expended by the lessor to acquire the land and construct the building (approximately $60 million). If the Company does not renew the lease, exercise the purchase option by the end of the lease, or arrange for the sale of the property to a third-party, the Company has guaranteed a residual value of the facility as a percentage of the original costs (approximately 89% during the construction period and 85% thereafter). As part of the lease, the Company has agreed to restrict up to $63 million of its investment securities as collateral for specified obligations under the lease. These investment securities, valued at $36 million at December 31, 2001, are restricted as to withdrawal and are managed by a third party subject to certain limitations. In addition, the lease agreement requires that the Company maintain compliance with certain affirmative and negative covenants, representations and warranties, including certain defined financial covenants. As the result of various charges in the third and fourth quarter of 2001, the fixed charge coverage ratio covenant with Deutsche Bank was not met. On January 24, 2002, Deutsche Bank waived the noncompliance and redefined the fixed charge ratio to exclude certain one-time non-cash charges.

  MANUFACTURING AND PURCHASE COMMITMENTS

     The Company has contracted with SCI Systems, Inc. (SCI) for the manufacture of printed circuit boards and box build assembly for specific Fibre Channel directors and switches. The agreement with SCI requires the Company to submit purchasing forecasts, place orders and reschedule orders for products as necessary. At December 31, 2001, SCI had on hand materials purchased on behalf of McDATA valued at approximately $34,000,000. In addition, SCI has purchase commitments outstanding related to materials that it had also ordered on McDATA's behalf. The Company may be liable for materials that SCI purchases on McDATA's behalf if the Company's actual requirements do not meet or exceed its forecasts and those materials cannot be redirected to other uses by SCI. Management does not expect this commitment to have a material adverse effect on the Company's business, results of operations, financial position or cash flows. The agreement renews monthly and both parties have customary termination rights.

     The Company has various commitments for sales, purchases and employee benefit plans in the ordinary course of business. In the aggregate, such commitments do not differ significantly from current market prices or anticipated usage requirements.

     The Company's die-cast chassis supplier for its low-end and mid range switch products experienced financial difficulties during 2001. To ensure continued product supply until an alternate chassis supply source was secured, the Company provided an interim financing guarantee in the amount of $925,000 to the lender of that supplier. The Company's obligation to pay amounts due under the guarantee was fully secured by cash collateral on deposit with an escrow agent. The Company has secured a new chassis supply source and is not obligated to provide any additional financing for the benefit of the supplier. On October 30, 2001, we were notified by the lender that it intended to draw upon the financing guaranty by withdrawing all cash collateral securing the $925,000 obligation. At December 31, 2001, the guaranteed amount has been fully expensed. In consideration for providing the guarantee to the lender, the die-cast supplier provided the Company with subordinated secured reimbursement promissory notes for the same amount as the guaranty. The Company is in discussion with the die-cast supplier regarding collection on these promissory notes.

                               MCDATA CORPORATION

  LITIGATION

     The Company, two current officers, and a former officer have been named as defendants in purported securities class-action lawsuits filed in the United States District Court, Southern District of New York. The first of these lawsuits, filed on July 20, 2001, is captioned Gutner v. McDATA Corporation, Credit Suisse First Boston, Merrill Lynch, Pierce Fenner & Smith Incorporated, Bear, Stearns & Co., Inc., FleetBoston Robertson Stephens et al., No. 01 CIV. 6627. Three other similar suits have been filed against the Company. The complaints are substantially identical to numerous other complaints filed against other companies that went public over the last several years. These lawsuits generally allege, among other things, that the registration statements and prospectus filed with the SEC by such companies were materially false and misleading because they failed to disclose (a) that certain underwriters had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of shares in connection with the initial public offerings
(IPOs) and (b) that certain of the underwriters had entered into agreements with customers whereby the underwriters agreed to allocate IPO shares in exchange for which the customers agreed to purchase additional company shares in the aftermarket at pre-determined prices. The complaints relating to the Company allege claims against the Company, two of the Company's current officers, a former officer of the Company and Credit Suisse First Boston, the lead underwriter of the Company's August 9, 2000 initial public offering, under Sections 11 and 15 of the Securities Act of 1933, as amended. The complaints also allege claims solely against Credit Suisse First Boston and the other underwriter defendants under Section 12(a)(2) of the Securities Act of 1933, as amended, and claims against the individual defendants under Section 10(b) of the Securities Exchange Act of 1934, as amended. The Company believes that the lawsuits are without legal merit and intends to defend them vigorously.

     From time to time, the Company is subject to claims arising in the ordinary course of business. In the opinion of management, no such matter, individually or in the aggregate, exists which is expected to have a material effect on the Company's consolidated results of operations, financial position or cash flows.

NOTE 11.  SEGMENT INFORMATION

     The Company has one reporting segment relating to the design, development, manufacture and sales of open storage networking solutions that provide highly available, scalable and centrally managed storage area networks (SANs). The Company's Chief Operating Decision Makers, as defined by SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," allocate resources and assess the performance of the Company based on revenue and overall profitability.

     For the years ended December 31, 2001, 2000 and 1999, the Company had two, two and three customers each who contributed greater than 10% of the Company's total revenues as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31
                                                              ------------------
                                                              2001   2000   1999
                                                              ----   ----   ----
Customer A..................................................   69%    76%    69%
Customer B..................................................   17%    14%    13%
Customer C..................................................   --     --     11%

     The level of sales to any single customer may vary and the loss of any one of these customers, or a decrease in the level of sales to any one of these customers, could have a material impact on the Company's financial condition or results of operations.

     The Company's operations are conducted in the United States with sales offices through the European Community and Asia Pacific and a research and development facility in Canada, none of which are individually significant to the Company's overall operations. The Company has not incurred any foreign

                               MCDATA CORPORATION
currency translation adjustments as all of its sales are settled in U.S. dollars. In addition, all of its subsidiaries' books are maintained in U.S. dollars.

     Certain information related to the Company's operations by geographic area is presented below (in thousands). The Company's revenues are attributed to the geographic areas according to the location of the customers. Long lived assets include property and equipment and other non-current assets.

                                                                          LONG-LIVED
                                                              NET SALES     ASSETS
                                                              ---------   ----------
2001
United States...............................................  $263,416     $65,110
Foreign countries...........................................    80,990       1,245
                                                              --------     -------
  Total.....................................................  $344,406     $66,355
                                                              ========     =======
2000
United States...............................................  $171,888     $27,347
Foreign countries...........................................    76,798       1,353
                                                              --------     -------
  Total.....................................................  $248,686     $28,700
                                                              ========     =======
1999
United States...............................................  $ 80,055     $13,755
Foreign countries...........................................    15,208       1,506
                                                              --------     -------
  Total.....................................................  $ 95,263     $15,261
                                                              ========     =======

     Included in the United States long-lived assets balances at December 31, 2001, 2000, and 1999 are intangible assets totaling $21,715,000, $0, and $95,000, respectively. Included in the foreign countries long-lived assets balances as of December 31, 2001, 2000, and 1999 are intangible assets totaling $125,000, $542,000, and $897,000, respectively.

     Included in the net sales to foreign countries is $29,049,000, $58,836,000 and $8,924,000 of net sales to Ireland for 2001, 2000 and 1999, respectively.

NOTE 12.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following summarizes selected financial information for each of the two years in the period ended December 31, 2001 (in thousands except per share data):

                                                Q1        Q2        Q3        Q4       TOTAL
                                              -------   -------   -------   -------   --------
2001
Total revenue...............................  $83,035   $81,289   $86,600   $93,482   $344,406
Gross profit................................   37,464    34,095    22,813    34,283    128,655
Net income (loss)...........................    7,542     3,371   (13,582)   (5,987)    (8,656)
Basic net income (loss) per share...........     0.07      0.03     (0.12)    (0.05)     (0.08)
Diluted net income (loss) per share.........     0.06      0.03     (0.12)    (0.05)     (0.08)

                               MCDATA CORPORATION

                                                Q1        Q2        Q3        Q4       TOTAL
                                              -------   -------   -------   -------   --------
2000
Total revenue...............................  $47,134   $56,461   $66,760   $78,331   $248,686
Gross profit................................   24,524    28,807    35,661    40,151    129,143
Net income..................................    4,848     4,707     8,958    12,251     30,764
Basic net income per share..................     0.05      0.05      0.09      0.11       0.31
Diluted net income per share................     0.05      0.05      0.08      0.10       0.28

                               MCDATA CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                     BALANCE AT   CHARGED TO                BALANCE AT
                                                     BEGINNING    COSTS AND                    END
                                                     OF PERIOD     EXPENSES    DEDUCTIONS   OF PERIOD
                                                     ----------   ----------   ----------   ----------
                                                                      (IN THOUSANDS)
YEAR ENDED DECEMBER 31, 1999
Allowance for doubtful accounts....................    $   65      $    30      $     --     $    95
Inventory reserves.................................       640        1,907          (483)      2,064
Warranty reserves..................................     1,485           12          (511)        986
YEAR ENDED DECEMBER 31, 2000
Allowance for doubtful accounts....................    $   95      $   248      $    (59)    $   284
Inventory reserves.................................     2,064        2,541          (290)      4,315
Warranty reserves..................................       986          707          (737)        956
YEAR ENDED DECEMBER 31, 2001
Allowance for doubtful accounts....................    $  284      $   707      $   (209)    $   783
Inventory reserves.................................     4,315       29,919       (15,537)     18,697
Warranty reserves..................................       956        1,937          (719)      2,175

                                                                      APPENDIX F

                  UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                      AND
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                                      AND
                             RESULTS OF OPERATIONS
                  FOR THE FISCAL QUARTER ENDED MARCH 31, 2002
          (REPRODUCED FROM THE COMPANY'S FORM 10-Q FILED MAY 15, 2002)

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the information presented in this Quarterly Report contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). Although McDATA Corporation ("McDATA" or the "Company", which may also be referred to as "we," "us" or "our") believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its businesses and operations, there can be no assurance that actual results will not differ materially from our expectations. Factors that could cause actual results to differ materially from expectations include:

     - changes in our relationship with EMC Corporation, or EMC, and International Business Machines Corporation, or IBM, and the level of their orders;

     - our ability to successfully sell SANavigator software;

     - the impact of the general economic slowdown and the recent terrorist attacks on purchasing decisions by customers and capital spending;

     - our ability to complete the manufacturing review plan and the successful implementation of an "outsourcing-focused" manufacturing model;

     - additional manufacturing and component costs and production delays that we may continue to experience as we continue the transition to new products and multiple product lines;

     - our ability to expand sales into higher margin channels through systems integrator and distributors;

     - a loss of any of our key customers (and our OEMs' key customers), distributors, resellers or our manufacturers

     - our ability to expand our product offerings and any transition to new products (including a 2 gigabit product line and higher port density products);

     - the impact and uncertainty of typically having most of our sales volume occur in the last month, and a significant amount in the last two weeks and even days, of each fiscal quarter;

     - component quality and availability;

     - any change in business conditions, our sales strategy or product development plans;

     - competition in the storage area network and director and switch markets (including competitive pricing pressures);

     - our ability to attract and retain highly skilled individuals;

     - continued market acceptance of our products, name recognition of our products and changes in customer buying patterns;

     - delays and changes in the development of new products and new technology;

     - any industry or technology changes that cause obsolescence of our products or components of those products; and

     - one-time events and other important risks and factors disclosed previously and from time to time in our filings with the U.S. Securities and Exchange Commission, including the risk factors discussed in this Quarterly Report.

     You should not construe these cautionary statements as an exhaustive list or as any admission by us regarding the adequacy of the disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by our forward-looking statements or other statements. In addition, you are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "objectives," "anticipates," "intends," or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements.

                        PART I -- FINANCIAL INFORMATION

                               MCDATA CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                               MARCH 31,    DECEMBER 31,
                                                                 2002           2001
                                                              -----------   ------------
                                                              (UNAUDITED)
                                                                    (IN THOUSANDS,
                                                                  EXCEPT SHARE DATA)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 39,536      $ 69,285
  Short-term investments....................................     171,277       146,867
  Accounts receivable, net of allowance for bad debts of
     $854 and $782, respectively............................      39,014        43,805
  Inventories, net..........................................      19,702        24,845
  Deferred tax asset........................................      25,106        21,953
  Prepaid expenses and other current assets.................      14,763         9,795
                                                                --------      --------
Total current assets........................................     309,398       316,550
Property and equipment, net.................................      84,754        40,838
Long-term investments.......................................      95,628        94,849
Restricted investments......................................          --        36,199
Other assets, net...........................................      27,059        25,517
                                                                --------      --------
     Total assets...........................................    $516,839      $513,953
                                                                ========      ========

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $ 32,096      $ 17,833
  Accrued liabilities.......................................      13,330        16,152
  Deferred revenue..........................................       9,780         7,454
  Obligations under capital leases..........................       2,409         1,934
                                                                --------      --------
Total current liabilities...................................      57,615        43,373
Obligations under capital leases............................       2,235           789
                                                                --------      --------
     Total liabilities......................................      59,850        44,162
Commitments and Contingencies (Notes 6)
Stockholders' Equity:
  Preferred stock, $0.01 par value, 25,000,000 shares
     authorized, no shares issued or outstanding............          --            --
  Common stock, Class A, $0.01 par value, 250,000,000 shares
     authorized, 81,000,000 shares issued and outstanding...         810           810
  Common stock, Class B, $0.01 par value, 200,000,000 shares authorized, 32,082,459 and 31,562,223 shares issued and
     outstanding at March 31, 2002 (unaudited) and December
     31, 2001, respectively.................................         321           316
Additional paid-in-capital..................................     470,475       468,133
Deferred compensation.......................................     (12,364)      (14,770)
Accumulated other comprehensive income......................          36           520
Retained earnings (accumulated deficit).....................      (2,289)       14,782
                                                                --------      --------
Total stockholders' equity..................................     456,989       469,791
                                                                --------      --------
     Total liabilities and stockholders' equity.............    $516,839      $513,953
                                                                ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               MCDATA CORPORATION

                         CONSOLIDATED INCOME STATEMENTS

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
                                                                  (IN THOUSANDS,
                                                              EXCEPT PER SHARE DATA)
                                                                    (UNAUDITED)
REVENUE.....................................................   $ 64,543     $ 83,035
Cost of revenue.............................................     50,652       45,571
                                                               --------     --------
     Gross profit...........................................     13,891       37,464
Operating expenses:
Research and development....................................     13,216       10,093
Selling and marketing.......................................     17,993       13,819
General and administrative..................................      8,008        4,542
Amortization of deferred compensation (excludes amortization of deferred compensation included in cost of revenue of
  $172 and $496, respectively)..............................      2,141        1,723
                                                               --------     --------
     Operating expenses.....................................     41,358       30,177
                                                               --------     --------
Income (loss) from operations...............................    (27,467)       7,287
Interest income.............................................      2,078        4,781
Interest expense............................................        (90)         (97)
                                                               --------     --------
Income (loss) before income taxes...........................    (25,479)      11,971
Income tax expense (benefit)................................     (8,408)       4,429
                                                               --------     --------
Net income (loss)...........................................   $(17,071)    $  7,542
                                                               ========     ========
Basic net income (loss) per share...........................   $  (0.15)    $   0.07
                                                               ========     ========
Shares used in computing basic net income (loss) per
  share.....................................................    112,732      110,687
                                                               ========     ========
Diluted net income (loss) per share.........................   $  (0.15)    $   0.06
                                                               ========     ========
Shares used in computing diluted net income (loss) per
  share.....................................................    112,732      117,587
                                                               ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               MCDATA CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                2002       2001
                                                              --------   ---------
                                                                 (IN THOUSANDS)
                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $(17,071)  $   7,542
Adjustments to reconcile net income (loss) to cash flows
  from operating activities;
  Depreciation and amortization.............................     5,141       3,254
  Loss from write-off of capitalized collateralized lease
     costs..................................................     1,250          --
  Loss on retirement of assets..............................       464          --
  Net realized gain on investments..........................       340          --
  Inventory and inventory commitment provisions.............    18,074         900
  Deferred income taxes.....................................    (3,094)     (1,374)
  Non-cash compensation expense.............................     2,313       2,219
  Tax benefit from stock options exercised..................     1,200       4,495
  Changes in net assets and liabilities:
     Accounts receivable....................................     4,791     (10,258)
     Inventories............................................    (3,225)    (22,801)
     Prepaid expenses and other current assets..............    (4,968)     (7,953)
     Other assets, net......................................    (2,107)         32
     Accounts payable.......................................     3,151       3,434
     Accrued liabilities....................................      (796)        391
     Deferred revenue.......................................     2,326         804
                                                              --------   ---------
Net cash provided (used) by operating activities............     7,789     (19,315)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........................    (7,509)     (5,929)
Purchases of investments....................................   (85,896)   (306,369)
Maturities of investments...................................    55,353     284,558
                                                              --------   ---------
Net cash used by investing activities.......................   (38,052)    (27,740)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of obligations under capital leases.................      (727)       (818)
Proceeds from the exercise of stock options.................     1,241       1,582
                                                              --------   ---------
Net cash provided by financing activities...................       514         764
                                                              --------   ---------
Net decrease in cash and cash equivalents...................   (29,749)    (46,291)
Cash and cash equivalents, beginning of period..............    69,285     174,630
                                                              --------   ---------
Cash and cash equivalents, end of period....................  $ 39,536   $ 128,339
                                                              ========   =========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES
Capital lease obligations incurred..........................  $  1,683   $   1,297
                                                              ========   =========
Equipment traded in.........................................    (2,473)         --
                                                              ========   =========
Transfer of inventory to fixed assets.......................     1,404         595
                                                              ========   =========
Acquisition of collateralized lease assets..................    36,884          --
                                                              ========   =========
Collateralized lease liability..............................     2,026          --
                                                              ========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                               MCDATA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BACKGROUND AND BASIS OF PRESENTATION

     McDATA Corporation ("McDATA" or "the Company") designs, develops, manufactures and sells open storage networking solutions and provides highly available, scalable and centrally managed storage area networks ("SANs") that address enterprise-wide storage solutions. The Company sells its products, software, services and solutions through original equipment manufacturers ("OEMs") and resellers, including EMC Corporation ("EMC"), Hewlett-Packard, Co., Compaq Computer Corp., Hitachi Data Systems Corp., and IBM, as well as systems integrators. The Company also provides services for EMC's proprietary mainframe protocol ("ESCON") switch business.

     The accompanying consolidated financial statements of McDATA and its subsidiaries have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in the Company's annual consolidated financial statements have been condensed or omitted. The consolidated balance sheet as of December 31, 2001 has been derived from the audited financial statements as of that date, but does not include all disclosures required by generally accepted accounting principles. For further information, please refer to and read these interim consolidated financial statements in conjunction with the Company's audited financial statements for the year ended December 31, 2001.

     The interim consolidated financial statements, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position, results of operations and cash flows of the Company for the periods presented. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the entire fiscal year or future periods.

  RECENT ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS No. 143). SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The new standard is not expected to have a material impact on the Company's financial position, results of operations or cash flows.

                               MCDATA CORPORATION

NOTE 2 -- NET INCOME (LOSS) PER SHARE

     Calculation of net income (loss) per share (in thousands, except per share information):

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
Net income (loss)...........................................  $(17,071)  $  7,542
Weighted average shares of common stock outstanding used in
  computing basic net income (loss) per share...............   112,732    110,687
Effect of dilutive stock options............................        --      6,900
                                                              --------   --------
Weighted average shares of common stock used in computing
  diluted net income (loss) per share.......................   112,732    117,587
                                                              ========   ========
Basic net income (loss) per share...........................  $  (0.15)  $   0.07
                                                              ========   ========
Diluted net income (loss) per share.........................  $  (0.15)  $   0.06
                                                              ========   ========
Options not included in diluted share base because of the
  exercise prices...........................................     2,302        467
                                                              ========   ========
Options and restricted stock not included in diluted share
  base because of the net loss..............................     8,582         --
                                                              ========   ========

NOTE 3 -- RESTRICTED INVESTMENTS

     On February 9, 2001 (and amended on May 18, 2001, November 9, 2001 and January 24, 2002), the Company entered into a lease for an approximately 167,000 square foot multi-story office and engineering building to be constructed on a 106 acre parcel of land located in Broomfield, Colorado (see note 6). As part of the lease, the Company agreed to restrict a portion of its investment securities as collateral for specified obligations under the lease. As of March 31, 2002, the Company had restricted investments totaling approximately $41 million which were used to offset the obligations incurred as a result of the Company's decision to terminate the lease contract. See Note 6 for more information regarding the termination of the lease and liquidation of these restricted assets at March 31, 2002.

NOTE 4 -- COMPREHENSIVE INCOME (LOSS)

     Comprehensive income (loss) consisted of the following (in thousands):

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2002       2001
                                                              ---------   -------
Net income (loss)...........................................  $(17,071)   $7,542
Unrealized gain on investments, net of tax..................       484       146
                                                              --------    ------
Comprehensive income (loss).................................  $(16,587)   $7,688
                                                              ========    ======

                               MCDATA CORPORATION

NOTE 5 -- INVENTORIES

     The components of inventory were as follows (in thousands):

                                                              MARCH 31,   DECEMBER 31,
                                                                2002          2001
                                                              ---------   ------------
Raw materials...............................................  $ 20,289      $ 27,206
Work-in-progress............................................     3,206         1,864
Finished goods..............................................    12,915        14,740
                                                              --------      --------
     Total inventories at cost..............................    36,410        43,810
Less reserves...............................................   (16,708)      (18,965)
                                                              --------      --------
     Total inventories, net.................................  $ 19,702      $ 24,845
                                                              ========      ========

     During the quarter ended March 31, 2002, the Company recorded inventory-related charges of $14.0 million primarily for the excess 1 gigabit
(Gb) components used in the Company's Director-class products. This resulted primarily from the unanticipated reduction in Director-class product orders late in March 2002.

NOTE 6 -- COMMITMENTS AND CONTINGENCIES

     From time to time, the Company is subject to claims arising in the ordinary course of business. In the opinion of management, no such matter, individually or in the aggregate, exists which is expected to have a material effect on the Company's consolidated results of operations, financial position or cash flows.

  COLLATERALIZED LEASE

     On February 9, 2001 (and amended on May 18, 2001, November 9, 2001 and January 24, 2002), the Company entered into an operating lease and associated agreements with Deutsche Bank AG, New York Branch ("Deutsche Bank") for the lease of an approximately 167,000 square foot multi-story office and engineering building to be constructed on a 106 acre parcel of land located in Broomfield, Colorado. Construction of the building commenced in the first half of 2001 and is scheduled for completion in mid-2002, at which time lease payments were scheduled to commence. As part of the transaction, the Company guaranteed a residual value of the facility to Deutsche Bank of approximately 89% during the construction period and 85% thereafter of the $60 million total original cost. The Company agreed to restrict up to $63 million of its investment securities as collateral for specified obligations under the lease. These restricted investment securities, valued at approximately $41 million at March 31, 2002, are restricted as to withdrawal and are managed by a third party subject to certain limitations. In addition, the lease agreement requires that the Company maintain compliance with certain affirmative and negative covenants, representations and warranties, including certain defined financial covenants. As the result of various charges in the third and fourth quarters of 2001 and for the quarter ended March 31, 2002, the fixed charge coverage ratio covenant with Deutsche Bank was not met. As a result of this default, the Company has elected to terminate the lease under the provisions of the agreement. At March 31, 2002, the Company has reflected this termination and recorded approximately $37 million in construction costs as property and equipment. Additionally, the $41 million in restricted assets have been applied against the termination amount that will be used to pay down the balance of the lease obligation and construction costs. A loss of $1.25 million has also been recorded to reflect the write-off of certain lease costs that can not be capitalized.

  MANUFACTURING AND PURCHASE COMMITMENTS

     The Company has contracted with SCI Systems, Inc. ("SCI") for the manufacture of printed circuit boards and box build assembly for specific Fibre Channel directors and switches. The agreement with SCI

                               MCDATA CORPORATION
requires the Company to submit purchasing forecasts, place orders and reschedule orders for products as necessary. At March 31, 2002, SCI had on hand materials purchased on behalf of McDATA valued at approximately $44 million. In addition, SCI has purchase commitments outstanding related to materials that it had also ordered on McDATA's behalf. The Company may be liable for materials that SCI purchases on McDATA's behalf if the Company's actual requirements do not meet or exceed its forecasts and those materials cannot be redirected to other uses by SCI. At March 31, 2002, the Company recorded obligations of approximately $14.8 million primarily related to materials purchased by SCI for certain end-of-life and obsolete material used to manufacture the Company's 1 Gb products. These charges were incurred primarily as a result of the significant shortfall of actual first quarter 2002 revenue in comparison to forecast and the expected transition to 2 Gb technology in the second quarter of 2002, which resulted in excess ordered and on hand material at SCI. Management does not expect this commitment to have a continued material adverse effect on the Company's business, results of operations, financial position or cash flows.

     The Company has various commitments for sales, purchases and employee benefit plans in the ordinary course of business. In the aggregate, such commitments do not differ significantly from current market prices or anticipated usage requirements.

  LITIGATION

     The Company, two current officers, and a former officer have been named as defendants in purported securities class-action lawsuits filed in the United States District Court, Southern District of New York. The first of these lawsuits, filed on July 20, 2001, is captioned Gutner v. McDATA Corporation, Credit Suisse First Boston, Merrill Lynch, Pierce Fenner & Smith Incorporated, Bear, Stearns & Co., Inc., FleetBoston Robertson Stephens et al., No. 01 CIV. 6627. Three other similar suits have been filed against the Company. The complaints are substantially identical to numerous other complaints filed against other companies that went public over the last several years. These lawsuits generally allege, among other things, that the registration statements and prospectus filed with the SEC by such companies were materially false and misleading because they failed to disclose (a) that certain underwriters had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of shares in connection with the initial public offerings ("IPOs") and (b) that certain of the underwriters had entered into agreements with customers whereby the underwriters agreed to allocate IPO shares in exchange for which the customers agreed to purchase additional company shares in the aftermarket at pre-determined prices. The complaints relating to the Company allege claims against the Company, two of the Company's current officers, a former officer of the Company and Credit Suisse First Boston, the lead underwriter of the Company's August 9, 2000 initial public offering, under Sections 11 and 15 of the Securities Act of 1933, as amended. The complaints also allege claims solely against Credit Suisse First Boston and the other underwriter defendants under Section 12(a)(2) of the Securities Act of 1933, as amended, and claims against the individual defendants under Section 10(b) of the Securities Exchange Act of 1934, as amended. The Company believes that the lawsuits are without legal merit and intends to defend them vigorously.

     On February 14, 2002, the Company filed a patent infringement lawsuit against Brocade Communications Systems, Inc. ("Brocade") in the United States District Court for the District of Colorado (Case No. 02-K-0303) alleging that Brocade's Frame Filtering feature in their switch products infringed the Company's U.S. Patent No. 6,233,235 "Method and apparatus for measuring traffic within a switch." On March 5, 2002, the Company filed for a preliminary injunction against Brocade to immediately stop infringing the patent after they announced another product containing their Frame Filtering feature. A hearing date of mid-July has been set for the preliminary injunction and the parties are currently in the discovery phase of litigation. On April 8, 2002, Brocade filed an answer to the motion for preliminary injunction generally alleging that Brocade has not infringed and is not infringing the patent. Brocade alleged various counterclaims in its answer including a claim that the patent is invalid and unenforceable and that the Company misappropriated

                               MCDATA CORPORATION
trade secret information from them under prior agreements. Management strongly believes that Brocade's counterclaims are factually incorrect and without any merit. The Company intends to vigorously defend against such counterclaims and to pursue the preliminary injunction and patent infringement lawsuit against Brocade.

NOTE 7 -- RECENTLY ADOPTED ACCOUNTING STATEMENTS

     The Company has adopted Statement of Financial Standard No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") for the year ending December 31, 2002. SFAS No. 142 primarily addresses the accounting for goodwill and intangible assets subsequent to their acquisition. Under SFAS No. 142, goodwill and other indefinite lived intangible assets are not subject to amortization, but are subject to an impairment test upon adoption and at least annually thereafter. The Company will complete the impairment analysis for its $11.8 million of goodwill during the second quarter of 2002 and record an impairment adjustment at that time, if necessary. Management does not expect the completion of this analysis to have a material impact on the Company's financial position, results of operations or cash flows. There were no changes to the carrying amount of goodwill during the period.

     At March 31, 2002, the Company has an intangible asset with a definite life of five years related to acquired developed technology with a gross carrying amount of $10.5 million and accumulated amortization of $1.1 million. Amortization expense for the period ended March 31, 2002 and 2001 was $525,000 and $0, respectively. Amortization expense for the 2002 through 2005 fiscal years will be approximately $2.1 million per year. Amortization expense for fiscal year 2006 will be approximately $1.5 million. The Company does not have any material intangible assets with indefinite lives at March 31, 2002, excluding the $11.8 million of goodwill discussed above.

NOTE 8 -- SUBSEQUENT EVENTS

     Effective May 8, 2002, the Company entered into an amendment to the Manufacturing and Purchasing Agreement with SCI. The amendment provides for the outsourcing of the box-build manufacture of the Company's Director product. As part of the manufacture outsourcing, approximately $1.9 million of inventory on-hand or on order will be sold to SCI at the Company's standard cost.

     On May 9, 2002, the Company entered into a Termination Agreement with Deutsche Bank to terminate the operating lease and associated agreements related to the McDATA campus building entered into on February 9, 2001, to pay off all outstanding obligations of the Company under the lease and to purchase the property as discussed in Note 6.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with the consolidated financial statements and notes thereto included in Item 1 of this Quarterly Report and with Management's Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report filed on Form 10-K with the Securities and Exchange Commission on March 13, 2002.

RESULTS OF OPERATIONS

     The following table sets forth certain financial data for the periods indicated as a percentage of total revenues.

                                                               THREE MONTHS
                                                                   ENDED
                                                                 MARCH 31,
                                                              ---------------
                                                              2002      2001
                                                              -----     -----
Revenue.....................................................  100.0%    100.0%
Cost of revenue.............................................   78.5      54.9
                                                              -----     -----
Gross profit................................................   21.5      45.1
Operating expenses:
  Research and development..................................   20.5      12.1
  Selling and marketing.....................................   27.9      16.6
  General and administrative................................   12.4       5.5
  Amortization of deferred compensation.....................    3.3       2.1
                                                              -----     -----
     Total operating expenses...............................   64.1      36.3
Income (loss) from operations...............................  (42.6)      8.8
Interest income (expense), net..............................    3.1       5.6
                                                              -----     -----
Income (loss) before income taxes...........................  (39.5)     14.4
Income tax expense (benefit)................................  (13.0)      5.3
                                                              -----     -----
Net income (loss)...........................................  (26.5)%     9.1%
                                                              =====     =====

  THREE MONTHS ENDED MARCH 31, 2002 AND 2001

  Revenues

     Total revenue decreased by approximately 22% to $64.5 million for the quarter ended March 31, 2002 from $83.0 million for the quarter ended March 31, 2001. The primary drivers of the revenue decline include the recent economic environment and its slow-down effect on IT storage and infrastructure spending, in particular in the high-end Director market. Highlighting the current slow-down of IT spending, we experienced a late first-quarter order reduction from EMC, which materially reduced anticipated earnings in the first quarter of 2002. Additionally, our upcoming transition from 1 Gb to 2 Gb products and aggressive marketing activities of our competitors, such as the free placement of products and the increased use of evaluation units, negatively impacted current quarter revenue. The majority of the net decrease in revenues from March 31, 2001 relates to product revenue, which decreased to $55.0 million for the quarter ended March 31, 2002 from $74.9 million for the quarter ended March 31, 2001. This decrease highlights the impact of the current economic environment on the high-end Director market. It is in this sector where the transition to 2 Gb transmission speed has created a highly competitive environment, and it is also where we felt the impact of EMC's late first quarter order reduction. Software and professional services revenue increased 63% to $5.9 million for the quarter ended March 31, 2002 from $3.7 million for the quarter ended March 31, 2001. Other revenues for the quarter, including the ESCON service fee, decreased 19% to $3.6 million for the quarter ended March 31, 2002 from $4.5 million for the quarter ended March 31, 2001. We anticipate that service revenue from EMC under the ESCON service agreement will continue to decrease in future years.

     For the quarter ended March 31, 2002 and 2001, approximately 53% and 68% of our revenues respectively, came from sales to EMC, excluding ESCON service revenues. Although we anticipate this percentage to decrease as we increase our revenue from other sources, we expect a majority of our revenues in the foreseeable future to be derived from EMC.

  Gross Profit

     Gross profit decreased approximately 63% to $13.9 million for the quarter ended March 31, 2002 from $37.5 million for the quarter ended March 31, 2001. The gross profit percentage decreased to 22% at March 31, 2002 from 45% at March 31, 2001. The decrease in our gross margin percentage in 2002 from 2001 was primarily the result of increased manufacturing and component costs and inventory related charges. Beginning in the second quarter of 2001, we experienced increased manufacturing and component costs related to a transition to multiple product lines and quality problems on component parts. We are continuing to use this high cost inventory, which we anticipate to be depleted by the end of the second quarter of 2002. In addition, during the first quarter ending March 31, 2002, we incurred a $14.0 million inventory-related charge primarily for the excess 1 Gb components used in our Director-class products. This resulted from the unanticipated reduction in Director-class product orders late in March 2002.

  Operating Expenses

     Research and Development. Research and development expenses were $13.2 million in the quarter ended March 31, 2002 compared with $10.1 million in the quarter ended March 31, 2001. The $3.1 million or 31% increase in expenses was primarily attributable to increased staffing levels, and to expenditures for prototype materials, design consulting services and other materials and services related to the design and development of new technology and new products, including our 2 Gb products, and enhancements to our existing products.

     Selling and Marketing Expenses. Selling and marketing expenses increased by approximately 30% to $18.0 million for the first quarter of 2002 from $13.8 million for the first quarter of 2001. This increase was primarily attributable to increased sales force staffing, as the number of our sales force employees increased to 213 at March 31, 2002 from 153 at March 31, 2001.

     General and Administrative Expenses. General and administrative expenses increased by approximately 58% to $8.0 million for the first quarter of 2002 from $4.5 million for the first quarter of 2001. This increase was due primarily to increased staffing levels, a $1.25 million charge related to the termination of the collateralized lease and an approximate $0.5 million loss on the disposal of fixed assets.

     Amortization of Deferred Compensation. In prior periods, we recorded deferred compensation in connection with stock option grants. We are amortizing these amounts on a straight-line basis over the vesting period of the applicable options, resulting in amortization expense of $2.3 million during the quarter ended March 31, 2002 and $2.2 million during the quarter ended March 31, 2001 (of which approximately $0.2 million and $0.5 million was included in cost of revenue for the three months ended March 31, 2002 and March 31, 2001, respectively).

     Interest Income, net. Interest income consisted primarily of interest earnings on our cash, cash equivalents and various investment holdings. Net interest income decreased to $2.1 million for the quarter ended March 31, 2002 from $4.8 million for the quarter ended March 31, 2001. The decrease in net interest income was due primarily to a decrease in our investment balances between the periods and to declining interest rates realized during 2001 and 2002. The average return on investment during the period ended March 31, 2002 was 2.0% versus 5.6% in the period ended March 31, 2001. If interest rates continue to decrease, interest income may decrease in future periods.

     Provision for Income Taxes. The effective tax rates for the quarters ended March 31, 2002 and 2001, were 33.0% and 37.0%, respectively. For the first quarter ended March 31, 2002, the effective tax rate and tax benefit resulting from the operating loss decreased primarily due to a lower percentage of our investments held in tax-exempt instruments. If we continue to liquidate our tax-exempt investments, we may pay more taxes on our investment earnings.

LIQUIDITY AND CAPITAL RESOURCES

     We generated approximately $7.8 million in net cash from operating activities, primarily from cash inflows including: (a) net income before non-cash charges for inventory-related charges, a write-off of synthetic lease costs and a loss on the disposal of assets; (b) decreases in accounts receivable; and (c) increases in accounts payable and deferred revenues. Offsetting these cash inflows were purchases of inventory and increases in current income tax receivables. Net cash used in investing activities for the first three months of 2002 was $38.1 million, primarily related to net purchases of investments and purchases of property and equipment. Net cash provided by financing activities for the first three months of 2002 totaled approximately $500,000, reflecting proceeds from the exercise of employee stock options, partially offset by repayment of capital lease obligations.

     At March 31, 2002, we have deferred tax assets of $25 million, which we believe will, more likely than not, be realizable through future profitable operations. Additional operating losses may result in a future valuation reserve or write-off of these assets.

     Our principal sources of liquidity at March 31, 2002 consisted of our cash and short-term investment securities on hand, which totaled approximately $211 million, and our equipment financing arrangements, which totaled approximately $4.6 million. Borrowings under our equipment financing arrangements are secured by the related capital equipment and are payable through 2006.

     Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support development of new products and expansion of sales and marketing, the timing of new product introductions and enhancements to existing products, and market acceptance of our products. We believe our existing cash and short-term investment balances will be sufficient to meet our capital and operating requirements at least through the next twelve months, although we could be required, or could elect, to seek additional funding prior to that time.

     Inventories decreased 21% from December 31, 2001 to March 31, 2002. Inventory turns, excluding the $14 million and $6.3 million inventory-related charge during the first quarter of 2002 and fourth quarter of 2001, were 7.4 at March 31, 2002 and 8.5 at December 31, 2001. The inventory levels and inventory turns reflect the Company's reduced revenues in the first quarter of 2002 and the reduction of inventory purchases during the quarter. In addition, we recently announced our plan to implement an "outsourcing focused" manufacturing model including the transition of our manufacturing operations in 2002 through 2003 to a contract manufacturer. Inventory management remains an area of focus as we balance the need to maintain strategic inventory levels to ensure competitive lead times versus the risk of inventory obsolescence because of rapidly changing technology and customer requirements. There can be no assurance that we will not incur additional inventory write-downs in the future or that any such write-downs would not have a material adverse affect on our future operating results.

COMMITMENTS

     We have contracted with SCI Systems, Inc. ("SCI") for the manufacture of printed circuit boards and box build assembly for specific Fibre Channel directors and switches. The agreement with SCI requires us to submit purchasing forecasts, place orders and reschedule orders for products as necessary. At March 31, 2002, SCI had on hand materials purchased on behalf of McDATA valued at approximately $44 million. In addition, SCI has purchase commitments outstanding related to materials that it had also ordered on our behalf. We may be liable for materials that SCI purchases on our behalf if our actual requirements do not meet or exceed our forecasts and those materials cannot be redirected to other uses by SCI. At March 31, 2002, we recorded obligations of approximately $14.8 million primarily related to materials purchased by SCI for certain end-of-life and obsolete material used to manufacture our 1 Gb products. These charges were incurred primarily as a result of the significant shortfall of actual first quarter 2002 revenue in comparison to forecast and the expected transition to 2 Gb technology in the second quarter of 2002, which resulted in excess ordered material at SCI. Management does not expect this commitment to have a continued material adverse effect on our business, results of operations, financial position, or cash flows.

     On February 9, 2001 (and amended on May 18, 2001, November 9, 2001 and January 24, 2002), we entered into an operating lease and associated agreements with Deutsche Bank AG, New York Branch ("Deutsche Bank") for the lease of an approximately 167,000 square foot multi-story office and engineering building to be constructed on a 106-acre parcel of land located in Broomfield, Colorado. Construction of the building commenced in the first half of 2001 and is scheduled to be completed in mid-2002, at which time lease payments were scheduled to commence. As part of the transaction, we guaranteed a residual value of the facility to Deutsche Bank of approximately 89% during the construction period and 85% thereafter of the $60 million total original cost. We agreed to restrict up to $63 million of our investment securities as collateral for specified obligations under the lease. These restricted investment securities, valued at $41 million at March 31, 2002, are restricted as to withdrawal and are managed by a third party subject to certain limitations. In addition, the lease agreement requires that we maintain compliance with certain affirmative and negative covenants, representations and warranties, including certain defined financial covenants. As the result of various charges in the third and fourth quarters of 2001 and the first quarter of 2002, the fixed charge coverage ratio covenant with Deutsche Bank was not met. As a result of this default, we have elected to terminate the lease under the provisions of the agreements. At March 31, 2002, we have reflected this default and planned termination and recorded approximately $37 million in construction costs as property and equipment. Additionally, the $41 million in restricted assets have been applied against our obligation under the termination provisions to pay down the balance of the lease obligation and construction costs. A loss of $1.25 million has been recorded to reflect the write-off of certain lease costs that can not be capitalized. The operating lease and associated agreements were terminated on May 9, 2002. Accordingly, the building and land have been transferred to McDATA.

RISK FACTORS

  RISKS RELATED TO OUR BUSINESS

  Recent risks related to the economy and international political instability

     The general economic slowdown and increased international political instability, as demonstrated by the September 11, 2001 terrorist attacks, disruption in air transportation and enhanced security measures as a result of the terrorist attacks, the conflict in Afghanistan and increasing tension in the Middle East, may hinder our ability to do business and may increase our costs. The general economic slowdown has had an impact on purchasing decisions by customers. Additionally, this increased instability may, for example, negatively impact the reliability and cost of transportation, negatively impact the desire of our employees and customers to travel, adversely affect our ability to obtain adequate insurance at reasonable rates or require us to take extra security precautions for our operations. In addition, to the extent that air transportation is delayed or disrupted, the operations of our contract manufacturers and suppliers may be disrupted, particularly if shipments of components and raw materials are delayed. If the economic slowdown or this international political instability continues or increases, our business and results of operations could be harmed.

  We have recently experienced increased inventory costs and delays and have incurred inventory-related write-downs.

     We completed an operations review during the third quarter of fiscal 2001, including an analysis of inventory transferred from our discontinued suppliers, a review of obsolescence, end-of-life inventories, on-going inventory commitments and a year-end physical inventory analysis. Based on this review, we recorded an inventory charge of approximately $14.7 million and $6.3 million in the third and fourth fiscal quarters of 2001, respectively. Additionally, in the fourth fiscal quarter of 2001, we incurred a charge related to obsolescence of certain demonstration and test equipment of approximately $4.1 million. In the first quarter of 2002, we incurred an additional $14.0 million inventory-related charge related to our 1 Gb product inventory. As we and our competitors introduce 2 Gb products, an unexpected drop in demand in 1 Gb products may occur, which would create excess inventory and further inventory write-downs. There can be no assurance that we will not incur additional inventory write-downs in the future or that any such write-downs would not have a material adverse affect on our future operating results.

     During 2001, we experienced increased manufacturing and component costs related to a transition to multiple product lines and quality problems on component parts. Specifically, we incurred increased costs and delays related to some mechanical features of our low-end and mid-range switch products. Also, we incurred additional costs related to our die-cast chassis for these products. We are continuing to use this high cost inventory, which negatively affects our gross margins.

  We incurred a substantial loss for the year ended December 31, 2001 and the three months ended March 31, 2002 and may not sustain profitability in the future.

     We incurred a substantial loss for the year ended December 31, 2001 and the three months ended March 31, 2002. Our future operating results will depend on many factors, including the growth of the Fibre Channel market, market acceptance of new products we introduce, demand for our products, levels of product and price competition and our reaching and maintaining targeted costs for our products. In addition, we expect to incur continued significant product development, sales and marketing, and general and administrative expenses. We also anticipate expenses related to the implementation of an "outsourcing focused" manufacturing model during 2002 and 2003. We cannot assure you that we will generate sufficient revenue to achieve or sustain profitability.

  SANavigator Acquisition

     In late September 2001, we acquired the assets of SANavigator, which was in the early stages of selling its SAN management software product. Factors that may affect the success of this acquisition include our ability to quickly ramp sales of SANavigator's software, our ability to retain managerial, technical and sales talent and our ability to successfully integrate SANavigator's software with our current product mix. We cannot assure you that we will achieve the anticipated benefits of this acquisition. Our failure to do so could materially and adversely affect our business and operating results.

  We depend on two key distribution relationships for most of our revenue and the loss of either of them could significantly reduce our revenues.

     We depend on EMC for most of our total revenue. Sales and services to EMC, which is an original equipment manufacturer customer, represented approximately 53% of our revenue, excluding ESCON service revenue, for the three months ended March 31, 2002. In addition, IBM represented approximately 24% of our total revenue for the same period. We anticipate that our future operating results will continue to depend heavily on sales to EMC and IBM. Therefore, the loss of either EMC or IBM as a customer, or a significant reduction in sales to either EMC or IBM in any fiscal period, could significantly reduce our revenue.

  A large percentage of our quarterly sales occur at the end of the quarter, contributing to possible quarterly fluctuations in revenue that could adversely affect our operating results.

     Our quarterly results have historically reflected an uneven pattern in which a disproportionate percentage of a quarter's total sales occurs in the last month, weeks or even days of each quarter. This pattern makes the prediction of revenue, earnings and working capital for each financial period especially difficult and increases the risk of unanticipated variations from anticipated quarterly results and financial condition. Additional factors that affect us and which could cause our revenue and operating results to vary in future periods include:

     - the size, timing, terms and fluctuations of customer orders, particularly large orders from our significant OEM (e.g. EMC) or reseller customers (e.g. IBM);

     - our ability to attain and maintain market acceptance of our products;

     - seasonal fluctuations in customer buying patterns;

     - the timing of the introduction or enhancement of products by us, our significant OEM or reseller customers or our competitors (e.g., transition to 2 Gb transmission speeds and higher port density);

     - our ability to obtain sufficient supplies of single- or limited-source components of our products; and

     - increased operating expenses, particularly in connection with our strategies to increase brand awareness or to invest in research and development.

     Our uneven sales pattern makes it difficult for our management to predict near-term demand and adjust manufacturing capacity accordingly. If orders for our products vary substantially from the predicted demand, our ability to assemble, test and ship orders received in the last weeks and days of each quarter may be limited, which could seriously harm quarterly revenue or earnings. Moreover, an unexpected decline in revenue without a corresponding and timely reduction in expenses could intensify the impact of these factors on our business, financial condition and results of operations.

  We currently have limited product offerings and must successfully introduce new and enhanced products that respond to rapid technological changes and evolving industry standards.

     During the three months ended March 31, 2002, we derived approximately 72% of our revenue from sales of our Director-class products. We expect that revenue from our Director-class products will continue to account for a substantial portion of our revenue for the foreseeable future. Therefore, continued market acceptance of this product and its successor products is critical to our future success. Factors such as performance, market positioning, the availability and price of competing products, the introduction of new technologies and the success of our OEMs, reseller and systems integrator customers will affect the market acceptance of our products.

     In addition, our future success depends upon our ability to address the changing needs of customers and to transition to new technologies and industry standards. The introduction of competing products embodying new technologies or the emergence of new industry standards could render our products non-competitive, obsolete or unmarketable and seriously harm our market share, revenue and gross margin. Risks inherent in this transition include the inability to expand production capacity to meet demand for new products, the impact of customer demand for new products or products being replaced, and delays in the initial shipment of new products. There can be no assurance that we will successfully manage these transitions.

     We are currently developing next generation products that contain untested devices and subassemblies. As with any development, there are inherent risks should such devices or subassemblies require redesign or rework. In particular, in conjunction with our transition of our products from 1 to 2 Gb transmission speed technology and higher port density, we have begun introducing products with new features and functionality. We face risks relating to this product transition, including risks relating to forecasting of demand for 2 Gb and higher port density products and related transition issues, as discussed in the previous paragraph, as well as possible product and software defects and a potentially different sales and support environment due to the complexity of these new systems. If we fail to timely introduce new 2 Gb and higher port density products with enhanced features, or if there is no demand for these products, our business could be seriously harmed.

  If we fail to expand our distribution channels and manage our distribution relationships, our revenue or operating results could be significantly reduced.

     Our success will depend on our continuing ability to develop and manage relationships with significant OEMs, resellers and systems integrators, as well as on the sales efforts and success of these customers. We cannot assure you that we will be able to expand our distribution channels or manage our distribution relationships successfully or that our customers will market our products effectively. Our failure to expand our distribution channels or manage successfully our distribution relationships or the failure of our OEM and reseller customers to sell our products could reduce our revenue and operating results. In particular, we must increase product sales through systems integrator and distributors to obtain higher margins.

  We are dependent on a single or limited number of suppliers for certain key components of our products, and the failure of any of those suppliers to meet our production needs could seriously harm our ability to manufacture our products, result in delays in the delivery of our products and harm our revenue.

     We currently purchase several key components from single or limited sources. We purchase application specific integrated circuits, or ASICs, printed circuit boards and power supplies from single sources, and gigabit interface converters and 1x9 transceivers from limited sources. Additional sole- or limited-sourced components may be incorporated into our products in the future. Delays in the delivery of components for our products could result in decreased revenue. We do not have any long-term supply contracts to ensure sources of supply of components. In addition, our suppliers may enter into exclusive arrangements with our competitors, stop selling their products or components to us at commercially reasonable prices or refuse to sell their products or components to us at any price, which could harm our operating results. If our suppliers are unable to provide, or we are unable otherwise to obtain these components for our products on the schedule and in the quantities we require, we will be unable to manufacture our products. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers, which, if not effectively managed, could prevent us from satisfying our production requirements. If we fail to effectively manage our relationships with these key suppliers, or if our suppliers experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to manufacture and ship products to our customers could be delayed, and our competitive position, reputation, business, financial condition and results of operations could be seriously harmed.

  The loss of our contract manufacturer, or the failure to forecast demand accurately for our products or to manage our relationship with our contract manufacturer successfully, would negatively impact our ability to manufacture and sell our products.

     We rely on SCI to manufacture all of our circuit boards and to perform extensive testing and assembly of our products. In December of 2001, we entered into a new supply contract with SCI, which has a one year term that renews automatically unless cancelled and is cancellable by either party without cause on advance notice. SCI is not obligated to supply products to us for any specific period, or in any specific quantity, except as may be provided in a particular purchase order. We generally place orders for circuit boards with SCI approximately four to five months prior to the anticipated delivery date, with order volumes based on forecasts of demand for our products. If we fail to forecast demand for our products accurately, we may be unable to obtain adequate manufacturing capacity from SCI to meet our customers' delivery requirements, or we may accumulate excess inventories. We may be unable to respond adequately to unexpected increases in customer purchase orders, and therefore be unable to benefit from this incremental demand. SCI does not guarantee that adequate capacity will be available to us within the time required to meet additional demand for our products. As discussed earlier, we are in the process of implementing an "outsourcing-focused" manufacturing model. In May 2002, we outsourced to SCI the integration of our Directors into cabinets.

     In addition, we coordinate our efforts with those of our component suppliers and SCI in order to rapidly achieve volume production. We have experienced and may continue to experience production delays and quality control problems with certain of our suppliers and with SCI, which, if not effectively managed, could prevent us from satisfying our production requirements. If we should fail to manage effectively our relationships with our component suppliers or SCI, or if any of our suppliers or our manufacturer experience delays, disruptions, capacity constraints or quality control problems in their manufacturing operations, our ability to ship products to our customers could be delayed, and our competitive position and reputation could be harmed. Qualifying a new contract manufacturer and commencing volume production can be expensive and time consuming. If we are required to change or choose to change contract manufacturers, we may lose revenue and damage our customer relationships.

  If we fail to successfully develop the McDATA brand, our revenue may not grow.

     Our name is not widely recognized as a brand in the marketplace. We have operated substantially as a separate company from EMC only since October 1997. EMC, which currently accounts for the majority of our revenue, markets our products under its own brand name. As a result, we have not fully established our brand name. We believe that establishing and maintaining the McDATA brand is a critical component in maintaining and developing strategic original equipment manufacturer, reseller and systems integrator relationships, and the importance of brand recognition will increase as the number of vendors of competitive products increases. Our failure to successfully develop our brand may prevent us from expanding our business and growing our revenue. Similarly, if we incur excessive expenses in an attempt to promote and maintain the McDATA brand, our business, financial condition and results of operations could be seriously harmed.

  The storage area network market in which we compete is still developing, and if this market does not continue to develop and expand as we anticipate, our business will suffer.

     The market for SANs and related products has only recently begun to develop and continues to evolve. Because this market is relatively new, it is difficult to predict its potential size or future growth rate. Our Director-class products, from which we derived approximately 72% of our total revenues in the three months ended March 31, 2002, are used extensively in SANs. Accordingly, continued widespread adoption of SANs as an integral part of data-intensive enterprise computing environments is critical to our future success. Potential end-user customers who have invested substantial resources in their existing data storage and management systems may be reluctant or slow to adopt a new approach, like SANs. Our success in generating net revenue in this developing market will depend on, among other things, our ability to:

     - educate potential OEMs, reseller and systems integrator customers and end users about the benefits of SANs and the use of our products in the SAN environment; and

     - predict, develop and base our products on standards that ultimately become industry standards.

  The sales cycle for our products is long, and we may incur substantial non-recoverable expenses and devote significant resources to sales that do not occur when anticipated or at all.

     Our OEMs, reseller and systems integrator customers typically conduct significant evaluation, testing, implementation and acceptance procedures before they begin to market and sell new solutions that include our products. This evaluation process is lengthy and may extend up to one year or more. This process is complex and may require significant sales, marketing and management efforts on our part. This process becomes more complex as we simultaneously qualify our products with multiple customers. As a result, we may expend significant resources to develop customer relationships before we recognize revenue, if any, from these relationships.

  Undetected software or hardware defects in our products could result in loss of or delay in market acceptance of our products and could increase our costs or reduce our revenue.

     Our products may contain undetected software or hardware errors when first introduced or when new versions are released. Our products are complex, and we have from time to time detected errors in existing products, and we may from time to time find errors in our existing, new or enhanced products. In addition, our products are combined with products from other vendors. As a result, should problems occur, it might be difficult to identify the source of the problem. These errors could result in a loss of or delay in market acceptance of our products and would increase our costs, reduce our revenue and cause significant customer relations problems.

  If we lose key personnel or are unable to hire additional qualified personnel, we may not be successful.

     Our success depends to a significant degree upon the continued contributions of our key management, technical, sales and marketing, finance and operations personnel, many of whom would be difficult to replace. In particular, we believe that our future success is highly dependent on our senior executive team, half of which were hired in late 2000 and 2001. In addition, our engineering and product development teams are critical in developing our products and have developed important relationships with customers and their technical staffs. The loss of any of these key personnel could harm our operations and customer relationships. We do not have key person life insurance on any of our key personnel.

     We believe our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing, and finance and operations personnel. As we increase our production and sales levels, we will need to attract and retain additional qualified skilled workers for our operations. In recent years there has been great demand among companies in the technology industry for these personnel. In particular, competition for these personnel remains intense in the San Jose, California metropolitan area, where we have a software engineering group. We cannot assure you that we will continue to be able to attract and retain qualified personnel, or that delays in hiring required personnel, particularly engineers, will not delay the development or introduction of products or negatively impact our ability to sell our products.

  If we cannot compete successfully in the future against existing or potential competitors, our operating results will suffer.

     The market for our Fibre Channel switching products is competitive, and is likely to become even more so. Our primary competitor in the Fibre Channel switch market is Brocade Communications Systems, Inc. Other companies are also providing Fibre Channel switches and other products to the SAN market, including Qlogic Corporation, Gadzoox Networks, Inc., Vixel Corporation and INRANGE Technologies Corporation. In the future, we may also compete with networking companies that may develop SAN products or other companies in related or other industries for which future direct participation in the market for switching devices may become strategic.

     EMC has agreed not to develop or manufacture products that compete with our then existing products for two years beginning in August 2000. Upon the expiration of the two-year period, we have no agreement that would restrict EMC from competing with us in the development or manufacture of these products. In addition, EMC has recently agreed to resell certain products offered by two of our competitors. Moreover, under a cross license agreement between us and EMC, we have granted EMC a license under our patents to make, use and sell any products that EMC was selling or distributing up to August 9, 2000, including products that compete with ours.

     Continued or increased competition could result in pricing pressures, reduced sales, reduced margins, reduced profits, reduced market share or the failure of our products to achieve or maintain market acceptance. Some of our competitors and potential competitors have longer operating histories, greater name recognition, access to larger customer bases, more established distribution channels or substantially greater resources than we have. Notably, Brocade Communications Systems, Inc. recently introduced a 2 Gb transmission speed 16-port switch to the market place and is expected to introduce a 2 Gb transmission speed 120-port switch in the near future. We do not expect to introduce our 2 Gb transmission speed directors and switches until the second quarter of 2002. As a result, they may be able to obtain further market share.

  Failure to manage expansion effectively could seriously harm our business, financial condition and prospects.

     Our ability to successfully implement our business plan, develop and offer products, and manage expansion in a rapidly evolving market requires a comprehensive and effective planning and management process. We continue to increase the scope of our operations domestically and internationally, and have increased headcount substantially. In addition, we plan to continue to hire employees in the foreseeable future. Our growth in business, headcount, and relationships with customers and other third parties has placed, and will continue to place, a significant strain on management systems and resources. Our failure to continue to improve upon our operational, managerial, and financial controls, reporting systems, and procedures, and/or our failure to continue to expand, train, and manage our work force worldwide, could seriously harm our business and financial results.

  We may engage in future acquisitions that dilute our stockholders and cause us to use cash, incur debt or assume contingent liabilities.

     As part of our strategy, we expect to review opportunities to buy other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities, or that may otherwise offer growth opportunities. We may buy businesses, products or technologies in the future. In the event of any future purchases, we could:

     - issue stock that would dilute our current stockholders' percentage ownership;

     - use cash, which may result in a reduction of our liquidity;

     - incur debt; or

     - assume liabilities.

     These purchases also involve numerous risks, including:

     - problems combining the purchased operations, technologies, personnel or products;

     - unanticipated costs;

     - diversion of management's attention from our core business;

     - adverse effects on existing business relationships with suppliers and customers;

     - risks associated with entering markets in which we have no or limited prior experience; and

     - potential loss of key employees of acquired organizations.

     We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future.

  Our products must comply with evolving industry standards and government regulations.

     Industry standards for SAN products are continuing to emerge, evolve, and achieve acceptance. To remain competitive, we must continue to introduce new products and product enhancements that meet these industry standards. All components of the SAN must utilize the same standards in order to operate together. Our products comprise only a part of the entire SAN and we depend on the companies that provide other components of the SAN, many of whom are significantly larger than us, to support the industry standards as they evolve. The failure of these providers to support these industry standards could adversely affect the market acceptance of our products.

     In addition, in the United States, our products comply with various regulations and standards defined by the Federal Communications Commission and Underwriters Laboratories. Internationally, products that we develop will be required to comply with standards established by authorities in various countries. Failure to comply with existing or evolving industry standards or to obtain timely domestic or foreign regulatory approvals or certificates could materially harm our business.

  We do not have significant experience in international markets and may have unexpected costs and difficulties in developing international revenue.

     We have expanded and intend to continue to expand the marketing and sales of our products internationally. We have limited experience in marketing, distributing and supporting our products internationally and may not be able to maintain or increase international market demand for our products. In addition, our international operations are generally subject to inherent risks and challenges that could harm our operating results, including:

     - expenses associated with developing and customizing our products for foreign countries;

     - multiple, conflicting and changing governmental laws and regulations;

     - tariffs, quotas and other import restrictions on computer peripheral equipment;

     - longer sales cycles for our products;

     - reduced or limited protections of intellectual property rights;

     - compliance with international standards that differ from domestic standards; and

     - political and economic instability.

     Any negative effects on our international business could harm our business, operating results and financial condition as a whole. To date, none of our international revenue or costs have been denominated in foreign currencies. As a result, an increase in the value of the U.S. dollar relative to foreign currencies could make our products more expensive and thus less competitive in foreign markets. A portion of our international revenue may be denominated in foreign currencies in the future, which will subject us to risks associated with fluctuations in those foreign currencies.

  If we are unable to adequately protect our intellectual property, we may not be able to compete effectively.

     We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality and/or license agreements with our employees, consultants and corporate partners. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult and the steps we have taken, and those we may take in the future, may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Please see "Item 3, Legal Proceedings" in this Form 10-Q for a recent patent infringement lawsuit we are pursuing.

     We may be a party to intellectual property litigation in the future, either to protect our intellectual property or as a result of alleged infringements of others' intellectual property. These claims and any resulting litigation, if successful, could subject us to significant liability for damages or could cause our proprietary rights to be invalidated. Litigation, regardless of the merits of the claim or outcome, would likely be time consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following:

     - stop using the challenged intellectual property or selling our products or services that incorporate it;

     - obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which license may not be available on reasonable terms, or at all; and

     - redesign those products or services that are based on or incorporate the challenged intellectual property.

     If we are forced to take any of these actions, we may be unable to manufacture and sell our products, and our revenue would be reduced.

     In March 1999, we, as an EMC subsidiary, granted IBM a license to all of our patents under a cross license agreement between IBM and EMC. Under the terms of that agreement, effective upon EMC's February 7, 2001 distribution of our Class A common stock indirectly held by it to its stockholders, the sublicense we previously held to those IBM patents terminated. We believe that the termination of the sublicense does not materially affect our business. We are not aware of any issued or pending IBM patents that are infringed by our products, but if IBM were to allege any such infringement, we may have difficulty negotiating a settlement. If we were unable to negotiate a settlement with IBM, our ability to produce an infringing product could be affected, which could materially and adversely affect our business.

  If we become subject to unfair hiring claims, we could incur substantial costs in defending ourselves.

     Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices or that employees have misappropriated confidential information or trade secrets. We may receive claims of this kind or other claims relating to our employees in the future as we seek to hire qualified personnel. We could incur substantial costs in defending ourselves or our employees against such claims, regardless of their merits. In addition, defending ourselves or our employees from such claims could divert the attention of our management away from our operations.

  Provisions in our charter documents, our rights agreement and Delaware law could prevent or delay a change in control of McDATA and may reduce the market price of our common stock.

     Provisions of our certificate of incorporation, by-laws and rights agreement may discourage, delay or prevent a merger, acquisition or other business combination that a stockholder may consider favorable. These provisions include:

     - authorizing the issuance of preferred stock without stockholder approval;

     - providing for a classified board of directors with staggered three year terms;

     - limiting the persons who may call special meetings of stockholders;

     - requiring super-majority voting for stockholder action by written consent;

     - establishing advance notice requirements for nominations for election to the board of directors and for proposing other matters that can be acted on by stockholders at stockholder meetings;

     - prohibiting cumulative voting for the election of directors;

     - requiring super-majority voting to effect certain amendments to our certificate of incorporation and by-laws; and

     - requiring parties to request board approval prior to acquiring 15% or more of the voting power of the common stock to avoid economic and voting dilution of their stock holdings.

     We are incorporated in Delaware and certain provisions of Delaware law may also discourage, delay, or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

  RISKS RELATING TO THE SECURITIES MARKETS

  Our stock price is volatile.

     Since the initial public offering of our Class B common stock in August 2000 and the distribution of our Class A common stock by EMC in February 2001, the market price of our common stock has been volatile. Because we are a technology company, the market price of our stock is usually subject to the same volatility and fluctuations that have recently characterized the stock prices of other technology companies. This volatility is often unrelated or disproportionate to the operating performance of these companies and, as a result, the price of our stock could fall regardless of our performance.

  DEFENDING LAWSUITS

     Several securities class action lawsuits have been filed against us. For more information about this litigation, please see "Part II, Item 1 -- Legal Proceedings" in this Form 10-Q.

     We may become subject to additional class action litigation following a period of volatility in the market price of our common stock. Securities class action litigation could result in substantial costs and divert the attention of management and our resources and seriously harm our business, financial condition and results of operation.

  RISKS RELATED TO OUR RELATIONSHIP WITH EMC

  We have entered into agreements with EMC that, due to our prior parent-subsidiary relationship, may contain terms less beneficial to us than if they had been negotiated with unaffiliated third parties.

     In October 1997, in connection with the reorganization of our business, we entered into certain agreements with EMC relating to our business relationship with EMC after the 1997 reorganization. In addition, we have entered into agreements with EMC relating to our relationship with EMC after the completion of our initial public offering in August 2000 and the distribution by EMC of our Class A common stock in February 2001. We have also entered into an OEM Purchase and License Agreement with EMC that governs EMC's purchases of our products and grants EMC rights to use, support and distribute software for use in connection with these products. The agreement does not provide for the purchase of a guaranteed minimum amount of product. These agreements were negotiated and made in the context of our prior parent-subsidiary relationship. As a result, some of these agreements may have terms and conditions, in the case of the OEM agreement, including the terms of pricing, that are less beneficial to us than agreements negotiated with unaffiliated third parties. Sales and services revenue from EMC represented approximately 53% of our revenue, excluding ESCON service revenue, for the three months ended March 31, 2002. In addition, in some instances, our ability to terminate these agreements is limited, which may prevent us from being able to negotiate more favorable terms with EMC or from entering into similar agreements with third parties.

  We depend heavily on EMC as our key OEM customer. If our relationship with EMC adversely changes, our revenue will be significantly reduced.

     For the three months ended March 31, 2002, our revenues from EMC represented approximately 53% of our total revenue, excluding ESCON service revenue. In addition, during the same period, revenue under our service agreement with EMC, pursuant to which we manufacture and supply ESCON switching devices for IBM, represented approximately 2% of our total revenue. EMC has recently agreed to resell products offered by two of our competitors, and nothing restricts EMC from expanding those relationships in a manner that could be adverse to us. If our business relationship with EMC ends or significantly changes, resulting in reduced sales to EMC, our revenue will be significantly reduced.

  Provisions of our agreements with EMC relating to our relationship with EMC after the distribution by EMC of our Class A common stock to EMC's stockholders may affect the operation of our business, limit our ability to finance our operations or prevent a change in control of our company.

     Under the terms of the Tax Sharing Agreement between EMC and us, until 27 months after the February 2001 distribution by EMC of our Class A common stock to EMC's stockholders, we may not, without the consent of EMC or the receipt by EMC of a private letter ruling from the Internal Revenue Service that the tax treatment of the distribution will not be adversely affected;

     - enter into any transaction that would result in any person acquiring a 50% or greater interest in us;

     - take or fail to take any other action which would cause the distribution to be taxable to EMC stockholders;

     - issue stock or other equity interests in us, or redeem or repurchase any of our capital stock which would involve the acquisition by one or more persons of more than 35% of our stock; or

     - undertake any transaction which would be treated as a liquidation or reorganization for tax purposes.

     These restrictions may prevent us from being acquired, either in a negotiated transaction or otherwise, from using shares of our common stock as payment in the acquisition by us of other companies or from financing our operations through sales of securities.

     Under the terms of the Master Confidential Disclosure and License Agreement between EMC and us, EMC has granted us a license under then existing EMC patents. If we are acquired, our acquirer will retain this license as long as our acquirer grants to EMC a license under all of the acquirer's patents for all products licensed under the agreement under the same terms as the license we have granted to EMC under the agreement. The potential loss of the license from EMC after an acquisition of us by a third party may make an acquisition of us by a third party unlikely.

  We may be obligated to indemnify EMC if the distribution is not tax free.

     The Tax Sharing Agreement that we have entered into with EMC obligates us to indemnify EMC for taxes relating to the failure of EMC's distribution to EMC's stockholders of our Class A common stock that it indirectly held to be tax free if that failure results from, among other things:

     - any act or omission by us that would cause the distribution to fail to qualify as a tax-free distribution under the Internal Revenue Code;

     - any act or omission by us that is inconsistent with any representation made to the Internal Revenue Service in connection with the request for a private letter ruling regarding the tax-free nature of the distribution by EMC of our Class A common stock indirectly held by it to its stockholders;

     - any acquisition by a third party of our stock or assets; or

     - any issuance by us of stock or any change in ownership of our stock.

     As a result, we may be liable to EMC under the Tax Sharing Agreement upon the occurrence of events that are beyond our control. If the distribution of our Class A common stock fails to qualify as a tax-free distribution, EMC would incur tax liability as if our Class A common stock that was distributed by EMC had been sold by EMC for its fair market value in a taxable transaction. In the event that we are required to indemnify EMC because the distribution of our Class A common stock fails to qualify as a tax-free distribution, our liability could exceed 35% of the value of the Class A common stock distributed by EMC as determined on the date of the distribution.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS

     We are exposed to market risk, primarily from changes in interest rates, foreign currency exchange rates and credit risks.

  INTEREST RATE RISK

     We earn interest income on both our cash and cash equivalents and our investment portfolio. Our investment portfolio consists of readily marketable investment-grade debt securities of various issuers and maturities ranging from overnight to two years. All investments are denominated in U.S. dollars and are classified as "available for sale." These instruments are not leveraged, and are not held for trading purposes. As interest rates change, the amount of realized and unrealized gain or loss on these securities will change. The quantitative and qualitative disclosures about market risk are discussed in Item
7 -- Quantitative and Qualitative Disclosure About Market Risk, contained in our Form 10-K.

  FOREIGN CURRENCY EXCHANGE RISK

     We operate sales and support offices in several countries. All of our sales contracts have been denominated in U.S. dollars, therefore our transactions in foreign currencies are limited to operating expense transactions. Due to the limited nature and amount of these transactions, we do not believe we have had or will have material exposure to foreign currency exchange risk.

  CREDIT RISK

     Financial instruments, which potentially subject us to concentrations of credit risk, consist principally of temporary cash investments, investments and trade receivables. We place our temporary cash investments and investment securities in investment grade instruments and limit the amount of investment with any one financial institution. We evaluate the credit risk associated with each of our customers but generally do not require collateral. We depend on two customers for most of our total revenue who comprise a significant portion of our trade receivables and, therefore, expose us to a concentration of credit risk.

Directions To

McDATA Corporation
Annual Meeting of Stockholders
Omni Interlocken Resort
500 Interlocken Blvd.
Broomfield, CO 80021

From Downtown Denver:

     I-25 North to US 36 West to Boulder
     US 36 West to Broomfield exit -- US 121
     Turn left on US 121 (Wadsworth Boulevard) to the second signal light at State Road 128
     Turn right heading west on State Road 128
     Turn right heading north on Interlocken Parkway
     At the stop sign at the bottom of the hill, turn left onto Interlocken
     Blvd.
     The Omni Interlocken Resort is at 500 Interlocken Blvd.

                              (Admission Tickets)

[X]      PLEASE MARK VOTES
         AS IN THIS EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BLOW AND "FOR" PROPOSALS 2 AND 3.

                                                 1. Election of Directors:
----------------------------
     MCDATA CORPORATION                          Electing directors to serve a three-year term as Class
----------------------------                     II Directors and for nominees.
                                                                                                          For Nominee       Withhold
                                                 D. Van Skilling

Mark box at right if an address                  Thomas M. Uhlman                                         For Nominee       Withhold
change has been noted on the
reverse side of this card.
                                                 2. To ratify the appointment of the firm
                                                 PricewaterhouseCoopers LLP as auditors of            For      Against       Abstain
CONTROL NUMBER:                                  McDATA Corporation for the calendar year 2002.
RECORD DATE SHARES:
                                                 3. To approve the McDATA Employee Stock              For      Against       Abstain
                                                 Purchase Plan.

Receiving stockholder material electronically reduces mailing and printing costs and is better for the environment. Please check here if you consent to the access of future annual reports and proxy materials electronically via the Internet. If you check the box, the company will no longer distribute printed materials to you for any future stockholder meeting unless your consent is revoked. You may revoke your consent at any time.

Please check here if you plan to attend the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS TO SERVE FOR A THREE-YEAR TERM AS CLASS II DIRECTORS; RATIFYING THE APPOINTMENT OF THE FIRM PRICEWATERHOUSECOOPERS LLP AS AUDITORS OF MCDATA CORPORATION FOR THE CALENDAR YEAR 2002 AND TO APPROVE THE MCDATA EMPLOYEE STOCK PURCHASE PLAN. A VOTE FOR THE ELECTION OF DIRECTORS INCLUDES DISCRETIONARY AUTHORITY TO VOTE FOR A SUBSTITUTE IF THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                 DETACH CARD

Please be sure to sign and date this Proxy.

                                    Date
-------------------------------------------------



-------------------------------------------------
   Stockholder sign here -- Co-owner sign here

                               MCDATA CORPORATION

                 ANNUAL MEETING OF STOCKHOLDERS, AUGUST 1, 2002
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby appoints John A. Kelley, Jr., John W. Gerdelman and Larry Walker, and each of them, proxies with full power of substitution to each, to represent and to vote at the Annual Meeting of Stockholders of McDATA Corporation, a Delaware corporation, to be held on August 1, 2002, at Noon, local time at the Omni Interlocken Resort located at 500 Interlocken Boulevard, Broomfield, Colorado 80021, and at any adjournments thereof all the shares of Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share, of McDATA Corporation that the undersigned would be entitled to vote if personally present. The undersigned instructs such proxies or their substitutes to act on the following matters as specified by the undersigned, and to vote in such manner as they may determine on any other matters that may properly come before the meeting.

--------------------------------------------------------------------------------
      PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE
                         ENCLOSED POSTAGE-PAID ENVELOPE.
--------------------------------------------------------------------------------

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Please sign exactly as your name(s) appear(s) on the books of McDATA
Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
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